Exhibit 10.1

CREDIT AND GUARANTY AGREEMENT

dated as of November 15, 2012

among

PATTERN US FINANCE COMPANY LLC,

PATTERN CANADA FINANCE COMPANY ULC,

CERTAIN SUBSIDIARIES OF PATTERN US FINANCE COMPANY LLC,

CERTAIN SUBSIDIARIES OF PATTERN CANADA FINANCE COMPANY ULC,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

ROYAL BANK OF CANADA,

(ACTING THROUGH ITS NEW YORK BRANCH)

as Administrative Agent,

ROYAL BANK OF CANADA,

(ACTING THROUGH ITS NEW YORK BRANCH)

as Collateral Agent,

ROYAL BANK OF CANADA, BANK OF MONTREAL AND

MORGAN STANLEY BANK, N.A.,

each as Issuing Bank,

BANK OF MONTREAL,

as Syndication Agent

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Documentation Agent

$120,000,000 Revolving Credit Facilities

RBC CAPITAL MARKETS, BMO CAPITAL MARKETS AND MORGAN STANLEY SENIOR FUNDING, INC.

as Joint Lead Arrangers and Bookrunners

i	CREDIT AGREEMENT (PATTERN REVOLVER)

4.5	Governmental Authorizations	92
4.6	Binding Obligation	93
4.7	Historical Financial Statements	93
4.8	Projections	93
4.9	Adverse Proceedings, Etc.	94
4.10	Payment of Taxes	94
4.11	Properties	94
4.12	Environmental Matters	94
4.13	No Defaults	95
4.14	Liens	95
4.15	Compliance with Laws	95
4.16	Governmental Regulation	95
4.17	Margin Stock	96
4.18	Employee Matters	96
4.19	Solvency	96
4.20	Disclosure	96
4.21	Patriot Act	96
4.22	OFAC	97
4.23	Canadian Pension and Benefit Plans	97
4.24	Project Completion	97

SECTION 5.	AFFIRMATIVE COVENANTS	97

5.1	Financial Statements and Other Reports	98
5.2	Existence	101
5.3	Payment of Indebtedness, Taxes and Claims	101
5.4	Maintenance of Properties and Assets	101
5.5	Insurance	101
5.6	Books and Records; Inspections	101
5.7	Compliance with Laws	102
5.8	Reserved	102
5.9	Environmental	102
5.10	Subsidiaries	103
5.11	Gulf Wind Holdings	103
5.12	Maintenance of Liens; Further Assurances	104
5.13	Separateness	104
5.14	Distributable Cash; Deposit Accounts	104
5.15	Commodity Hedge for Gulf Wind	105
5.16	Minimum Portfolio Standard	105
5.17	Canada Control Agreement	105

SECTION 6.	NEGATIVE COVENANTS	106

6.1	Indebtedness	106
6.2	Liens	107
6.3	No Negative Pledges	107
6.4	Restricted Payments	108

ii	CREDIT AGREEMENT (PATTERN REVOLVER)

6.5	Restrictions on Subsidiary Distributions	108
6.6	Investments	109
6.7	Financial Covenants	110
6.8	Disposition of Assets	110
6.9	Transactions with Shareholders and Affiliates	111
6.10	Conduct of Business	111
6.11	Amendments or Waivers of Certain Agreements	112
6.12	Fundamental Changes; Acquisitions	113
6.13	Hedge Agreements	113
6.14	Sanctions	113
6.15	No Employees	114
6.16	Settlement of Claims	114
6.17	Disqualified Stock	114
6.18	Project Transfers	114

SECTION 7.	GUARANTY	117

7.1	Guaranty of the Obligations	117
7.2	Payment by Guarantors	118
7.3	Liability of Guarantors Absolute	118
7.4	Waivers by Guarantors	120
7.5	Guarantors’ Rights of Subrogation, Contribution, etc.	121
7.6	Subordination of Other Obligations	121
7.7	Continuing Guaranty	121
7.8	Authority of Guarantors or Borrowers	121
7.9	Financial Condition of Borrowers	122
7.10	Bankruptcy, Etc.	122
7.11	Guarantors, Defined; Discharge of Guaranty	123

SECTION 8.	EVENTS OF DEFAULT	123

8.1	Events of Default	123
8.2	Recapture Liability	128

SECTION 9.	AGENTS	130

9.1	Appointment of Agents	130
9.2	Powers and Duties	131
9.3	General Immunity	131
9.4	Agents Entitled to Act as Lender	133
9.5	Lenders’ Representations, Warranties and Acknowledgment	133
9.6	Resignation of Administrative Agent	133
9.7	Collateral Documents and Guaranty	135
9.8	No Other Duties, Etc.	135

iii	CREDIT AGREEMENT (PATTERN REVOLVER)

SECTION 10.	MISCELLANEOUS	136

10.1	Notices	136
10.2	Expenses	137
10.3	Indemnity	138
10.4	Set-Off	139
10.5	Amendments and Waivers	140
10.6	Successors and Assigns; Participations; Sale and Transfer Limitations	142
10.7	Independence of Covenants	146
10.8	Survival of Representations, Warranties and Agreements	146
10.9	No Waiver; Remedies Cumulative	146
10.10	Marshalling; Payments Set Aside	147
10.11	Severability	148
10.12	Obligations Several; Independent Nature of Lenders’ Rights	148
10.13	No Advisory or Fiduciary Responsibility	148
10.14	Headings	149
10.15	APPLICABLE LAW	149
10.16	CONSENT TO JURISDICTION	149
10.17	WAIVER OF JURY TRIAL	149
10.18	Usury Savings Clause	150
10.19	Counterparts	151
10.20	Effectiveness	151
10.21	Patriot Act	151
10.22	Canadian AML Legislation	151
10.23	Electronic Execution of Assignments	152
10.24	Judgment Currency	152
10.25	ENTIRE AGREEMENT	152
10.26	No Recourse to Sponsor or PRHC	152
10.27	Disclaimer	153

iv	CREDIT AGREEMENT (PATTERN REVOLVER)

APPENDICES:	A	Revolving Commitments
	B	Notice Addresses

SCHEDULES:	1.1(a)	Closing Date Management
	1.1(b)	Project PPAs
	1.1(c)	Project Waivers
	2.2(b)(i)	Initial Letters of Credit and Issuing Banks
	3.1(e)	UCC or PPSA Financing Statements To Be Terminated
	4.1	Jurisdictions of Organization
	4.2	Subsidiaries; Capital Stock and Ownership
	4.8	Base Case Model
	5.1(g)	Form of Operations Report
	5.13	Separateness
	6.1(d)	Form of Subordination Agreement
	6.9	Affiliate Transactions

EXHIBITS:	A-1	Borrowing Notice And Certificate
	A-2	Conversion/Continuation Notice
	A-3	Issuance Notice And Certificate
	B	Revolving Loan Note
	C-1	Closing Date Certificate
	C-2	Compliance Certificate
	D-1	Opinion of Latham & Watkins LLP
	D-2	Opinion of Blake, Cassels & Graydon LLP
	D-3	Opinion of McInnes Cooper LLP
	E	Assignment and Assumption Agreement
	F-1-F-4	US Tax Compliance Certificates
	G	Solvency Certificate
	H	Counterpart Agreement
	I-1	US Pledge and Security Agreement
	I-2	US Pledge Agreement
	I-3	Canada Pledge and Security Agreement
	I-4	Canada Pledge Agreement
	J	Form of Joinder Agreement
	K	Subsidiaries
	L	Form of Control Agreement
	M-1	Form of Bringdown Certificate of the Independent Engineer
	M-2	Form of Bringdown Certificate of the Wind Consultant
	M-3	Form of Bringdown Certificate of Insurance Consultant
	N	Form of Intercompany Note

v	CREDIT AGREEMENT (PATTERN REVOLVER)

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT, dated as of November 15, 2012, is entered into by and among PATTERN US FINANCE COMPANY LLC, a Delaware limited liability company (“US Borrower”), PATTERN CANADA FINANCE COMPANY ULC, a Nova Scotia unlimited company (“Canada Borrower”; and together with US Borrower, “Borrowers”), CERTAIN SUBSIDIARIES OF BORROWERS, THE LENDERS PARTY HERETO FROM TIME TO TIME, ROYAL BANK OF CANADA (“Royal Bank”), acting through its New York Branch, as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”), Royal Bank, acting through its New York Branch, as Collateral Agent (together with its permitted successors in such capacity, the “Collateral Agent”), Royal Bank, BANK OF MONTREAL (“BMO”), and MORGAN STANLEY BANK, N.A. (“MSBNA”), each together with its permitted successors in such capacity, as Issuing Bank, BMO, as Syndication Agent (together with its permitted successors in such capacity, the “Syndication Agent”), and MORGAN STANLEY SENIOR FUNDING, INC., as Documentation Agent (together with its permitted successors in such capacity, the “Documentation Agent”).

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof.

WHEREAS, subject to the terms set forth herein, Lenders have agreed to extend certain revolving credit facilities to Borrowers, in an aggregate principal amount not to exceed one hundred twenty million Dollars ($120,000,000) of Revolving Commitments to be used for Permitted Uses.

WHEREAS, Borrowers and certain Restricted Holding Company Subsidiaries have agreed to secure all of the Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien in accordance with the Security Documents, on certain of their respective assets as described herein.

WHEREAS, subject to the limitations set forth herein, Guarantors have agreed to guarantee the obligations of Borrowers hereunder and to secure their respective Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on certain of their respective assets as described herein.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

1.1 Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Acceptable Bank” means any bank, trust company or other financial institution which is organized or licensed under the Governmental Rules of the United States of America or

CREDIT AGREEMENT (PATTERN REVOLVER)

Canada or any state, province or territory thereof which has a tangible net worth of at least five hundred million Dollars ($500,000,000) and has outstanding unguaranteed and unsecured long-term indebtedness which is rated “A-” or better by S&P, “A3” or better by Moody’s or “A-” or better by Fitch.

“Act” as defined in Section 4.21.

“Additional Revolving Commitment” as defined in Section 2.21(a).

“Additional Lender” as defined in Section 2.21(a).

“Additional Revolving Loan” as defined in Section 2.21(e).

“Administrative Agent” as defined in the preamble hereto.

“Adverse Clauses” means any provision, clause, section or other language in any Organizational Document of any Restricted Subsidiary that (a) could reasonably be expected to (i) restrict the pro rata percentage of Distributable Cash or the distribution thereof to the applicable Credit Parties (ii) restrict the exercise of remedies by the applicable Credit Parties with respect to their rights in respect of the applicable Restricted Operating Company Subsidiary, (iii) result in restrictions on the applicable Credit Party’s control over the applicable Restricted Operating Company Subsidiary, (iv) adversely impact the Collateral or the Secured Parties’ rights to the Collateral (including any remedies related thereto) or (v) result in a Recapture Liability (whether as a result of such provision, clause, section or other language or as a result of a Person that is a party to the applicable Organizational Document), and (b) in the case of clauses (a)(i), (ii), (iii) and (iv) of this definition, is materially more restrictive in comparison to, or materially impairs the rights of the Credit Parties more than, any provision, clause, section or other language in the Credit Documents or the Project Financing Documents as in effect on the Closing Date (in the case of clauses (iii) and (iv) above, in the aggregate when taken as a whole as it relates to the Organizational Documents and Project Financing Documents of such Restricted Subsidiary).

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of an Authorized Representative of any Credit Party, threatened in writing against or affecting a Credit Party, any Restricted Operating Company Subsidiary or any Project.

“Affected Lender” as defined in Section 2.15(b).

“Affected Loans” as defined in Section 2.15(b).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

-2-	CREDIT AGREEMENT (PATTERN REVOLVER)

“Agent” means each of Administrative Agent and Collateral Agent.

“Aggregate Amounts Due” as defined in Section 2.14.

“Agreement” means this Credit and Guaranty Agreement, dated as of November 15, 2012 as it may be amended, restated, supplemented or otherwise modified from time to time.

“Agreement Currency” as defined in Section 10.24.

“Applicable Margin” means three and one half percent (3.50%) per annum for Eurodollar Rate Loans and two and one half percent (2.50%) per annum for Base Rate Loans. The Applicable Margin shall be subject to adjustment by the Default Rate or as provided in Section 2.22(b)(i).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, or other Transfer, of all or any part of Borrowers’ or the Restricted Subsidiaries’ assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including the Capital Stock of any of the Restricted Subsidiaries, other than sales, leases, sub-leases, sale and leasebacks, Transfers and other transactions permitted by or otherwise provided for in Section 6.8 or Section 6.18.

“Assignee” as defined in Section 10.6(d)(i).

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by Administrative Agent and Borrowers.

“Assignment Effective Date” as defined in Section 10.6(d)(i).

“Authorized Representative” means, as applied to any Person, any authorized signatory or officer appointed or designated in accordance with such Person’s Organizational Documents.

“Auto-Extension Letters of Credit” as defined in Section 2.2(b)(iv).

“Available Cash” means, for any specified period, Cash actually received by a Borrower or any Restricted Holding Company Subsidiary from any Restricted Operating Company Subsidiary as and when deposited into a Deposit Account (which Deposit Account shall be in the name of a Credit Party and fully pledged to Collateral Agent for the benefit of the Secured Parties). Available Cash shall exclude, with respect to such period, (a) Extraordinary Payments, (b) Net Asset Sale Proceeds and proceeds from transactions permitted by or otherwise provided for in Section 6.8 or Section 6.18, (c) Net Insurance/Condemnation Proceeds and (d) Cash received prior to such specified period.

-3-	CREDIT AGREEMENT (PATTERN REVOLVER)

“Availability Suspension” as defined in Section 2.22(a).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Case Model” as defined in Section 4.8.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the greatest of (a) the rate of interest in effect for such day as publicly announced from time to time by Administrative Agent as its “prime rate,” (b) the Federal Funds Effective Rate in effect on such day plus one half of one percent (0.5%) and (c) the Eurodollar Rate that would be in effect for a Eurodollar Rate Loan with an Interest Period of one (1) month plus one percent (1.00%). The “prime rate” is a rate set by Administrative Agent based upon various factors including Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Revolving Loan bearing interest at a rate determined by reference to the Base Rate.

“Beneficiary” means each Agent, Issuing Bank and Lender, and shall include all former Agents, Issuing Banks and Lenders to the extent that any Obligations owing to such Persons were incurred while such Persons were Agents, Issuing Banks or Lenders and such Obligations have not been paid or satisfied in full.

“BMO” as defined in the preamble hereto.

“Borrower Cash Flow” means, for any period, an amount equal to (a) Available Cash during such period, minus (b) the sum, without duplication, of: (i) the aggregate amount of expenditures actually made by the Credit Parties in Cash during such period, (ii) the amount of Cash taxes actually paid by the Credit Parties during such period, and (iii) the amounts referred to in clause (ii)(B) of the definition of Restricted Payments that have been distributed by Borrowers during such period. The foregoing calculation is subject to the adjustments described in Section 6.7(c).

“Borrower Debt” means, as of any date of determination, the aggregate stated balance sheet amount of all Indebtedness and other amounts that, in accordance with GAAP, would be classified as indebtedness on a stand-alone balance sheet of each Borrower (including all L/C Obligations but excluding any unused Revolving Commitments).

“Borrower Interest Expense” means, for any period, (a) total interest expense of each Borrower on a stand-alone basis with respect to all outstanding Borrower Debt and (b) all Transaction Costs (excluding any upfront or other amounts payable only on the Closing Date).

-4-	CREDIT AGREEMENT (PATTERN REVOLVER)

“Borrowing Notice And Certificate” means a notice substantially in the form of Exhibit A-1.

“Business Day” means (a) any day excluding Saturday, Sunday and any day which is a legal holiday under the Governmental Rules of the State of New York or is a day on which banking institutions located in such state are authorized or required by Governmental Rules to close, (b) with respect to all notices, determinations, fundings and payments in connection with the Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” means any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market, (c) with respect to all notices and determinations in connection with, and issuances, payments of principal and interest on or with respect to, Canadian Dollar Denominated Letters of Credit, any day which is a Business Day described in clauses (a) and (b) and which is also a day which is not a legal holiday under the Governmental Rules of Canada or is a day on which banking institutions are not authorized or required by Governmental Rules to close in Toronto, Canada.

“Buyer” as defined in Section 8.2(a).

“Canada Borrower” as defined in the preamble hereto.

“Canada Control Agreement” as defined in Section 5.17.

“Canada Pledge and Security Agreement” means the Canada Pledge and Security Agreement executed by Canada Borrower on the Closing Date substantially in the form of Exhibit I-3, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Canada Pledge Agreement” means the Canada Limited Recourse Guarantee and Pledge Agreement executed by PRHC on the Closing Date substantially in the form of Exhibit I-4, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Canada Restricted Holding Company Subsidiaries” means each Restricted Subsidiary organized under the Governmental Rules of Canada and identified as such on Exhibit K (as it may be amended, restated, supplemented or otherwise modified from time to time as provided under Section 5.10).

“Canada Restricted Operating Company Subsidiaries” means each Restricted Subsidiary organized under the Governmental Rules of Canada and identified as such on Exhibit K (as it may be amended, restated, supplemented or otherwise modified from time to time as provided under Section 5.10).

“Canadian AML Legislation” as defined in Section 10.22.

“Canadian Benefit Plans” means all employee benefit plans of any nature or kind whatsoever including all plans or arrangements which provide or promise post-employment health, dental or any other benefits (other than of any Borrower Canadian Pension Plans and any statutory plans with which any Borrower or Subsidiary is required to comply, including the Canada/Quebec Pension Plan and plans administered pursuant to applicable provincial health

-5-	CREDIT AGREEMENT (PATTERN REVOLVER)

tax, workers’ compensation and workers’ safety and employment insurance legislation) that are governed by Governmental Rules of Canada and are maintained or contributed to by any Borrower or Subsidiary of any Borrower or for which any Borrower or Subsidiary of any Borrower has any obligations, rights or liabilities, contingent or otherwise.

“Canadian Dollar Denominated Letter of Credit” means each Letter of Credit denominated in Canadian Dollars at the time of issuance thereof.

“Canadian Dollar Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in Canadian Dollars as determined by Administrative Agent or the applicable Issuing Bank, as the case may be, at such time using the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Canadian Dollars with Dollars.

“Canadian Dollars” means freely transferable lawful money of Canada (expressed in Canadian Dollars).

“Canadian Insolvency Legislation” means any bankruptcy or insolvency Governmental Rules of Canada now or hereafter in effect, including the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada) and the Winding-Up and Restructuring Act (Canada).

“Canadian Multiemployer Pension Plan” means any multiemployer pension plan as defined under applicable Governmental Rules of Canada for which any Borrower or Subsidiary of any Borrower has any rights, obligations or liabilities, contingent or otherwise.

“Canadian Pension Plans” means all Canadian defined benefit or defined contribution pension plans that are considered to be pension plans for the purposes of, and are required to be registered under, the ITA or any applicable pension benefits standards or Governmental Rules in Canada and that are established, maintained or contributed to by any Borrower or Subsidiary of any Borrower or for which any Borrower or Subsidiary of any Borrower has any rights, obligations or liabilities, contingent or otherwise.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent voting and economic ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing from the issuer thereof.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Collateralize” means, in respect of an Obligation, to provide and pledge (as a first priority perfected security interest) Cash or deposit account balances, at a location and pursuant to documentation (including an acceptable Control Agreement) in form and substance

-6-	CREDIT AGREEMENT (PATTERN REVOLVER)

satisfactory to Administrative Agent and the applicable Issuing Bank (and “Cash Collateralization” has a corresponding meaning). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support. Obligations in Dollars shall be Cash Collateralized in Dollars and Obligations in Canadian Dollars shall be Cash Collateralized in Canadian Dollars.

“Cash Equivalents” means, as at any date of determination, any of the following: (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States or Canada or (ii) issued by any agency of the United States or Canada the obligations of which are backed by the full faith and credit of the United States or Canada, in each case maturing within one (1) year after such date; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least “A-1” from S&P, at least “P-1” from Moody’s or “A-1” from Fitch; (c) commercial paper maturing no more than one (1) year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least “A-1” from S&P, at least “P-1” from Moody’s or “A-1” from Fitch; (d) certificates of deposit, bankers acceptances and other “money market instruments” issued by any bank having capital and surplus in an aggregate amount of not less than five hundred million Dollars ($500,000,000) and rated “A” or better by S&P, “A2” or better by Moody’s or “A-1” or better by Fitch, and, in each case, maturing or being due or payable in full not more than one (1) year after such date (or, in the case of any investments using Cash Collateral to be posted hereunder, three (3) months after such date); (e) tax exempt short-term securities rated “A” or better by S&P or “Prime” or better by Moody’s or tax exempt long-term securities rated “A” or better by S&P, “A2” or better by Moody’s or “A-1” or better by Fitch, in each case, maturing or being due or payable in full not more than one (1) year after such date (or, in the case of any investments using Cash Collateral to be posted hereunder, three (3) months after such date); and (f) money market funds comprised of at least 95% of the assets which constitute the types of investments referred to in clauses (a) through (e) above.

“Cash Grant” means a U.S. Treasury Department cash grant in lieu of the renewable energy tax credits available under Sections 45 and 48 of the Internal Revenue Code pursuant to the terms of Section 1603 of the American Recovery and Reinvestment Tax Act of 2009, as amended, with respect to any Project.

“Cash Grant Guidance” means Section 1603 of the American Recovery and Reinvestment Tax Act of 2009, as amended, and the U.S. Treasury Department’s program guidance publication entitled “Payments for Specific Energy Property in Lieu of Tax Credits under the American Recovery and Reinvestment Act of 2009,” dated July 2009 and revised in March 2010 and April 2011, as the same may be amended, and any other guidance (including in the form of Frequently Asked Questions, instructions or terms and conditions) published or issued by the U.S. Treasury Department in respect of the Cash Grant or any application for a Cash Grant.

“Change in Law” means the effectiveness, after the date of this Agreement, of any of the following: (a) any Governmental Rule, (b) any change in any Governmental Rule or in the administration, interpretation, implementation or application thereof by any Governmental

-7-	CREDIT AGREEMENT (PATTERN REVOLVER)

Authority or (c) any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means

(a) at any time prior to the consummation of a Qualifying IPO, PEG (or, after giving effect to any Permitted Private Sale Transaction, the applicable Successor Sponsor) shall fail to directly or indirectly hold, beneficially and of record, a Controlling Interest in each Borrower; provided, however, that, in no event shall any Transfer of Capital Stock (or the failure of PEG to own and control such Capital Stock) in connection with any Permitted Transfer or Permitted Restructuring Transaction constitute a Change of Control (or otherwise require any consent or approval from any Lender or Agent or otherwise be restricted hereunder),

(b) at any time following the consummation of a Qualifying IPO, any of the following shall occur: (i) any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of any Borrower or its Restricted Subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than PEG or any of its respective Affiliates, shall at any time have acquired direct or indirect beneficial ownership (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of fifty percent (50%) or more of the outstanding voting stock of the applicable Qualifying IPO Vehicle, (ii) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of the applicable Qualifying IPO Vehicle cease to be occupied by Persons who either (x) were members of the board of directors of the applicable Qualifying IPO Vehicle upon or immediately following the consummation of the applicable Qualifying IPO or (y) were nominated for election or otherwise approved by any of PEG, or its Affiliates, or by the board of directors (or nominating committee thereof) of the applicable Qualifying IPO Vehicle in place immediately prior to such election, or (iii) the applicable Qualifying IPO Vehicle shall fail to directly or indirectly own, beneficially and of record, and control one hundred percent (100%) of the outstanding Capital Stock in each Borrower, or

(c) at any time the pledgors under the Pledge Agreements then in effect shall fail to directly own, beneficially and of record, and control Capital Stock in their respective Borrower representing one hundred percent (100%) of the outstanding Capital Stock in each such Borrower; provided that, in connection with any Permitted Transfer or Permitted Restructuring Transaction, the Sponsor, PRHC or any of their respective Affiliates, as the case may be, shall be permitted to replace the pledges of their direct ownership of the Capital Stock in their respective Borrower with corresponding pledges by new owners so long as after giving effect to such Permitted Transfer or Permitted Restructuring Transaction (I) PEG, the Sponsor, PRHC and their Affiliates collectively, or the Successor Sponsor or Qualifying IPO Vehicle, as the case may be, continue to retain, directly or indirectly, one hundred percent (100%) of the outstanding Capital

-8-	CREDIT AGREEMENT (PATTERN REVOLVER)

Stock in each Borrower, and (II) the new owners directly owning and controlling the outstanding Capital Stock in each Borrower enter into pledge agreements on the same terms and conditions as the Pledge Agreements).

“Class B Units” means the “Class B Units” as defined in the Amended and Restated Limited Liability Company Agreement of Pattern Gulf Wind Holdings LLC, dated as of September 30, 2010 by and among Pattern Gulf Wind Equity LLC and Metlife Capital, Limited Partnership.

“Closing Date” means the date on which the Revolving Commitments become available, which date shall be November 15, 2012.

“Closing Date Certificate” means a Closing Date Certificate executed and delivered by an Authorized Representative of Borrowers substantially in the form of Exhibit C-1.

“Collateral” means, collectively, all of the personal and mixed property (including Capital Stock) of the Credit Parties in which Liens are granted pursuant to the Collateral Documents as security for the Obligations, including the Replacement Collateral (once accepted by the Lenders pursuant to Section 6.18(b)(i)) and the Incremental Collateral (once accepted by the Lenders pursuant to Section 6.18(b)(ii)).

“Collateral Agent” as defined in the preamble hereto.

“Collateral Documents” means the Pledge Agreements, Control Agreements, Intercompany Notes, and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

“Commitment Fee Rate” means a rate per annum equal to three quarters of one percent (0.75%).

“Completion” means, with respect to Santa Isabel Project, the latest of (a) the commercial operation date under the applicable power purchase agreement(s), (b) the project commissioning date under the applicable turbine supply agreement(s) and (c) the date upon which term-conversion becomes effective under the applicable Project Financing Documents.

“Compliance Certificate” means a Compliance Certificate executed and delivered by an Authorized Representative of Borrowers substantially in the form of Exhibit C-2, with such amendments or modifications as may be approved by Administrative Agent and Borrowers.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

-9-	CREDIT AGREEMENT (PATTERN REVOLVER)

“Control Agreement” as defined in Section 5.14.

“Controlling Interest” means an interest held by one or more Persons in another Person, if (a) such Persons own directly or indirectly, beneficially or of record, fifty percent (50%) or more of the outstanding Capital Stock of such other Person, and (b) either (i) such Persons hold, directly or indirectly, beneficially or of record, a majority of the outstanding Capital Stock in such other Person; or (ii) such Persons possess, directly or indirectly, the power to cause the direction of the management of such other Person, whether through voting securities, by contract, control of the board of directors (or similar governing body) or otherwise.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit H delivered by a Restricted Subsidiary of a Borrower pursuant to Section 5.10.

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of this Agreement, the Notes, (if any), the Subordination Agreements (if any), the Collateral Documents, any Letter of Credit Applications or reimbursement agreements or other documents or certificates requested by an Issuing Bank executed by Borrowers in favor of an Issuing Bank relating to Letters of Credit, and all other certificates, instruments or agreements executed and delivered by a Credit Party for the benefit of any Agent, any Issuing Bank or any Lender in connection herewith.

“Credit Extension” means (a) the making (but not the conversion or continuation) of a Revolving Loan, (b) the issuance, amendment, extension or renewal of a Letter of Credit (other than Auto-Extension Letters of Credit that renew in accordance with their terms) or (c) any increase in the Revolving Commitments.

“Credit Party” means Borrowers, each Restricted Holding Company Subsidiary and each Guarantor.

“Debtor Relief Laws” means the Bankruptcy Code, the Canadian Insolvency Legislation and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Governmental Rules of the United States, Canada or other applicable jurisdictions from time to time in effect.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

-10-	CREDIT AGREEMENT (PATTERN REVOLVER)

“Defaulting Lender” means, as of a specified date and subject to Section 2.19(b), any Lender that (a) has failed to (i) fund all or any portion of its Revolving Loans within two (2) Business Days of the date such Revolving Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due, (b) has notified (without having subsequently withdrawn such notice) Borrowers, Administrative Agent, any Issuing Bank or any other Lender in writing that it does not intend to comply with its funding obligations hereunder (unless such notice relates to such Lenders’ obligation to fund a Revolving Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default shall be specifically identified in such writing or public statement) has not been satisfied), (c) has (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state, provincial or federal regulatory authority acting in such a capacity, or (iii) taken any action in furtherance of, or indicating its consent to or acquiescence in, any such proceeding or appointment or (d) (i) admits in writing its inability to pay its debts as they become due, or (ii) makes a general assignment for the benefit of its creditors. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19(b)) upon delivery of written notice of such determination to Borrowers, each Issuing Bank and each Lender.

“Default Rate” means, with respect to any Obligation payable under the Credit Documents, for any applicable period of time, a rate per annum equal to two hundred (200) basis points above the then-applicable rate of interest payable on such Obligation under this Agreement for such period.

“Deposit Account” means any demand, time, savings, passbook or like account with an Acceptable Bank (such Deposit Accounts being held with Union Bank, N.A. or HSBC Bank Canada on the Closing Date).

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disqualified Person” means (a) any federal, state or local government (or any political subdivision, agency or instrumentality thereof); (b) any organization described in section 501(c) of the Internal Revenue Code and exempt from tax under section 501(a) of the Internal Revenue Code; (c) any entity referred to in Section 54(j)(4) of the Code, (d) any Person described in Section 50(d)(1) of the Code, (e) any Person who is not a US Person (other than a foreign partnership or foreign pass-through entity), unless such Person is a foreign person or entity that is subject to U.S. federal income tax on more than 50 percent of the gross income for the taxable

-11-	CREDIT AGREEMENT (PATTERN REVOLVER)

year derived by such Person from the applicable Restricted Operating Company Subsidiary, or (f) any partnership or other “pass-through entity” (within the meaning of Section 1603(g)(4) of the American Recovery and Reinvestment Tax Act of 2009, as amended, including a single-member disregarded entity and a foreign partnership or foreign pass-through entity) any direct or indirect partner (or other holder of an equity or profits interest) of which is described in clauses (a) through (e) above unless such person owns such direct or indirect interest in the partnership or pass-through entity through a “taxable C corporation” (other than a real estate investment trust or regulated investment company), as that term is used in the Cash Grant Guidance; provided, that if and to the extent the definition of “disqualified person” under Section 1603(g) of the American Recovery and Reinvestment Tax Act of 2009, as amended, is amended after the Closing Date, the definition of “Disqualified Person” hereunder shall be interpreted to conform to such amendment and any guidance issued by the U.S. Treasury Department with respect thereto.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event: (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise; (b) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of either Borrower); (c) is redeemable at the option of the holder of the Capital Stock in whole or in part, (d) requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, or (e) is otherwise treated as preferred equity interests, tax equity interest or other interest pursuant to which equity holders receive a disproportionate economic benefit relative to their ownership interests.

“Distributable Cash” means, on a specified date, Cash received by any Restricted Operating Company Subsidiary that is not subject to any distribution restrictions under the Project Financing Documents and is available for distribution by the applicable Restricted Operating Company Subsidiary, but excluding Cash reserves or any other amounts required for future expenditures and working capital needs of such Restricted Operating Company Subsidiary that have been included or provided for in the operating budget for such Restricted Operating Company Subsidiary for the applicable budget year and do not in the aggregate exceed during such budget year an amount equal to (x) twenty thousand dollars ($20,000) multiplied by (y) the nameplate capacity (measured in megawatts) of the Project owned by such Restricted Operating Company Subsidiary as of the date of determination.

“Documentation Agent” as defined in the preamble hereto.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in Canadian Dollars, the equivalent amount thereof in Dollars as determined by Administrative Agent or an Issuing Bank, as the case may be, at such time using the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with Canadian Dollars.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

-12-	CREDIT AGREEMENT (PATTERN REVOLVER)

“Eligible Additional Lender” means any commercial bank that (a) is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course; provided such Person extends credit on a revolving basis as one of its businesses, itself or through any one of its Affiliates, (b) has a Moody’s rating of “A3” or higher, an S&P rating of “A-” or higher, or a Fitch rating of “A-” or higher, and (c) has a tangible net worth (or equivalent membership or partner capital) of not less than five hundred million Dollars ($500,000,000). No natural person, Defaulting Lender, Borrower, PRHC, Sponsor nor any Affiliate of Borrowers shall be an Eligible Additional Lender.

“Eligible Assignee” means (a) any Lender, Affiliate of any Lender or Approved Fund; provided that, in the case of an Approved Fund, (i) the Revolving Commitments have expired or been terminated, and (ii) all Letters of Credit have been cancelled or have expired or have been Cash Collateralized in a maximum amount equal to not less than one hundred two percent (102%) of the face amount of such Letter of Credit on such date, and (b) any Acceptable Bank that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course; provided such Person extends credit on a revolving basis as one of its businesses; provided, further, that no natural person, Defaulting Lender, Borrower, PRHC, Sponsor nor any Affiliate of Borrowers shall be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed to by, Borrowers or any of their Subsidiaries.

“Environmental Claim” means any notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive, by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of or failure to comply with any Environmental Law; (b) in connection with any Release or threatened Release of, or exposure to, Hazardous Material; (c) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources, wildlife or the environment; or (d) otherwise in connection with any Environmental Liability.

“Environmental Laws” means any and all current or future foreign or domestic, federal, regional, provincial, state or local (or any subdivision of either of them) Governmental Rules relating to (a) environmental matters, including those relating to pollution or any Release or threatened Release of Hazardous Materials; (b) the generation, use, storage, transportation, treatment, processing, removal, remediation or disposal of, or exposure to, Hazardous Materials; or (c) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Borrowers or any of their Subsidiaries or any Project.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrowers or any of their Subsidiaries directly or indirectly resulting from or based upon (a) violation of or failure to comply with any Environmental Law; (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials; (c) exposure to any Hazardous Materials; (d) the Release or threatened Release of any Hazardous Materials into the environment; (e) any actual or alleged damage, injury, threat or harm to health, safety,

-13-	CREDIT AGREEMENT (PATTERN REVOLVER)

natural resources, wildlife or the environment or (f) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member. Any former ERISA Affiliate of Borrowers or any of their Subsidiaries shall continue to be considered an ERISA Affiliate of Borrowers or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Borrowers or such Subsidiary and with respect to liabilities arising after such period for which Borrowers or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for thirty (30) day notice to the PBGC has been waived by regulation); (b) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code or Section 302 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Borrowers, any of their Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability on Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the withdrawal of Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan, if there is any potential material liability therefor, or the receipt by Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the occurrence of an act or omission which could

-14-	CREDIT AGREEMENT (PATTERN REVOLVER)

give rise to the imposition on Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (i) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (j) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan (or any other Employee Benefit Plan) to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; (k) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan; or (l) the determination that any Pension Plan is considered an at-risk plan or any Multiemployer Plan is in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Internal Revenue Code or Sections 303, 304 and 305 of ERISA.

“Eurodollar Rate” means, with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum equal to (a) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR then generally used by Administrative Agent for such purpose), determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, for deposits in Dollars (or, in respect of any Canadian Dollar Denominated Letter of Credit, Canadian Dollars) for delivery on the first day of such Interest Period with a term equivalent to such Interest Period, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or services or if such page or services shall cease to be available, the rate per annum determined by Administrative Agent to be the rate at which deposits in Dollars (or, in respect any Canadian Dollar Denominated Letter of Credit, Canadian Dollars) for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Administrative Agent’s London Branch to major banks in the London interbank Eurodollar market at their request on such Interest Rate Determination Date.

“Eurodollar Rate Loan” means a Revolving Loan bearing interest at a rate determined by reference to the Eurodollar Rate. Eurodollar Rate Loans may be denominated in Dollars only.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Event of Loss” means, with respect to any Project, any loss of, destruction of or damage to, or any condemnation or other taking of (including an Event of Taking), such Project or the assets thereof.

“Event of Taking” means, with respect to any Project, any taking, seizure, confiscation, requisition, exercise of rights of eminent domain, public improvement, inverse condemnation, condemnation, expropriation or similar action or threat of any such action of or proceeding by any Governmental Authority relating to all or any part of such Project or the assets thereof.

-15-	CREDIT AGREEMENT (PATTERN REVOLVER)

“Event of Total Loss” means, with respect to any Project, the occurrence of an Event of Loss that renders such Project inoperable such that the minimum capacity and output required under the applicable Project Financing Documents and applicable Project PPA or the Gulf Wind Hedge, as the case may be, have not been satisfied, as determined by the Independent Engineer.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Beneficiary or required to be withheld or deducted from a payment to a Beneficiary, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and Taxes on branch profits and similar Taxes, in each case, (i) imposed as a result of such Beneficiary being organized under the Governmental Rules of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) withholding Taxes imposed on amounts payable to or for the account of such Beneficiary pursuant to a Governmental Rule in effect on the date on which (i) such Beneficiary becomes a party hereto (or in the case of a Lender, acquires the applicable interest in a Revolving Loan or a Revolving Commitment) (other than pursuant to an assignment request by any Borrower under Section 2.20) or (ii) in the case of a Lender, such Lender changes its lending office, except in each case with respect to a Lender to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Beneficiary’s failure to comply with Section 2.17(g) or (d) any U.S. federal or Canadian withholding Taxes imposed pursuant to FATCA.

“Extraordinary Payments” means any non-recurring extraordinary amounts received by any Credit Party that do not derive from the operation of a Project in the ordinary course, including (a) payments in respect of federal, state, provincial or local cash grants (or payment in lieu of tax credits), (b) disbursements from Project reserve accounts of Cash replaced with Letters of Credit, and (c) any one-time non-recurring network upgrade reimbursement payments (excluding amounts received in respect of recurring reimbursements for network upgrades performed in connection with Hatchet Ridge).

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Borrowers or their Restricted Subsidiaries or any of their respective predecessors or Affiliates.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any Treasury Regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of one percent (0.01%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the

-16-	CREDIT AGREEMENT (PATTERN REVOLVER)

Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average (rounded upwards, if necessary, to a whole multiple of 1/100 of one percent (0.01%)) charged to Administrative Agent on such day on such transactions as determined by Administrative Agent.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that no other Liens, except to the extent provided by Governmental Rules (other than common law), are senior in right of payment or priority to such Liens.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Borrowers and their respective Restricted Subsidiaries, which as of the Closing Date ends on December 31 of each calendar year. Borrowers and their respective Restricted Subsidiaries may change any Fiscal Year at any time; provided that they furnish annual financial statements pursuant to Section 5.1(b) at least one time per twelve (12) month period and, in the initial annual financial statements delivered in the year following the change in Fiscal Year, reconciliation statements provided for in Section 5.1(d).

“Fitch” means Fitch Investor’s Service, Inc. and any successor thereto.

“Fronting Exposure” means, with respect to any Issuing Bank, the Defaulting Lender’s Pro Rata Share of all L/C Obligations with respect to any Letters of Credit issued by such Issuing Bank (except in such cases where the Issuing Bank or an Affiliate of such Issuing Bank is also a Defaulting Lender with respect to Letters of Credit it issues hereunder).

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means, subject to the limitations on the application thereof and requirement to consolidate in GAAP applicable in the United States as set forth in Section 1.2, (a) in respect of any Person organized under the Governmental Rules of the United States or a state thereof, Canada Borrower and the Canada Restricted Holding Company Subsidiaries, United States generally accepted accounting principles in effect as of the date of determination thereof (“US GAAP”), (b) except for Canada Borrower and the Canada Restricted Holding Company Subsidiaries, in respect of any Person organized under the Governmental Rules of Canada or a province or territory thereof generally accepted accounting principles in effect from time to time in Canada, being those accounting principles set forth in the Handbook or other official record of accounting principles in Canada from time to time published by the Institute of Chartered Accountants in Canada, including International Financial Reporting Standards (IFRS) then in effect and generally accepted in Canada and adopted or required to have been adopted, as consistently applied, and (c) in respect of any Person organized under the Governmental Rules of a jurisdiction other than as provided in clauses (a) and (b), generally accepted accounting principles in the jurisdiction of such Person’s organization.

-17-	CREDIT AGREEMENT (PATTERN REVOLVER)

“Governmental Authority” means any foreign or domestic, federal, regional, provincial, state, municipal, local, national or other government, governmental ministry or department, commission, board, bureau, court, agency or instrumentality, political subdivision or any entity or officer thereof exercising executive, legislative, judicial, taxing, regulatory or administrative functions of any government or any court.

“Governmental Authorization” means any permit, license, authorization, certification, approval, registration, plan, directive, consent order or consent decree of, from or issued by any Governmental Authority.

“Governmental Rule” means any applicable statute, law (including Environmental Law), regulation, by-law, ordinance, rule, treaty, judgment, order, decree, Governmental Authorization, concession, grant, franchise, agreement, requirement of, or other governmental restriction or any binding decision of or determination by, or any binding interpretation or administration of any of the foregoing by, any Governmental Authority, including all common law, whether now or hereafter in effect.

“Grantor” as defined in the US Pledge and Security Agreement or the Canada Pledge and Security Agreement, as the case may be.

“Guaranteed Obligations” as defined in Section 7.1.

“Guarantor” as defined in Section 7.11.

“Guaranty” means the guaranty of each Guarantor set forth in Section 7.

“Gulf Wind Hedge” means, subject to Sections 5.15 and 6.11(a), that certain ISDA 1992 Master Agreement between Pattern Gulf Wind LLC and Credit Suisse Energy LLC, dated as of March 16, 2010, together with the schedules, annexes and appendices thereto, as amended, and any replacement thereof entered into pursuant to the applicable Project Financing Documents.

“Gulf Wind Holdings” means Pattern Gulf Wind Holdings LLC, a Delaware limited liability company, which is controlled, subject to the restrictions in its Organizational Documents, by Pattern Gulf Wind Equity LLC, a Delaware limited liability company.

“Hazardous Materials” means any explosive, radioactive, hazardous or toxic chemical, material, substance or waste, contaminants or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other materials, substances or wastes of any nature prohibited, limited or regulated by any Governmental Authority or which could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hedge Agreements” means all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements entered

-18-	CREDIT AGREEMENT (PATTERN REVOLVER)

into by Borrowers or the Holding Company Subsidiaries providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the Governmental Rules applicable to any Lender which are presently in effect or, to the extent allowed by Governmental Rules, under such applicable Governmental Rules which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable Governmental Rules now allow.

“Historical Financial Statements” means as of the Closing Date (a) (i) the audited financial statements of Pattern Gulf Wind LLC, Hatchet Ridge Wind, LLC, St. Joseph Windfarm Inc., and Gulf Wind Holdings, in each case for Fiscal Years 2010 and 2011, in each case consisting of balance sheet and the related statements of income, stockholders’ equity and cash flows for such Fiscal Years and (ii) the unaudited financial statements of Pattern Gulf Wind Equity LLC, Santa Isabel Holdings LLC, Nevada Wind Holdings LLC, Pattern St. Joseph Holdings Inc., Pattern Santa Isabel LLC and Spring Valley Wind LLC, in each case for the Fiscal Year 2011, in each case consisting of balance sheet and the related statements of income, stockholders’ equity and cash flows for such Fiscal Year, and (b) the unaudited financial statements of each Credit Party (other than the Borrowers and Hatchet Ridge Holdings LLC) and Restricted Operating Company Subsidiary as at the most recently ended Fiscal Quarter ending after the date of the most recent financial statements referenced in clause (a) hereof and more than forty-five (45) days prior to the Closing Date, consisting of a balance sheet and the related statements of income, stockholders’ equity and cash flows for the three-(3), six-(6) or nine-(9) month period, as applicable, ending on such date.

“Honor Date” as defined in Section 2.2(c)(i).

“Increased Amount Date” as defined in Section 2.21(a).

“Increased-Cost Lenders” as defined in Section 2.20.

“Incremental Collateral” as defined in Section 6.18(b)(ii).

“Indebtedness” means, as applied to any Person, without duplication, (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services (excluding trade payables incurred in the ordinary course of business, having a term of less than ninety (90) days and paid in accordance with customary trade practices); (e) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (f) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings (but only to the extent such Letter of Credit has not been Cash

-19-	CREDIT AGREEMENT (PATTERN REVOLVER)

Collateralized); and (g) the direct or indirect payment or performance guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another with respect to indebtedness set out in clauses (a) through (f) above.

“Indemnified Liabilities” means, collectively, any and all liabilities (including Environmental Liabilities), obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), reasonable out-of-pocket costs (including costs related to any Remedial Action), and reasonable out-of-pocket expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign Governmental Rules or equitable cause or on contract or otherwise, that may be imposed on or incurred by any such Indemnitee, in any manner relating to or arising out of (a) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make the Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (b) any Revolving Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not comply with the terms of such Letter of Credit); (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; or (d) any Environmental Claim, Environmental Liability or any actual or alleged presence or Release or threatened Release of Hazardous Materials related in any way to Borrowers or any of their Affiliates, including those arising from any past or present activity, operation, land ownership, or practice of Borrowers or any of their Affiliates.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” as defined in Section 10.3(a).

“Independent Engineer” means Garrad Hassan America, Inc. or such other Person(s) as Administrative Agent may engage (so long as no Default or Event of Default shall have occurred and be continuing, with the prior consent of Borrowers, which consent shall not be unreasonably withheld, conditioned or delayed) on behalf of the Lenders to act as Independent Engineer for the purposes of this Agreement.

-20-	CREDIT AGREEMENT (PATTERN REVOLVER)

“Insurance Consultant” means Moore-McNeil, LLC or such other Person(s) as Administrative Agent may engage (so long as no Default or Event of Default shall have occurred and be continuing, with the prior consent of Borrowers, which consent shall not be unreasonably withheld, conditioned or delayed) on behalf of the Lenders to act as Insurance Consultant for the purposes of this Agreement.

“Intercompany Note” means a promissory note held by a Credit Party to the extent permitted under Section 6.1(d) evidencing Permitted Subordinated Indebtedness which (a) subject to the first proviso to Section 6.1(d), is pledged pursuant to the Collateral Documents and (b) is substantially in the form of Exhibit N or, in the case of a promissory note held by a Restricted Holding Company Subsidiary and payable by its Restricted Operating Company Subsidiary, in a form that is in form and substance reasonably satisfactory to Administrative Agent.

“Interest Coverage Ratio” means, for any Measurement Period, the ratio of (a) Borrower Cash Flow for such Measurement Period to (b) Borrower Interest Expense for such Measurement Period.

“Interest Payment Date” means with respect to (a) any Base Rate Loan, each March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date and the final maturity date of such Revolving Loan; and (b) any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Revolving Loan and the final maturity date of such Revolving Loan; provided, in the case of each Interest Period of longer than three (3) months “Interest Payment Date” shall also include each date that is three (3) months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one- (1), two- (2), three- (3) or six- (6) months, as selected by Borrowers in the applicable Borrowing Notice And Certificate or Conversion/Continuation Notice, (a) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (b) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided (1) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (2) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (3) of this definition, end on the last Business Day of a calendar month; and (3) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date. Notwithstanding the foregoing, Borrowers may request irregular Interest Periods with a duration other than a one- (1), two- (2), three- (3) or six- (6) month Interest Period in order to consolidate outstanding Interest Periods and payment dates. Upon receipt of a Borrowing Notice And Certificate or Conversion/Continuation Notice from Borrowers which includes a request for such an irregular Interest Period, the Administrative Agent and Lenders shall use commercially reasonable efforts to provide Borrowers with such irregular Interest Period as long as such Interest Period does not exceed the Revolving Commitment Termination Date and is available to Lenders in the London interbank market, in the reasonable judgment of the Administrative Agent and the Lenders.

-21-	CREDIT AGREEMENT (PATTERN REVOLVER)

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two (2) Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the Closing Date and from time to time thereafter, and any successor statute.

“Intralinks” means the online digital workspace owned by Intralinks, Inc., which provides for the exchange of documents and other information over the internet and to which the Secured Parties are granted access (and any other service performing substantially the same function which is reasonably satisfactory to Administrative Agent and, so long as no Default or Event of Default shall have occurred and be continuing, the Borrowers and agreed to be treated as “Intralinks” for purposes of this Agreement).

“Investment” means (a) any direct or indirect purchase or other acquisition by Borrowers or any of their Restricted Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than Borrowers or another Restricted Subsidiary); (b) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Restricted Subsidiary or Borrowers from any Person (other than Borrowers or any Restricted Subsidiary), of any Capital Stock of such Person; and (c) any direct or indirect loan, advance (other than advances to employees for moving, relocation, business, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Borrowers or any of their Restricted Subsidiaries to any other Person (other than Borrowers or any Restricted Subsidiary), including Permitted Wind Farm Investments and all Indebtedness and accounts receivable from that other Person but only to the extent that the same are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuance Notice And Certificate” means a notice substantially in the form of Exhibit A-3.

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by any Issuing Bank and US Borrower or in favor of such Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” means all Lenders, each of which will serve as an issuing bank from time to time as selected by US Borrower in accordance with Section 2.2(b) (together with their respective permitted successors and assigns in such capacity). As of the Closing Date, each of Royal Bank, BMO and MSBNA shall be an Issuing Bank.

-22-	CREDIT AGREEMENT (PATTERN REVOLVER)

“Issuing Bank Exposure” as defined in Section 2.2(b)(i).

“ITA” means the Income Tax Act (Canada), as amended from time to time and any successor thereto.

“Joinder Agreement” means an agreement substantially in the form of Exhibit J.

“Joint Lead Arrangers and Bookrunners” means RBC Capital Markets, BMO Capital Markets and Morgan Stanley Senior Funding, Inc.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in partnership or other legal form.

“Judgment Currency” as defined in Section 10.24.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Loan. All L/C Borrowings shall be denominated in Dollars.

“L/C Currency Reserve” means, upon issuing any Canadian Dollar Denominated Letter of Credit, the reserve established by US Borrower pursuant to Section 2.2(a)(i).

“L/C Obligation” means, as of any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit as of such date of determination plus the aggregate of all Reimbursement Amounts as of such date of determination. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.5. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Sublimit” means no more than the Revolving Commitments based upon the Dollar Equivalent for the stated amount of all Letters of Credit.

“Lender” means each financial institution with a Revolving Commitment listed on the signature pages hereto as a Lender and any other Person that becomes a party hereto pursuant to an Assignment Agreement or a Joinder Agreement pursuant to Section 2.21.

“Lender Sublimit” means, with respect to each Lender, the amount obtained by multiplying (a) such Lender’s Pro Rata Share by (b) the aggregate Revolving Commitments of all Lenders then in effect (after giving effect to any Availability Suspension or other availability limitation as of the date of determination).

-23-	CREDIT AGREEMENT (PATTERN REVOLVER)

“Letter of Credit” means a standby letter of credit in substantially the form attached to Exhibit A-3 (or as otherwise agreed by US Borrower and the applicable Issuing Bank) issued or to be issued by an Issuing Bank pursuant to Section 2.2 of this Agreement. Letters of Credit may be issued in Dollars or Canadian Dollars, subject to the L/C Sublimit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by an Issuing Bank.

“Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the Revolving Commitment Termination Date.

“Letter of Credit Fees” as defined in Section 2.9(b)(ii).

“Leverage Ratio” means, as of any date of determination, the ratio of (a) Borrower Debt as of such date of determination (and giving effect to any Credit Extension to Borrowers on such date) to (b) Borrower Cash Flow for the Measurement Period ending immediately prior to such date of determination.

“Lien” means any lien, mortgage, pledge, collateral assignment, security interest, hypothec, debenture, statutory deemed trust, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Limited Recourse Collateral” as defined in Section 7.11(a).

“Management” means (a) as of the Closing Date, the individuals who are listed on Schedule 1.1(a) together with their titles and roles, or (b) after the Closing Date, at least 4 of such individuals, provided that, at all times, the roles listed on Schedule 1.1(a) are filled with qualified individuals employed or engaged in the ordinary course of business.

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, assets, liabilities or condition (financial or otherwise) of the Credit Parties, taken as a whole, (b) the ability of the Credit Parties, taken as a whole, to fully and timely perform their respective Obligations, or (c) the material rights, remedies, benefits and the enforceability and priority of security available to, or conferred upon, the Secured Parties under the Credit Documents.

“Measurement Period” means, with respect to any date, the twelve (12) month period (including, to the extent applicable, periods preceding the Closing Date) ending on the last day of the full calendar month for which financial statements have been timely delivered to Administrative Agent or, if no such monthly financial statements are available, then the most recent quarterly financial statements timely delivered to Administrative Agent in accordance with Section 5.1.

-24-	CREDIT AGREEMENT (PATTERN REVOLVER)

“Minimum Portfolio Standard” as defined in Section 5.16(b).

“Moody’s” means Moody’s Investor Services, Inc. and any successor thereto.

“MSBNA” as defined in the preamble hereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrowers or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a “single employer plan” as defined in Section 4001(a)(15) of ERISA, which has two or more contributing sponsors (including Borrowers or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (a) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by Borrowers or any of the Restricted Holding Company Subsidiaries from such Asset Sale, minus (b) any reasonable costs, fees, commissions, premiums and expenses incurred in connection with such Asset Sale (or if such costs have not then been incurred or invoiced, Borrowers’ good faith estimate thereof), including (i) income taxes, stamp taxes, duties or gains taxes payable or reasonably estimated to be payable by the seller or by any entity whose tax return includes the results of such sale either because the seller is a flow-through entity for tax purposes or because the seller is included in a consolidated tax filing by an upper tier affiliate, as a result of any gain recognized in connection with such Asset Sale, (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest, breakage costs or other amounts payable on any Indebtedness (other than the Revolving Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, (iii) other taxes actually payable upon or in connection with the closing of such Asset Sale (including any transfer taxes or taxes on gross receipts), (iv) any taxes payable or reasonably estimated to be payable in connection with any transactions effected (or deemed effected) to make prepayments (e.g., taxes payable upon repatriation of funds to Borrowers), and (v) actual, reasonable and documented out-of-pocket fees and expenses (including legal fees, fees to advisors and severance costs that are due (pursuant to a Contractual Obligation) paid to Persons other than Borrowers and the Restricted Holding Company Subsidiaries and their respective Affiliates in connection with such Asset Sale (including fees necessary to obtain any required consents of such Persons to such Asset Sale).

“Net Cash Proceeds” means, in connection with any incurrence or issuance of Indebtedness by Borrowers or any Restricted Holding Company Subsidiary (other than any incurrence or issuance of Permitted Indebtedness), the cash proceeds received from any such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions or other similar payments, and other direct reasonable fees, costs, commissions, stamp taxes, duties, premiums and expenses actually incurred in connection therewith; provided that if any such commissions, costs or expenses have not been incurred or invoiced at such time, Borrowers may deduct its good faith estimate thereof to the extent subsequently paid.

-25-	CREDIT AGREEMENT (PATTERN REVOLVER)

“Net Insurance/Condemnation Proceeds” means an amount equal to: (a) any Cash payments or proceeds received by Borrowers or any Restricted Holding Company Subsidiary (i) under any insurance policy (to the extent constituting compensation for the loss of assets or property associated with the Projects) occurring after the Closing Date (but excluding any such amounts used for restoration or repair, to the extent permitted under the Project Financing Documents, and excluding any such amounts received from business interruption insurance) or (ii) as a result of the taking of any assets of Borrowers or the Restricted Holding Company Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking (but excluding any such amounts used for restoration or repair, to the extent permitted under the Project Financing Documents, and any such amounts received from business interruption insurance), minus (b) (i) any actual and reasonable costs incurred by Borrowers or the Restricted Holding Company Subsidiaries in connection with the adjustment or settlement of any claims of Borrowers or such Restricted Subsidiary in respect thereof, (ii) any reasonable costs, fees, commissions, premiums and expenses incurred in connection with any adjustment or settlement or any such sale as referred to in clause (a)(ii) of this definition, including taxes payable as a result of any gain recognized in connection therewith and any actual, reasonable and documented out-of-pocket fees and expenses (including legal fees, fees to advisors and severance costs that are due to Persons other than Borrowers and the Restricted Holding Company Subsidiaries and their respective Affiliates in connection with such event, and (iii) payment of the outstanding principal amount of, premium or penalty, if any, and interest, to the extent such Indebtedness is required to be repaid as a result of a loss of assets or property or a taking of assets referred to in clause (a)(i) or (a)(ii) of this definition, breakage cost or other amounts payable on any Indebtedness that is secured by a Lien; provided that if any costs, fees or expenses that may be deducted under this clause (ii) have not been incurred or invoiced at the time of any determination of Net Insurance/Condemnation Proceeds, Borrowers may deduct its good faith estimate thereof to the extent actually subsequently so paid.

“Non-Consenting Lender” as defined in Section 2.20.

“Non-Controlling Interest” means any interest held by a Person in another Person that is not a Controlling Interest.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” as defined in Section 2.2(b)(iv).

“Non-Performing Subsidiary” means any Restricted Operating Company Subsidiary that has caused or suffered an event or condition that resulted in a Project-Level Default that is continuing (or has not otherwise been cured or waived).

“Non-Recourse Debt” means Indebtedness of any Person that is incurred or assumed in order to finance or refinance the engineering, development, construction, ownership, operation or

-26-	CREDIT AGREEMENT (PATTERN REVOLVER)

acquisition of a Project; provided that (a) such Indebtedness is without recourse to any Credit Party or any Subsidiary of any Credit Party (other than a Restricted Operating Company Subsidiary and the Capital Stock therein) or to any property of any Credit Party or any such Subsidiary (other than the Capital Stock in a Restricted Operating Company Subsidiary that are owned by a Credit Party or a Subsidiary of a Credit Party and the property owned directly by such Restricted Operating Company Subsidiary); (b) no Credit Party provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or is directly or indirectly liable as a guarantor or otherwise in respect of such Indebtedness or in respect of the business or operations of the applicable Person or any of its Subsidiaries that is the obligor in respect of such Indebtedness (other than the Capital Stock in a Restricted Operating Company Subsidiary that are owned by a Credit Party or a Subsidiary of a Credit Party and the property owned directly by such Restricted Operating Company Subsidiary); (c) no Credit Party nor any Subsidiary of any Credit Party constitutes the lender of (or otherwise holds an interest in) such Indebtedness; (d) no default with respect to such Indebtedness (including any rights that the holders of such Indebtedness may have to take enforcement action against such Person or any of its Subsidiaries) would permit upon notice, lapse of time or both any holder of any other Indebtedness of any Credit Party or any Subsidiary of any Credit Party (other than Indebtedness hereunder) to declare a default on such other Indebtedness or cause the payment of such Indebtedness to be accelerated or payable prior to its stated maturity; and (e) the Liens securing such Indebtedness shall exist, if any, only on (i) the property of a Person incurring such Indebtedness and (ii) the Capital Stock in a Person incurring such Indebtedness (and shall not apply to any other property of any other Credit Party). In the case of any Restricted Operating Company Subsidiary, Non-Recourse Debt shall only be incurred to the extent such Non-Recourse Debt qualifies as Permitted Project Debt or Permitted Refinancing, as the case may be. Without limiting the foregoing, Credit Parties and their respective Subsidiaries shall be permitted to make equity contributions in accordance with Section 6.6.

“Non-Recourse Parties” as defined in Section 10.26.

“Non-US Agent” means (a) each Agent that is a foreign person as defined in Treasury Regulations section 1.1441-1(c)(2) or (b) each Agent that is a wholly-owned domestic entity that is disregarded for United States federal tax purposes under Treasury Regulations section 301.7701-2(c)(2) as an entity separate from its owner and whose single owner is a foreign person within the meaning of Treasury Regulations section 1.1441-1(c)(2).

“Non-US Lender” means (a) each Lender and each Issuing Bank that is a foreign person as defined in Treasury Regulations section 1.1441-1(c)(2) or (b) each Lender and each Issuing Bank that is a wholly-owned domestic entity that is disregarded for United States federal tax purposes under Treasury Regulations section 301.7701-2(c)(2) as an entity separate from its owner and whose single owner is a foreign person within the meaning of Treasury Regulations section 1.1441-1(c)(2).

“Note” means a Revolving Loan Note.

“Notice” means a Borrowing Notice And Certificate, an Issuance Notice And Certificate, or a Conversion/Continuation Notice.

-27-	CREDIT AGREEMENT (PATTERN REVOLVER)

“Obligations” means all obligations of every nature of each Credit Party from time to time owed to the Agents (including former Agents), the Lenders or any of them, and the Issuing Banks, under any Credit Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, and payments for fees (including fees related to unused Revolving Commitments and issued but undrawn Letters of Credit), expenses, indemnification or otherwise.

“Obligee Guarantor” as defined in Section 7.6.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Operator” means (a) with respect to US Restricted Operating Company Subsidiaries, Pattern Operators LP, a Delaware limited partnership and each other Affiliate of Borrowers that enters into an operation and maintenance agreement with a US Operating Company Subsidiary and, (b) with respect to the Canada Restricted Operating Company Subsidiaries, Pattern Operators Canada ULC, a Nova Scotia unlimited company and each other Affiliate of Borrowers that enters into an operation and maintenance agreement with the Canada Restricted Operating Company Subsidiaries.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation, organization or amalgamation, as amended, and its by-laws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, (d) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended, and (e) with respect to any unlimited liability corporation, its memorandum of association, as amended, and its articles of association, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Beneficiary, Taxes imposed as a result of a present or former connection between such Beneficiary and the jurisdiction imposing such Tax (other than connections arising from such Beneficiary having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Revolving Loan or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.20).

-28-	CREDIT AGREEMENT (PATTERN REVOLVER)

“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate and (b) an overnight rate determined by Administrative Agent or the Issuing Banks, in accordance with banking industry rules on interbank compensation.

“Participant Register” as defined in Section 10.6(f).

“PEG” means Pattern Energy Group, LP, a Delaware limited partnership, and, as of the Closing Date, owner of one hundred percent (100%) of the Capital Stock of Sponsor.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any employee benefit plan (including a Multiple Employer Plan, but not including a Multiemployer Plan) which is subject to Title IV of ERISA, Section 412 of the Internal Revenue Code or Section 302 of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed to by, Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates.

“Permitted Indebtedness” as defined in Section 6.1.

“Permitted Instructions” means (i) amounts due and payable to the Deposit Account of US Borrower by Canada Borrower on account of Canada Borrower’s share of Transaction Costs paid by US Borrower and invoiced by US Borrower to Canada Borrower, which Transaction Costs shall not exceed one million Dollars ($1,000,000), and (ii) actual and demonstrable bank fees due and payable to HSBC Bank Canada in the ordinary course.

“Permitted Investments” means investments in Cash and Cash Equivalents.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Permitted Private Sale Transaction” means a private sale, transfer or similar transaction pursuant to which all or substantially all of the assets of (or outstanding Capital Stock in) the Borrowers are directly or indirectly Transferred to a Successor Sponsor on a one-time basis, so long as, in connection with such Transfer, the Sponsor and PRHC also Transfer to such Successor Sponsor their respective indirect ownership interests in the Projects then owned by them, whereupon such Successor Sponsor shall become the Sponsor for purposes of this Agreement, provided that at all times following the consummation of any such private sale or similar transaction (except as described in clause (b) below) (a) after giving effect thereto, not less than 2.0% of the Capital Stock of such Successor Sponsor is directly or indirectly owned by PEG or its Management; (b) for twelve (12) months following the consummation of any such private sale or similar transaction, day-to-day management of the Borrowers continues to be conducted by Management; (c) the Operators provide operation and maintenance services to the Borrowers and their Subsidiaries (either directly or through contract) and the operation and maintenance agreements between the Restricted Operating Company Subsidiaries and the Sponsor (or its Affiliates) remain in effect, except to the extent that the Organizational Documents of the Successor Sponsor provide for the dismissal of the Operators for cause, in which case the Operators may be replaced with a replacement Qualified Operator; (d) fifty percent (50%) or more of the Capital Stock in the Successor Sponsor is held by Persons who are Qualified Owners, (e) the Successor Sponsor satisfies the requirements set forth in Sections 3.1(m)

-29-	CREDIT AGREEMENT (PATTERN REVOLVER)

and 10.22 prior to the effective date of any such private sale or similar transaction, and (f) as of the effective date of any such private sale or similar transaction, the Successor Sponsor shall certify to the Administrative Agent for the benefit of the Lenders that, with respect to the Successor Sponsor, the representations and warranties contained in Section 4.22 shall be true and correct in all material respects on and as of such effective date. Any failure to comply with clauses (a) – (f) shall result in such private sale or similar transaction being deemed a Change of Control.

“Permitted Project Debt” means (a) all Indebtedness incurred by any Restricted Operating Company Subsidiary or any Restricted Holding Company Subsidiary (but, in the case of a Restricted Holding Company Subsidiary, such Indebtedness shall be limited solely to the pledge of Capital Stock by such Restricted Holding Company Subsidiary in its applicable Restricted Operating Company Subsidiary) pursuant to the Project Financing Documents and outstanding as of the Closing Date and (b) any other Indebtedness permitted to be incurred by any Restricted Operating Company Subsidiary under any Project Financing Document (as the terms and conditions of such Project Financing Document are in effect on the date hereof or, if later, as of the date that the applicable Restricted Operating Company Subsidiary became a Restricted Operating Company Subsidiary, without giving effect to any amendment, waiver or consent thereunder after the date hereof or such later date, as applicable, unless a consent or waiver is also obtained in accordance with Section 10.5).

“Permitted Project Liens” means the Liens securing the Permitted Project Debt and any other Liens permitted under the Project Financing Documents (as the terms and conditions of such Project Financing Document are in effect on the date hereof or, if later, as of the date that the applicable Restricted Operating Company Subsidiary became a Restricted Operating Company Subsidiary, without giving effect to any amendment, waiver or consent thereunder after the date hereof or such later date, as applicable, unless a consent or waiver is also obtained in accordance with Section 10.5).

“Permitted Refinancing” means, with respect to any Person, any refinancing, replacement, renewal or extension of any Indebtedness of such Person in whole or in part; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so refinanced, replaced, renewed or extended except by an amount equal to the sum of any reasonable and customary transaction costs and fees and any premium on the Indebtedness required to be paid in connection with such refinancing, replacement, renewal or extension unless the increase in the principal amount of such Indebtedness is permitted under Section 6.1; provided that, such refinancing shall not exceed one hundred percent (100%) of the Indebtedness so refinanced (or up to one hundred five percent (105%) to the extent that any premium is due in respect of the refinanced Indebtedness) plus transaction costs and fees, (b) such refinancing, replacement, renewal or extension must have a Weighted Average Life to Maturity and a final maturity date no less than that of the Indebtedness being refinanced, (c) at the time thereof, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (d) the restrictions on the distribution of dividends shall be no more restrictive than as provided under the Indebtedness being refinanced, (e) such refinancing, replacement, renewal or extension is incurred solely by the Person(s) who is an obligor under the Indebtedness being refinanced, replaced, renewed or extended and no other Person is an obligor thereunder, (f) in the case of a

-30-	CREDIT AGREEMENT (PATTERN REVOLVER)

refinancing incurred by a Restricted Operating Company Subsidiary, such refinancing shall also be Non-Recourse Debt of such Restricted Operating Company Subsidiary, (g) such refinancing, replacement, renewal or extension of any Indebtedness of a Restricted Holding Company Subsidiary shall be limited to the pledge of Capital Stock by such Restricted Holding Company Subsidiary in its applicable Restricted Operating Company Subsidiary, and (h) following such refinancing, replacement, renewal or extension of any Indebtedness, the rights of the Lenders to foreclose or otherwise exercise remedies pursuant to the Credit Documents shall be no less favorable than prior to such refinancing, replacement, renewal or extension of any Indebtedness.

“Permitted Restructuring Transaction” means a Qualifying IPO or a Permitted Private Sale Transaction. For the avoidance of doubt, a Permitted Restructuring Transaction with respect to one Borrower shall not be effected without such Permitted Restructuring Transaction being effected with respect to the other Borrower.

“Permitted Subordinated Indebtedness” means all unsecured Indebtedness of Borrowers or the Restricted Subsidiaries that (a) are memorialized in Intercompany Notes, (b) subject to the first proviso to Section 6.1(d), are subordinated pursuant to the Subordination Agreement, (c) the maturity date of such Indebtedness shall be later by at least ninety (90) days than the Termination Date (as determined on the date of incurrence of such Indebtedness), (d) have no rights of acceleration at any time prior to the earlier of (x) the Termination Date and (y) the termination of the Revolving Commitments and acceleration of the Obligations in accordance with Section 8.1 (in which case the payment priority set forth in Section 4(a) of the Subordination Agreement shall apply), (e) shall at all times be held by (I) Sponsor, PRHC, Successor Sponsor, or a Borrower, as the case may be, or (II) in the case of Permitted Subordinated Indebtedness of the type described in Section 6.1(d)(iii), a Restricted Holding Company Subsidiary (other than Gulf Wind Holdings) wholly owned by a Borrower and (f) subject to the first proviso to Section 6.1(d), are pledged to the Collateral Agent (for the benefit of the Secured Parties) in accordance with the applicable Pledge Agreement.

“Permitted Transfer” means a Transfer of the direct or indirect ownership of the Capital Stock in the Borrowers that (a) is in connection with an internal reorganization of the Sponsor, PRHC, a Successor Sponsor or Qualifying IPO Vehicle or their respective Affiliates, (b) is to an Affiliate of the Sponsor, PRHC, Successor Sponsor or a Qualifying IPO Vehicle, and (c) upon completion of such internal reorganization, results in the Sponsor (or PRHC, Successor Sponsor or Qualifying IPO Vehicle, as applicable), retaining the same direct or indirect ownership of the outstanding Capital Stock in Borrowers immediately after as before such reorganization.

“Permitted Uses” means the permitted uses of the proceeds of the Revolving Loans, including to fund general working capital and expenses of Borrowers and their Restricted Subsidiaries, the issuance of Letters of Credit (subject to the terms and conditions of this Agreement) and draws made thereunder, the Cash Collateralization of any Letter of Credit, Transaction Costs, reserves (whether required by any Credit Document or the Project Financing Documents and including the L/C Currency Reserve to the extent permitted in this Agreement), Investments in Restricted Operating Company Subsidiaries (as determined in the sole discretion of Borrowers), Permitted Wind Farm Investments, distributions to PRHC and Sponsor (including issuing Letters of Credit on behalf of PRHC, Sponsor or any of their Affiliates, subject to the terms and conditions of this Agreement regarding Restricted Payments and Letters of Credit), and other general and lawful business purposes of Borrowers.

-31-	CREDIT AGREEMENT (PATTERN REVOLVER)

“Permitted Wind Farm Investments” means (a) Investments (including by a Restricted Subsidiary) in wind farms or wind projects that are in development in an aggregate amount not to exceed twenty million Dollars ($20,000,000) in the aggregate between the Closing Date and the Revolving Commitment Termination Date; and (b) Investments in additional Affiliates owning operational wind farms or wind farms in construction located in the United States, Canada or Chile, provided that, in the case of Investments set out in (b) above: (i) the Borrowers demonstrate and certify in writing that the Affiliate has (w) obtained construction or term financing, (x) entered into financing documents in connection therewith, (y) the required borrower equity has been funded (through proceeds of a Revolving Loan, operating cash flow from Affiliates other than the Restricted Operating Company Subsidiaries or from other sources of equity or with the Cash permitted to be distributed in accordance with Section 6.4) and (z) within thirty (30) days following the Investment made in any such Affiliate, an informational package describing the details to such transaction is delivered to the Administrative Agent, (ii) no default or event of default exists under the financing documents for such Affiliate; (iii) the financing for such Affiliate shall consist solely of the Non-Recourse Debt in effect as of the date such Investment is made in such Affiliate; provided, further, that, in the case of (A) Investments set out in clause (b) above, the counterparties to any off-take or other revenue contracts relating to such Investments shall have, at the time of the making of such Investments, a credit rating of BBB- or better from S&P, Baa or better from Moody’s, or BBB- or better from Fitch, and (B) with respect to the Affiliate owning wind farms located in Chile, the financing documents and off-take or other revenue contract for such Affiliate shall provide for Dollar-denominated indebtedness and Dollar-denominated revenue, respectively.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, unlimited liability companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Personal Information” as defined in Section 10.22.

“Placed in Service Date” means, with respect to any Project, the date on which such Project is considered to be placed in service for purposes of the Cash Grant Guidance.

“Pledge Agreements” means the US Pledge and Security Agreement, the US Pledge Agreement, the Canada Pledge and Security Agreement and the Canada Pledge Agreement.

“PPSA” means the Personal Property Security Act (Ontario), as amended from time to time, together with all regulations made thereunder; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by (a) personal property security legislation as in effect in a Canadian jurisdiction other than Ontario, or (b) the Civil Code of Quebec, “PPSA” means the personal property security or corresponding legislation as in effect from time to time in such other jurisdiction or the Civil Code of Quebec, as applicable, for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority in such Collateral.

-32-	CREDIT AGREEMENT (PATTERN REVOLVER)

“PRHC” means Pattern Renewable Holdings Canada ULC, a Nova Scotia unlimited company.

“Principal Office” means, for each of Administrative Agent and the Issuing Banks, such Person’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to Borrowers, Administrative Agent and each Lender.

“Progress Report” means, with respect to any Project, a report, in the form, scope and substance delivered under the applicable Restricted Operating Company Subsidiary’s Project Financing Documents, with respect to the construction progress of such Project.

“Project” means any of the electric generating wind farms located in North America owned by the Restricted Operating Company Subsidiaries, including all of the real, personal and mixed property related thereto. Subject to the terms of this Agreement and the other Credit Documents, a Project shall cease to be a Project at such time that Borrowers and any of their Restricted Subsidiaries cease to have any existing or future interests, rights or obligations (whether direct or indirect, contingent or matured) associated therewith. As of the Closing Date, the following wind farms are “Projects”:

Wind Farm	Restricted Operating Company Subsidiary	Location	Nameplate Capacity (in MWs)	Restricted Holding Company Subsidiary

Gulf Wind Project	Pattern Gulf Wind LLC, a Delaware limited liability company (“Gulf Wind”)	Texas	283.2	Pattern Gulf Wind Equity LLC, a Delaware limited liability company

Hatchet Ridge Project	Hatchet Ridge Wind, LLC, a Delaware limited liability company (“Hatchet Ridge”)	California	101.2	Hatchet Ridge Holdings LLC, a Delaware limited liability company

Spring Valley Project	Spring Valley Wind LLC, a Nevada limited liability company (“Spring Valley”)	Nevada	151.8	Nevada Wind Holdings LLC, a Delaware limited liability company

Santa Isabel Project	Pattern Santa Isabel LLC, a Delaware limited liability company (“Santa Isabel”)	Puerto Rico	101.2	Santa Isabel Holdings LLC, a Delaware limited liability company

St. Joseph Project	St. Joseph Windfarm Inc., a Canadian federal corporation (“St. Joseph”)	Manitoba	138.0	Pattern St. Joseph Holdings Inc., a Canadian federal corporation

“Project Waivers” means, with respect to Pattern Santa Isabel LLC and Spring Valley Wind LLC, a written waiver with respect to the applicable Project Financing Documents in the form provided in Schedule 1.1(c), with such amendments or modifications as may be approved by the Lenders and Borrowers.

-33-	CREDIT AGREEMENT (PATTERN REVOLVER)

“Project Asset Sales” means the sale, lease or sub-lease (as lessor or sublessor), sale and leaseback or other Transfer under the Project Financing Documents of all or any part of the assets or properties of the Restricted Operating Subsidiaries of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired.

“Project Financing Documents” means any credit agreement, loan document, indenture, letter of credit reimbursement agreement, promissory note, letter of credit, security agreement, pledge agreement, collateral assignment, consent and agreement, guaranty, financing statement, indemnity agreement, formation document, Organizational Document, letter agreement or other document, agreement, or instrument (including the Project Waivers) entered into or executed by any Restricted Operating Company Subsidiary, Gulf Wind Holdings or any Restricted Holding Company Subsidiary (but only to the extent of the pledge of Capital Stock by such Restricted Holding Company Subsidiary in its applicable Restricted Operating Company Subsidiary), in connection with Non-Recourse Debt incurred for the construction financing, term financing, tax equity financing, lease financing or acquisition financing for a Project.

“Project Fundamental Changes and Acquisitions” as defined in Section 6.12.

“Project-Level Default” means either Project-Level Payment Default or Project-Level Non-Monetary Default.

“Project-Level Non-Monetary Default” as defined in Section 2.22(a)(ii).

“Project-Level Payment Default” as defined in Section 2.22(a)(i).

“Project PPA” means each of the agreements listed in Schedule 1.1(b) and any replacement thereof entered into pursuant to the applicable Project Financing Documents.

“Projections” as defined in Section 4.8.

“Pro Rata Share” means, at any time, with respect to all payments, computations and other matters or amounts relating to the Revolving Commitment or Revolving Loans of any Lender or any Letters of Credit issued or participations purchased therein by any Lender, the percentage obtained by dividing (a) the Revolving Commitment of that Lender at such time by (b) the aggregate Revolving Commitments of all Lenders at such time.

“Qualified Operator” means (a) the Operators and (b) any wind farm operator which has a minimum of 500 MWs of North American or European wind projects under current operation and maintenance management for at least three (3) years.

“Qualified Owner” means a transferee that is not an Affiliate of PEG which (a) is or contracts with a Qualified Operator, (b) itself or through any one of its Affiliates either (i) has a rating of Baa2 or higher from Moody’s or a rating of BBB or higher from S&P, or (ii) has a tangible net worth (or equivalent membership or partner capital) of not less than five hundred million Dollars ($500,000,000), (c) satisfies the requirements set forth in Section 3.1(m) and

-34-	CREDIT AGREEMENT (PATTERN REVOLVER)

Section 10.22 prior to the date any applicable Transfer occurs, and (d) as of the effective date of any applicable Transfer, certifies to the Administrative Agent for the benefit of the Lenders that, with respect to such transferee, the representations and warranties contained in Section 4.22 shall be true and correct in all material respects on and as of such effective date.

“Qualifying IPO” means an initial public offering of (a) (i) a Qualifying IPO Vehicle or (ii) a corporation that owns no material assets other than direct ownership of Capital Stock in a Qualifying IPO Vehicle, for listing on the New York Stock Exchange or the Toronto Stock Exchange, and (b) resulting in gross proceeds of at least one hundred and fifty million Dollars ($150,000,000).

“Qualifying IPO Vehicle” means (a) the Sponsor or (b) any direct or indirect Subsidiary of the Sponsor formed or existing for the purpose of consummating a Qualifying IPO (which Qualifying IPO may occur directly at such Subsidiary or through a corporation described in clause (a)(ii) of the definition of Qualifying IPO) that is a Wholly Owned Subsidiary of the Sponsor until consummation of the Qualifying IPO and directly or indirectly owns one hundred percent (100%) of the Capital Stock of the Borrowers; provided that, until consummation of the Qualifying IPO, the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of such Subsidiary are occupied by Persons who either (x) were members of the board of directors of Sponsor or (y) were nominated for election or otherwise approved by any of PEG or its Affiliates.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Restricted Operating Company Subsidiary.

“Recapture Liability” means any obligation to repay all or any portion of any Cash Grant to the U.S. Treasury Department for any reason (including a disallowance claim or a recapture as set forth in Section 1603 of the American Recovery and Reinvestment Tax Act of 2009, as amended, and the Cash Grant Guidance).

“Recapture Liability Indemnity” as defined in Section 8.2(a).

“Recapture Period” means, with respect to any Project, the period commencing on the Placed in Service Date and ending on the fifth (5th) anniversary of the Placed in Service Date or, to the extent applicable, such different period as prescribed under the Cash Grant Guidance.

“Reduction Amount” as defined in Section 2.22(d).

“Register” as defined in Section 10.6(b).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reimbursement Amount” as defined in Section 2.2(c)(i).

“Reimbursement Date” as defined in Section 2.2(c)(i).

-35-	CREDIT AGREEMENT (PATTERN REVOLVER)

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the Representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, investigate, study, sample, test, abate, or in any other way perform a response action or otherwise address the presence or Release of Hazardous Materials in the environment; (b) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (c) any response actions authorized by 42 U.S.C. 9601 et seq. or applicable state law.

“Removal Effective Date” as defined in Section 9.6(b).

“Replaced Collateral” as defined in Section 6.18(b).

“Replacement Collateral” as defined in Section 6.18(b).

“Replacement Lender” as defined in Section 2.20.

“Representative” means, as to any Person, its officers, directors, managers, employees, partners, members, stockholders, counsel, accountants, advisors, engineers, consultants, agents, trustees, administrators, and any other representatives.

“Required Lenders” means at least two (2) Lenders having or holding Revolving Exposure and representing more than fifty percent (50%) of the aggregate Revolving Exposure of all Lenders; provided that such amount shall be determined with respect to any Defaulting Lender by disregarding the Revolving Exposure of such Defaulting Lender.

“Resignation Effective Date” as defined in Section 9.6(a).

“RCRA” as defined in Section 4.12.

“Restricted Holding Company Subsidiaries” means, collectively, the US Restricted Holding Company Subsidiaries and the Canada Restricted Holding Company Subsidiaries (in each case, unless and until removed or substituted in accordance with Section 6.18).

“Restricted Operating Company Subsidiaries” means, collectively, the US Restricted Operating Company Subsidiaries and the Canada Restricted Operating Company Subsidiaries (in each case, unless and until removed or substituted in accordance with Section 6.18). “Large Restricted Operating Company Subsidiary” means Spring Valley and St. Joseph and any other new Subsidiary that is designated as a “Large Restricted Operating Company Subsidiary” pursuant to Section 2.21(c). “Medium Restricted Operating Company Subsidiary” means Gulf Wind and any other new Subsidiary that is designated as a “Medium Restricted Operating

-36-	CREDIT AGREEMENT (PATTERN REVOLVER)

Company Subsidiary” pursuant to Section 2.21(c). “Small Restricted Operating Company Subsidiary” means Hatchet Ridge and Santa Isabel and any other new Subsidiary that is designated as a “Small Restricted Operating Company Subsidiary” pursuant to Section 2.21(c).

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of any Capital Stock of Borrowers now or hereafter outstanding; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any Capital Stock of Borrowers now or hereafter outstanding; (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any Capital Stock of Borrowers now or hereafter outstanding; (d) management or similar fees payable to PRHC, Sponsor or any of their Affiliates or (e) repayment of principal or interest in respect of any Permitted Subordinated Indebtedness. Notwithstanding the foregoing, Restricted Payments shall exclude (and such amounts shall at all times be excluded from the calculation of Available Cash) (i) subject to Section 6.9, management or similar fees payable by a Restricted Operating Company Subsidiary to PRHC, Sponsor or any of their Affiliates in accordance with the Project Financing Documents and (ii) so long as no Default or Event of Default shall have occurred and be continuing, (A) Investments permitted under Section 6.6(c) and (g)), (B) distributions of proceeds of Extraordinary Payments, and (C) subject to Section 6.9, any management, operating, administrative and similar fees payable to (or at the direction of) and expenses incurred by Sponsor (or any of its Affiliates that are not Credit Parties or Restricted Operating Company Subsidiaries of either Borrower) on behalf of the Credit Parties in an aggregate amount not to exceed an amount equal to one percent (1%) of the Revolving Commitments in any Fiscal Quarter (and in effect as of the end of such Fiscal Quarter); provided that the agreements or other documents under which such fees are payable or such expenses are incurred shall be made available by Borrowers to the Lenders for review upon reasonable request.

“Restricted Subsidiaries” means, collectively, the Restricted Operating Company Subsidiaries and the Restricted Holding Company Subsidiaries.

“Revaluation Date” means with respect to any Letter of Credit, each of the following: (a) each date of issuance of a Canadian Dollar Denominated Letter of Credit, (b) each date of an amendment of any Letter of Credit having the effect of increasing the amount thereof, (c) each date of any payment by an Issuing Bank under any Canadian Dollar Denominated Letter of Credit and (d) the last Business Day of each Fiscal Quarter if there is a Canadian Dollar Denominated Letter of Credit outstanding, in each case for purposes of (x) determining the size of the applicable L/C Currency Reserve as of such date and (y) whether such outstanding Canadian Dollar Denominated Letter of Credit causes the Revolving Commitment to be exceeded as of such date.

“Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan pursuant to Section 2.1(a) or Section 2.21 and or acquire participations in Letters of Credit pursuant to Section 2.2(c). “Revolving Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Revolving Commitment, if any, is set forth on Appendix A or in the applicable Joinder Agreement pursuant to Section 2.21 or in the applicable Assignment Agreement, subject to any Availability Suspension, availability limitation pending the Completion of Santa Isabel Project, any other

-37-	CREDIT AGREEMENT (PATTERN REVOLVER)

availability limitation as of the date of determination or other adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of the Closing Date is one hundred twenty million Dollars ($120,000,000), which amount may be adjusted pursuant to Sections 2.10(b), 2.12(b), 2.21, 2.22(a)(1), 2.22(a)(2), 2.22(b)(iii)(1), 2.22(c)(iii), 2.22(e) or 6.18(c); provided that, prior to the Completion of Santa Isabel Project (as certified by US Borrower in writing), the Revolving Commitments shall be available in an amount equal to one hundred twenty million Dollars ($120,000,000), less fifteen million Dollars ($15,000,000).

“Revolving Commitment Period” means the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

“Revolving Commitment Termination Date” means the earliest to occur of (a) the fourth anniversary of the Closing Date, (b) the date the Revolving Commitments are permanently reduced to zero in accordance with the voluntary or mandatory Revolving Commitment reduction provisions set forth in this Agreement, and (c) the date of the termination of the Revolving Commitments pursuant to Section 8.1.

“Revolving Exposure” means, with respect to any Lender as of any date of determination, without duplication, (a) prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment; and (b) after the termination of the Revolving Commitments, the sum of (i) the aggregate outstanding principal amount of the Revolving Loans of that Lender, (ii) in the case of an Issuing Bank, the aggregate L/C Obligation in respect of all Letters of Credit issued by that Issuing Bank (net of any participations by Lenders in such Letters of Credit), and (iii) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any Unreimbursed Amount under any Letter of Credit.

“Revolving Loan” means a loan made by a Lender to Borrowers pursuant to Section 2.1(a) or any Additional Revolving Loan.

“Revolving Loan Note” means a promissory note in the form of Exhibit B, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Royal Bank” as defined in the preamble hereto.

“Sanction(s)” means any international economic sanction administered or enforced by OFAC, Her Majesty’s Treasury, the Department of Foreign Affairs and International Trade (Canada) or any other relevant similar sanctions authority.

“S&P” means Standard & Poor’s, a Division of The McGraw Hill Companies, Inc., and any successor thereto.

“Secured Parties” means the Agents, Issuing Banks and Lenders (or any of their successors, assigns or Affiliates) and shall include all former Agents, Issuing Banks and Lenders to the extent that any Obligations owing to such Persons were incurred while such Persons were Agents, Issuing Banks or Lenders and such Obligations have not been paid or satisfied in full.

-38-	CREDIT AGREEMENT (PATTERN REVOLVER)

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of Indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of Sponsor and PRHC substantially in the form of Exhibit G.

“Solvent” means, with respect to any Person, that as of the date of determination, both (a) (i) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of the present assets of such Person and its Subsidiaries; (ii) the capital of such Person and its Subsidiaries is not unreasonably small in relation to its business as contemplated on any determination date; and (iii) such Person and its Subsidiaries have not incurred and do not intend to incur, or believe that they will incur, debts beyond their ability to pay such debts as they become due and payable (whether at maturity or otherwise); and (b) such Person is “solvent” within the meaning given that term and similar terms under applicable Governmental Rules relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No. 5).

“Sponsor” means Pattern Renewables LP, a Delaware limited partnership (provided that, from and after giving effect to (i) any Permitted Private Sale Transaction, the Sponsor shall be the applicable Successor Sponsor, and (ii) any Qualifying IPO, the Sponsor shall be the applicable Qualifying IPO Vehicle).

“Spot Rate” Spot Rate means on any day with respect to any currency other than Dollars, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 12:00 p.m. (New York City time) on such day on the Bank of Canada Exchange Rate page for such currency; in the event that such rate does not appear on the Bank of Canada Exchange Rate page, the Spot Rate shall be determined by the Administrative Agent to be the rate quoted by it at the spot rate purchased by it of Dollars through its principal foreign exchange trading office at approximately 12:00 p.m. (New York City time) on the date as of which the foreign computation is made.

“Subject Transaction” as defined in Section 6.7(c).

-39-	CREDIT AGREEMENT (PATTERN REVOLVER)

“Subordination Agreement” means a Subordination Agreement substantially in the form of Schedule 6.1(d), with such amendments or modifications as may be approved by Required Lenders and Borrowers.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether Representatives or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Borrowers.

“Subsidiary Distribution Restriction” as defined in Section 6.5.

“Successor Sponsor” means a transferee, the Controlling Interest in which is owned, beneficially and of record, by Qualified Owners that, individually and in the aggregate, are not actively engaged in the ownership and operation of electric utility assets, including wind generation assets.

“Syndication Agent” as defined in the preamble hereto.

“Tax” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Terminated Lender” as defined in Section 2.20.

“Termination Date” means the date on which (a) the Revolving Commitment Termination Date has occurred, (b) the principal amount of all Revolving Loans and all other Obligations then due and payable have been paid in full (other than contingent indemnification and reimbursement obligations for which no claim has been made) and (c) all Letters of Credit have been cancelled or have expired or have been Cash Collateralized in a maximum amount equal to not less than one hundred two percent (102%) of the face amount of such Letter of Credit on such date or otherwise secured to the satisfaction of the Issuing Bank thereof.

“Total Utilization of Revolving Commitments” means, as at any date of determination, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans, and (b) the L/C Obligation as of such date of determination.

“Transaction Costs” means the fees, costs and expenses (including any Revolving Commitment fees, original issue discount or upfront fees) payable by Borrowers in connection with the Transactions.

-40-	CREDIT AGREEMENT (PATTERN REVOLVER)

“Transaction Documents” means each Credit Document, each Project Financing Document, each Project PPA and the Gulf Wind Hedge.

“Transactions” means entering into the Credit Documents.

“Transfer” means to convey, sell, lease, sub-lease, assign, exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, any specified property (whether real, personal or mixed).

“Treasury Regulations” means the final and temporary (but not proposed) income tax regulations promulgated under the Internal Revenue Code or the ITA, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Type of Loan” means either a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“Unreimbursed Amount” as defined in Section 2.2(c)(i).

“US Borrower” as defined in the preamble hereto.

“US Control Agreement” as defined in Section 5.14(b).

“US Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“US Pledge Agreement” means the Pledge Agreement executed by Sponsor on the Closing Date substantially in the form of Exhibit I-2, as it may be amended, restated, supplemented or otherwise modified from time to time.

“US Pledge and Security Agreement” means the Pledge and Security Agreement executed by US Borrower and each US Restricted Holding Company Subsidiary on the Closing Date substantially in the form of Exhibit I-1, as it may be amended, restated, supplemented or otherwise modified from time to time.

“US Restricted Holding Company Subsidiaries” means each Restricted Subsidiary organized under the Governmental Rules of the United States and identified as such on Exhibit K (as it may be amended, restated, supplemented or otherwise modified from time to time as provided under Section 5.10), including, subject to US Borrower’s and Pattern Gulf Wind Equity LLC’s obligations in Section 5.11, for all purposes of this Agreement, Gulf Wind Holdings.

-41-	CREDIT AGREEMENT (PATTERN REVOLVER)

“US Tax Compliance Certificates” means each of the certificates substantially in the form of Exhibits F-1 through F-4, as applicable.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” means, with respect to any Person and at any time, any other Person in which such Person owns, directly or indirectly, one hundred percent (100%) of the Capital Stock at such time. Notwithstanding the foregoing, for purposes of the Credit Documents, “Wholly Owned Subsidiary” shall include Gulf Wind Holdings so long as the US Borrower directly or indirectly owns the percentage interest of the Capital Stock of Gulf Wind Holdings owned by the US Borrower as of the Closing Date.

“Wind Consultants” means Garrad Hassan America, Inc. or such other Person(s) as Administrative Agent may engage (so long as no Default or Event of Default shall have occurred and be continuing, with the prior consent of Borrowers, which consent shall not be unreasonably withheld, conditioned or delayed) on behalf of the Lenders to act as Wind Consultant for the purposes of this Agreement.

“Withholding Agent” means any Credit Party and Administrative Agent.

1.2 Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Borrowers to Lenders pursuant to Sections 5.1(a) and 5.1(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation and, where financial statements are required to be consolidated, GAAP applicable in the United States shall apply. Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions used in Section 6.7 hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and Borrowers or Administrative Agent shall so request, Administrative Agent and Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Required Lenders), provided that until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and Borrowers shall provide to Administrative Agent and Lenders reconciliation statements provided for in Section 5.1(d). Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i)

-42-	CREDIT AGREEMENT (PATTERN REVOLVER)

without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Borrowers or any Restricted Subsidiary of any Borrower at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) in a manner such that any obligations relating to a lease that was accounted for by a Person as an operating lease as of the Effective Date and any similar lease entered into after the Effective Date by such Person shall be accounted for as obligations relating to an operating lease and not as obligations relating to a Capital Lease.

1.3 Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. References to “or” shall be deemed to be disjunctive but not necessarily exclusive (i.e., unless the context dictates otherwise, “or” shall be interpreted to mean “and/or” rather than “either/or”). The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The use herein of the word “issue” or “issuance” with respect to any Letter of Credit shall be deemed to include any amendment, extension or renewal thereof. Unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Subsidiaries. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

1.4 Exchange Rates; Currency Equivalents

(a) Administrative Agent or the applicable Issuing Bank, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent and Canadian Dollar Equivalent amounts. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Credit Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Credit Documents shall be such Dollar Equivalent amount as so determined by Administrative Agent or the applicable Issuing Bank, as applicable.

(b) Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, then with respect to Canadian Dollar Denominated Letters of Credit, such amount shall be the relevant Canadian Dollars Equivalent of such Dollar amount, as determined by Administrative Agent or the applicable Issuing Bank, as the case may be.

-43-	CREDIT AGREEMENT (PATTERN REVOLVER)

1.5 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time in Dollar Equivalents on each Revaluation Date; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit for purposes of determining the L/C Obligation at any specified time shall be equal to the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms in this Agreement shall control.

SECTION 2. LOANS AND LETTERS OF CREDIT

2.1 Revolving Loans

(a) Revolving Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make Revolving Loans, which will be made in Dollars, to Borrowers in an aggregate amount up to but not exceeding such Lender’s Revolving Commitment; provided that after giving effect to the making of any Revolving Loans in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect. Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.

(b) Borrowing Mechanics for Revolving Loans.

(i) Revolving Loans shall be made in an aggregate minimum amount of five hundred thousand Dollars ($500,000) and integral multiples of fifty thousand Dollars ($50,000) in excess of that amount.

(ii) Whenever any Borrower desires that Lenders make Revolving Loans, such Borrower shall deliver to Administrative Agent a fully executed and delivered Borrowing Notice And Certificate no later than 12:00 p.m. (New York City time) at least three (3) Business Days in advance of the proposed Credit Date in the case of a Revolving Loan that is a Eurodollar Rate Loan and at least one (1) Business Day in advance of the proposed Credit Date in the case of a Revolving Loan that is a Base Rate Loan. A Borrowing Notice And Certificate for a Revolving Loan that is a Eurodollar Rate Loan shall be revocable on and after the related Interest Rate Determination Date; provided that such Borrower shall be bound to make a borrowing in accordance therewith unless such Borrower compensates Lenders in accordance with Section 2.15(c).

(iii) Notice of receipt of each Borrowing Notice And Certificate in respect of Revolving Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by

-44-	CREDIT AGREEMENT (PATTERN REVOLVER)

Administrative Agent to each applicable Lender by telefacsimile or electronic transmission means with reasonable promptness, but (provided Administrative Agent shall have received such notice by 12:00 p.m. (New York City time)) not later than 2:00 p.m. (New York City time) on the same day as Administrative Agent’s receipt of such Notice from Borrowers.

(iv) Subject to Section 2.13(b), each Lender shall make the amount of its Revolving Loan available to Administrative Agent not later than 1:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds, at the Principal Office designated by Administrative Agent. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Revolving Loans available to Borrowers on the applicable Credit Date by causing an amount of same day funds in the requested currency equal to the proceeds of all such Revolving Loans received by Administrative Agent from Lenders to be credited to the account of Borrowers as may be designated in writing to Administrative Agent by Borrowers.

(c) Right to Repay and Reborrow. Subject to the terms and conditions of this Agreement, Borrowers may borrow, repay and reborrow under the Revolving Commitment during the Revolving Commitment Period.

2.2 Letters of Credit

(a) Letters of Credit.

(i) Subject to the terms and conditions set forth herein, (A) each Issuing Bank agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.2, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in Canadian Dollars (subject to the limitations set forth below) for the account of US Borrower or its Affiliates, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.2(b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued for the account of US Borrower or its Affiliates and any drawings thereunder; provided that, in the case of clause (A)(1) above, after giving effect to any Credit Extension with respect to any Letter of Credit, (x) the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect, (y) the L/C Obligations shall not exceed the L/C Sublimit then in effect and (z) prior to (or concurrent with) the issuance of any Canadian Dollar Denominated Letter of Credit, US Borrower shall establish the L/C Currency Reserve by posting Cash Collateral with the applicable Issuing Bank either in Canadian Dollars or Canadian Dollar Equivalent of such amount in Dollars equal to ten percent (10%) of the stated amount in Canadian Dollars of each Canadian Dollar Denominated Letter of Credit. US Borrower may use the proceeds of a Revolving Loan for purposes of posting such Cash Collateral; provided, that the amount of Cash Collateral so required to be deposited in the L/C Currency Reserve pursuant to clause (z) shall be reduced by the excess undrawn availability (if any) under the Revolving Commitment (and subject further to the L/C

-45-	CREDIT AGREEMENT (PATTERN REVOLVER)

Sublimit) to the extent that such availability is in excess of ten percent (10%) of the Dollar Equivalent of the stated value of all Canadian Dollar Denominated Letters of Credit. The L/C Currency Reserve requirement shall be adjusted on each Revaluation Date and additional reserves shall be contributed (to the extent that Revolving Commitments (subject to the L/C Sublimit) are not then available) or existing Cash Collateral shall be returned, in either case, to the extent of any excess or shortfall based on the Dollar Equivalent of the stated amount of Canadian Dollar Denominated Letters of Credit then in effect. Each request by US Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by US Borrower that the Credit Extension so requested complies with the conditions set forth in clauses (x), (y) and (z) above. Within the foregoing limits, and subject to the terms and conditions hereof, US Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly US Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. Canada Borrower may not apply for or otherwise take any action which would result in the issuance of a Letter of Credit.

(ii) No Issuing Bank shall issue any Letter of Credit, if:

(1) subject to Section 2.2(b), the expiry date of the requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last extension, unless such Issuing Bank has approved such expiry date and, if requested by such Issuing Bank, US Borrower shall Cash Collateralize up to one hundred five (105%) of the Dollar Equivalent of the stated value of such Letter of Credit in accordance with the procedures set forth in Section 2.19(c); provided that any such Letter of Credit may provide for the renewal thereof in accordance with Section 2.2(b); or

(2) the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date;

provided that, the terms of each Letter of Credit may, at the US Borrower’s option, (A) require the Issuing Bank to give the beneficiary named in such Letter of Credit notice of any notice of termination or non-renewal and (B) may, at the US Borrower’s option, permit such beneficiary, upon receipt of such notice, to draw under such Letter of Credit prior to the date such Letter of Credit otherwise would have been terminated or not renewed.

(iii) No Issuing Bank shall be under any obligation to issue any Letter of Credit if:

(1) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing the Letter of Credit, or any Governmental Rule applicable to such Issuing Bank or any request or directive (whether or not

-46-	CREDIT AGREEMENT (PATTERN REVOLVER)

having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall (A) prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular, (B) impose upon such Issuing Bank with respect to the Letter of Credit any Change in Law or Governmental Rule regarding required capital adequacy or liquidity (for which such Issuing Bank is not compensated under Section 2.16) which was not in effect or applicable to such Issuing Bank on the Closing Date, or (C) impose upon such Issuing Bank any unreimbursed loss, cost or expense (for which such Issuing Bank is not compensated under Section 2.16 or otherwise to the satisfaction of the Issuing Bank, at the Borrowers’ election) which was not applicable on the Closing Date and which such Issuing Bank in good faith, and in its sole discretion, deems material to it;

(2) the issuance of the Letter of Credit would violate one or more policies of the applicable Issuing Bank applicable to letters of credit generally applied to such Issuing Bank’s similarly situated customers, including a policy not to issue Letters of Credit in the requested currency;

(3) except as otherwise agreed by Administrative Agent and the applicable Issuing Bank, the Letter of Credit is in an initial stated amount less than one hundred thousand Dollars ($100,000); or

(4) any Revolving Lender is at that time a Defaulting Lender, unless the applicable Issuing Bank in good faith, and in its sole discretion, is satisfied that (x) the participations in any existing Letters of Credit as well as the new, extended, renewed or increased Letter of Credit has been or will be fully allocated among the Non-Defaulting Lenders in a manner consistent with Section 2.19(a)(iii) or (y) such Defaulting Lender shall not participate therein except to the extent such Defaulting Lender’s participation has been or will be fully Cash Collateralized in accordance with Section 2.19(c).

(iv) Each Issuing Bank shall agree to amend any Letter of Credit if (1) such Issuing Bank would have any obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, and (2) the beneficiary of the Letter of Credit accepts the proposed amendment to the Letter of Credit.

(v) Each Issuing Bank shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Bank shall have all of the benefits and immunities (1) provided to Administrative Agent in Section 9 with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Section 9 included the Issuing Banks with respect to such acts or omissions, and (2) as additionally provided herein with respect to the Issuing Banks.

-47-	CREDIT AGREEMENT (PATTERN REVOLVER)

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) In each Issuance Notice And Certificate, US Borrower shall identify the Lender to act as Issuing Bank for the Letter of Credit specified in such Issuance Notice And Certificate. As of the Closing Date, US Borrower has elected to have the applicable Issuing Banks issue the Letters of Credit identified on Schedule 2.2(b)(i) to the beneficiaries and in the amounts specified in Schedule 2.2(b)(i). From and after the Closing Date, US Borrower shall (1) select the Lender with the lowest share of the aggregate amount of the Letters of Credit issued and outstanding as of the date of such Issuance Notice And Certificate (the “Issuing Bank Exposure”), (2) use commercially reasonable efforts to select a Lender such that, after issuance of such Letter of Credit, such Lender’s Issuing Bank Exposure relative to the aggregate Issuing Bank Exposure of all Lenders at such time is proportionate to such Lender’s portion of the L/C Sublimit relative to the aggregate L/C Sublimits of all Lenders at such time, and (3) select a Lender such that the Lender with the greatest Issuing Bank Exposure does not have an Issuing Bank Exposure that is ten million Dollars ($10,000,000) greater than the Issuing Bank Exposure of any other Lender at such time; provided that, in the event the Issuing Bank Exposure of each Lender is substantially equal to the Issuing Bank Exposure of each other Lender, the Lenders shall be required to issue Letters of Credit in the following order of priority: first, MSBNA, second, Royal Bank, and third, BMO (which priority shall be supplemented by US Borrower on or before each Increased Amount Date such that an Additional Lender shall be the next selected Issuing Bank pursuant to this Section 2.2(b)(i)).

(ii) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the US Borrower and delivered to the applicable Issuing Bank (with a copy to Administrative Agent) in the form of an Issuance Notice And Certificate and Letter of Credit Application, appropriately completed and signed by an Authorized Representative of US Borrower. Such Issuance Notice And Certificate and Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the applicable Issuing Bank, by personal delivery or by any other means acceptable to such Issuing Bank. Such Issuance Notice And Certificate and Letter of Credit Application must be received by the applicable Issuing Bank and Administrative Agent not later than 12:00 p.m. (New York City time) at least five (5) Business Days (or such later date and time as Administrative Agent, such Issuing Bank and US Borrower may agree in a particular instance in their reasonable discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable Issuing Bank: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof (Dollars or Canadian Dollars); (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as such Issuing Bank may reasonably require in accordance with its

-48-	CREDIT AGREEMENT (PATTERN REVOLVER)

customary practice, as applied to similarly-situated customers. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable Issuing Bank (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as such Issuing Bank may reasonably require in accordance with its customary practice, as applied to similarly-situated customers. Additionally, US Borrower shall furnish to the applicable Issuing Bank (with a copy to the Administrative Agent) such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such Issuing Bank may reasonably require in accordance with its customary practice, as applied to similarly-situated customers.

(iii) Promptly after receipt of any Issuance Notice And Certificate and Letter of Credit Application, the applicable Issuing Bank will confirm with Administrative Agent (by telephone or in writing) that Administrative Agent has received a copy of such Issuance Notice And Certificate and Letter of Credit Application from US Borrower and, if not, the applicable Issuing Bank will provide Administrative Agent with a copy thereof. Unless the applicable Issuing Bank has received written notice from any Lender, Administrative Agent or any Credit Party, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 3.2 shall not then be satisfied, then, subject to the terms and conditions hereof, such Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of US Borrower (or the applicable Restricted Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such Issuing Bank’s usual and customary business practices and, if requested, its standard Letter of Credit Application. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Lender’s Pro Rata Share of the Revolving Commitments times the amount of such Letter of Credit.

(iv) If US Borrower so requests in any applicable Issuance Notice And Certificate or Letter of Credit Application, the applicable Issuing Bank may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such Issuing Bank to prevent any such extension at least once in each twelve (12) month period (commencing with the date of issuance of such Letter of Credit) by giving prior written notice to the beneficiary thereof at least sixty (60) days prior to the then scheduled expiry thereof (the “Non-Extension Notice Date”). The US Borrower shall not be required to make a specific request to such Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) such Issuing Bank to permit the extension of such Letter of Credit at any time prior to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such Issuing Bank shall not permit any such extension if (A) such Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of Section 2.2(a)(ii) or (iii)

-49-	CREDIT AGREEMENT (PATTERN REVOLVER)

or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date from Administrative Agent, any Lender or US Borrower that one or more of the applicable conditions specified in Section 3.2 is not then satisfied, and in each such case directing such Issuing Bank not to permit such extension; provided further that, the beneficiary of any such Letter of Credit shall be permitted to draw upon such Letter of Credit at any time prior to its scheduled expiry date.

(v) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuing Bank will also deliver to US Borrower and Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon any payment by an Issuing Bank under any Letter of Credit against presentation of the drafts or other documents or certificates required for a beneficiary to draw under such Letter of Credit (the date of each such payment, a “Honor Date”), the relevant Issuing Bank that issued such Letter of Credit shall notify promptly US Borrower and Administrative Agent thereof. Not later than 3:00 P.M. (New York City time) on the third Business Day following the date of any payment by any Issuing Bank under a Letter of Credit (each such date, a “Reimbursement Date”), US Borrower shall reimburse such Issuing Bank in an amount equal to the amount of such drawing together with interest (if any) on such amount calculated at the Base Rate (in aggregate, the “Reimbursement Amount”). Unless US Borrower shall have notified Administrative Agent and such Issuing Bank prior to 11:00 a.m. (New York City time) on the Reimbursement Date that US Borrower intends to reimburse such Issuing Bank for the Reimbursement Amount with funds other than the proceeds of Revolving Loans, US Borrower shall be deemed to have given a timely Borrowing Notice And Certificate to Administrative Agent (as described in the next sentence) and Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the Reimbursement Amount (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Canadian Dollar Denominated Letter of Credit) (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Pro Rata Share thereof. In such event, so long as no Event of Default has occurred and is continuing, US Borrower shall be deemed to have requested a borrowing of a Revolving Loan that is a Eurodollar Rate Loan to be disbursed on the Reimbursement Date in an amount equal to the Reimbursement Amount, without regard to the minimum and multiples specified in Section 2.1 for the principal amount of Revolving Loans, but subject to the amount of the unutilized portion of the Revolving Commitments. Any notice given by such Issuing Bank or Administrative Agent pursuant to this Section 2.2(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Lender shall upon any notice pursuant to Section 2.2(c)(i) make funds available (and Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable Issuing Bank, in

-50-	CREDIT AGREEMENT (PATTERN REVOLVER)

Dollars, at Administrative Agent’s Principal Office for Dollar-denominated payments in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by Administrative Agent, whereupon, subject to the provisions of Section 2.2(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Eurodollar Rate Loan to US Borrower in such amount. Administrative Agent shall remit the funds so received to the applicable Issuing Bank in Dollars.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a borrowing of Revolving Loans because an Event of Default has occurred and is continuing, US Borrower shall be deemed to have incurred from the applicable Issuing Bank an L/C Borrowing in the amount of the Reimbursement Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate from and after the date such L/C Borrowing is deemed to have occurred. In such event, each Revolving Lender’s payment to Administrative Agent for the account of the applicable Issuing Bank pursuant to Section 2.2(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 2.2.

(iv) Until each Revolving Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.2(c) to reimburse the applicable Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Revolving Lender’s Pro Rata Share of such amount shall be solely for the account of such Issuing Bank.

(v) Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the applicable Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this Section 2.2(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against such Issuing Bank, US Borrower, any Restricted Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that no Revolving Lender will be obligated to make Revolving Loans pursuant to this Section 2.2(c) if an Event of Default has occurred and is continuing. No such making of an L/C Advance shall relieve or otherwise impair the obligation of US Borrower to reimburse the applicable Issuing Bank for the amount of any payment made by such Issuing Bank under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Lender fails to make available to Administrative Agent for the account of the applicable Issuing Bank any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.2(c) by the time specified in Section 2.2(c)(ii), then, without limiting the other provisions of this Agreement, the applicable Issuing Bank shall be entitled to recover from such Revolving Lender (acting through Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such

-51-	CREDIT AGREEMENT (PATTERN REVOLVER)

payment is immediately available to the applicable Issuing Bank at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Issuing Bank in connection with the foregoing. If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Lender’s Revolving Loan included in the relevant borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the applicable Issuing Bank submitted to any Revolving Lender (through Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the applicable Issuing Bank has made a payment under any Letter of Credit and has received from any Revolving Lender such Revolving Lender’s L/C Advance in respect of such payment in accordance with Section 2.2(c), if Administrative Agent receives for the account of the applicable Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from US Borrower or otherwise, including proceeds of Cash Collateral applied thereto by Administrative Agent), Administrative Agent will distribute to such Revolving Lender its Pro Rata Share thereof in Dollars or in the same funds as those received by Administrative Agent.

(ii) If any payment received by Administrative Agent for the account of the applicable Issuing Bank pursuant to Section 2.2(c)(i) is required to be returned under any of the circumstances described in Section 10.10 (including pursuant to any settlement entered into by such Issuing Bank in its discretion), each Revolving Lender shall pay to Administrative Agent for the account of the applicable Issuing Bank its Pro Rata Share thereof on demand of Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of US Borrower to reimburse an Issuing Bank for each L/C Borrowing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Credit Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that Borrowers or any Affiliate may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

-52-	CREDIT AGREEMENT (PATTERN REVOLVER)

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) waiver by such Issuing Bank of any requirement that exists for such Issuing Bank’s protection and not the protection of US Borrower or any waiver by such Issuing Bank which does not in fact materially prejudice US Borrower;

(v) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi) any payment made by such Issuing Bank in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vii) any payment by such Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(viii) any adverse change in the relevant exchange rates or in the availability of Canadian Dollars to US Borrower or any Affiliate or in the relevant currency markets generally; or

(ix) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, US Borrower or any of its Affiliates.

The US Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with US Borrower’s instructions or other irregularity, US Borrower will promptly notify the applicable Issuing Bank. US Borrower shall be conclusively deemed to have waived any such claim against the applicable Issuing Bank and its correspondents unless such notice is given as aforesaid.

(f) Role of Issuing Bank. In paying any drawing under a Letter of Credit, each Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Banks, Administrative Agent, any of their respective Related Parties nor any participant or assignee of the Issuing Banks shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request

-53-	CREDIT AGREEMENT (PATTERN REVOLVER)

or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. US Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude US Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Banks, Administrative Agent, any of their respective Related Parties nor any participant or assignee of the Issuing Banks shall be liable or responsible for any of the matters described in clauses (i) through (ix) of Section 2.2(e); provided, however, that anything in such clauses to the contrary notwithstanding, US Borrower may have a claim against the Issuing Banks, and the Issuing Bank may be liable to US Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by either US Borrower which US Borrower proves were caused by such Issuing Bank’s willful misconduct or gross negligence. In furtherance and not in limitation of the foregoing, such Issuing Bank may, in its sole discretion, accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The Issuing Banks may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (known as “SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g) Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by an Issuing Bank and US Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the Issuing Banks shall not be responsible to US Borrower for, and such Issuing Bank’s rights and remedies against US Borrower shall not be impaired by, any action or inaction of such Issuing Bank required or permitted under any Governmental Rule that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Governmental Rules of a jurisdiction where such Issuing Bank or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade – International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h) Reporting of Letter of Credit Information. For so long as any Letter of Credit issued by an Issuing Bank other than Administrative Agent is outstanding, such Issuing Bank shall deliver to Administrative Agent and US Borrower on the last Business Day of each calendar month, and on each date that an Credit Extension occurs with respect to any such Letter of Credit, a report in the form satisfactory to Administrative Agent, appropriately completed with the information for every outstanding Letter of Credit issued by such Issuing Bank. Administrative Agent shall deliver to the Lenders on a monthly basis a report of all outstanding Letters of Credit.

-54-	CREDIT AGREEMENT (PATTERN REVOLVER)

(i) Letters of Credit Issued for Affiliates. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Operating Company Subsidiary or any other Affiliate of a Borrower, US Borrower shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit. Borrowers hereby acknowledge that the issuance of Letters of Credit for the account of any Restricted Operating Company Subsidiary or any other Affiliate of Borrowers inures to the benefit of Borrowers, and that Borrowers’ business derives substantial benefits from the businesses of such parties.

2.3 Pro Rata Shares. All Revolving Loans shall be made, and all participations shall be purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Revolving Loan requested hereunder or purchase a participation required hereby nor shall any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Revolving Loan requested hereunder or purchase a participation required hereby.

2.4 Use of Proceeds. The proceeds of the Revolving Loans and the issuance of Letters of Credit shall be applied by Borrowers for Permitted Uses. The Letters of Credit shall be used by Borrowers to support Borrowers’ and their respective Affiliates’ obligations under the Projects, Permitted Wind Farm Investments and other Contractual Obligations but shall in no event be used to make or facilitate any Investment not otherwise permitted hereunder at the time of issuance of such Letter of Credit or any renewal or extension thereof. No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.

2.5 Evidence of Debt; Lenders’ Books and Records; Notes

(a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Borrowers to such Lender, including the amounts of the Revolving Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Borrowers, absent manifest error; provided that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or Borrowers’ Obligations in respect of any applicable Revolving Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b) Notes. If so requested by any Lender by written notice to Borrowers (with a copy to Administrative Agent) at least five (5) Business Days prior to the Closing Date, or at any time thereafter, to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Revolving Loans owing to, or to be made by, such Lender, the Borrowers shall execute and deliver to such Lender (or, if applicable and if so specified in such notice, to any Person who is a permitted assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the date that is five (5) Business Days prior to

-55-	CREDIT AGREEMENT (PATTERN REVOLVER)

the Closing Date, promptly after Borrowers’ receipt of such notice) a Note or Notes to evidence such Lender’s Revolving Loan, as the case may be (and, if applicable, prior to its receipt of any such new Note or Notes, such Lender shall surrender any previously issued Notes to Administrative Agent for cancellation).

2.6 Interest on Revolving Loans

(a) Except as otherwise set forth herein, each Revolving Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows: (i) if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or (ii) if a Eurodollar Rate Loan, at the Eurodollar Rate plus the Applicable Margin.

(b) The basis for determining the rate of interest with respect to any Revolving Loan, and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by Borrowers and notified to Administrative Agent pursuant to the applicable Borrowing Notice And Certificate or Conversion/Continuation Notice, as the case may be. If on any day a Revolving Loan is outstanding with respect to which a Borrowing Notice And Certificate or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Revolving Loan shall be a Base Rate Loan.

(c) In connection with Eurodollar Rate Loans there shall be no more than eight (8) Interest Periods outstanding at any time. In the event Borrowers fail to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Borrowing Notice And Certificate or Conversion/Continuation Notice, such Revolving Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Revolving Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event Borrowers fail to specify an Interest Period for any Eurodollar Rate Loan in the applicable Borrowing Notice And Certificate or Conversion/Continuation Notice, Borrowers shall be deemed to have selected an Interest Period of one (1) month. Administrative Agent shall promptly notify Borrowers and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, Administrative Agent shall notify Borrowers and the Lenders of any change in Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(d) Interest payable pursuant to Section 2.6(a) shall be computed (i) in the case of Base Rate Loans bearing interest at a rate determined by reference to a Base Rate calculated pursuant to clause (a) of the definition of Base Rate, on the basis of a 365- day or 366-day year, as the case may be, and (ii) in the case of all other Base Rate Loans and Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Revolving Loan, the date of the making of such Revolving Loan or the first day of an Interest Period applicable to such Revolving Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case

-56-	CREDIT AGREEMENT (PATTERN REVOLVER)

may be, shall be included, and the date of payment of such Revolving Loan or the expiration date of an Interest Period applicable to such Revolving Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, if a Revolving Loan is repaid on the same day on which it is made, one (1) day’s interest shall be paid on that Revolving Loan.

(e) Except as otherwise set forth herein, interest on each Revolving Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Revolving Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Revolving Loans, including final maturity of the Revolving Loans.

(f) US Borrower agrees to pay to each Issuing Bank, with respect to drawings honored under any Letter of Credit issued by such Issuing Bank, interest on the amount paid by such Issuing Bank in respect of each such honored drawing, at a rate equal to (i) for the period from the Honor Date to but excluding the Reimbursement Date (or such later date such amount is reimbursed on behalf of US Borrower), the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans, and (ii) thereafter, the Default Rate. For the period of time between the Honor Date and the Reimbursement Date (or such later date such amount is reimbursed on behalf of US Borrower), the interest accruing on such amounts will be for the account of the applicable Issuing Bank until reimbursed for all amounts other than the Issuing Bank’s Pro Rata Share thereof.

(g) Interest payable pursuant to Sections 2.6(f) shall be computed on the basis of a 365/366-day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. Promptly upon receipt by an Issuing Bank of any payment of interest pursuant to Section 2.6(f), such Issuing Bank shall distribute to each Revolving Lender, out of the interest received by such Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which such Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Revolving Lender would have been entitled to receive in respect of the Letter of Credit Fees that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit.

(h) Canada Interest Act. For the purposes of the Interest Act (Canada) and disclosure under such act, whenever interest to be paid under this Agreement is to be calculated on the basis of a year of 360 or 365 days or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate used pursuant to such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by either 360 or 365 or such other period of time, as the case may be.

-57-	CREDIT AGREEMENT (PATTERN REVOLVER)

2.7 Conversion/Continuation

(a) Subject to Section 2.15 and (with respect to continuations of, or conversions into, Eurodollar Rate Loans) so long as no Event of Default shall have occurred and then be continuing, Borrowers shall have the option:

(i) to convert at any time all or any part of any Revolving Loan in a minimum amount equal to five hundred thousand Dollars ($500,000) and integral multiples of fifty thousand Dollars ($50,000) in excess of that amount or, if different, the entire amount of the Revolving Loan being converted, from one Type of Loan to another Type of Loan; provided, a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless Borrowers shall pay all amounts due under Section 2.15 in connection with any such conversion; or

(ii) upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Revolving Loan in a minimum amount equal to five hundred thousand Dollars ($500,000) and integral multiples of one hundred thousand Dollars ($100,000) in excess of that amount or, if different, the entire amount of the Revolving Loan being continued, as a Eurodollar Rate Loan.

(b) Borrowers shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 12:00 p.m. (New York City time) at least one (1) Business Day in advance of the proposed Conversion/Continuation Date (in the case of a conversion to, or continuation of, a Base Rate Loan) and at least three (3) Business Days in advance of the proposed Conversion/Continuation Date (in the case of a conversion to an Eurodollar Rate Loan). Subject to the foregoing, in the event that the applicable Borrower shall not deliver a Conversion/Continuation Notice with respect to any Eurodollar Rate Loan as provided above, such Eurodollar Rate Loan (unless repaid) shall automatically be continued as a Eurodollar Rate Loan with a one month Interest Period at the expiration of the then current Interest Period. A Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be revocable on and after the related Interest Rate Determination Date; provided that the applicable Borrower shall be bound to effect a conversion or continuation in accordance therewith unless such Borrower compensates Lenders in accordance with Section 2.15(c).

2.8 Default Interest. During such periods that an Event of Default has occurred and is continuing, all outstanding Obligations shall bear interest at a rate per annum equal to the Default Rate from the date such payment was due to but excluding the date such Event of Default is remedied or waived. Interest payable at the Default Rate shall be payable from time to time on demand.

2.9 Fees

(a) Borrowers agree to pay to Administrative Agent for the ratable benefit of each Lender having Revolving Commitment fees equal to (1) the average of the daily difference between (A) the Revolving Commitments (regardless of any Availability Suspension,

-58-	CREDIT AGREEMENT (PATTERN REVOLVER)

availability limitation pending the Completion of Santa Isabel Project, or any other availability limitation as of the date of determination), and (B) the Total Utilization of Revolving Commitments, times (2) the applicable Commitment Fee Rate for the applicable period.

(b) US Borrower agrees to pay the following fees or cause the following fees to be paid to:

(i) each Issuing Bank for its own account, a fronting fee equal to one quarter of one percent (0.25%), per annum of the average aggregate daily maximum amount available to be drawn under all Letters of Credit issued by such Issuing Bank (determined as of the close of business on any date of determination); and

(ii) Administrative Agent for the ratable benefit of each Lender participating in each Letter of Credit, letter of credit fees (“Letter of Credit Fees”) equal to (1) the Applicable Margin for Revolving Loans that are Eurodollar Rate Loans, times (2) the Dollar Equivalent of the average aggregate daily maximum amount available to be drawn under all such Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination); provided that such Letter of Credit Fee shall be set off against any interest due to Borrowers under Section 2.2(c)(i).

(iii) each Issuing Bank for its own account, such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with such Issuing Bank’s standard schedule for such charges and as in effect (and delivered to US Borrower) at the time of such issuance, amendment, transfer or payment, as the case may be.

(c) All fees referred to in Sections 2.9(a) and (b)(ii) shall be paid to Administrative Agent at its Principal Office and upon receipt, Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.

(d) All fees referred to in Sections 2.9(a) and (b) shall be calculated on the basis of a 360-day year and the actual number of days elapsed. All fees referred to in Sections 2.9(a) and (b) shall be payable by Borrowers quarterly in arrears on March 31, June 30, September 30 and December 31 of each year during the Revolving Commitment Period, commencing on the first such date to occur after the Closing Date, and on the Revolving Commitment Termination Date.

(e) In addition to any of the foregoing fees, each Borrower agrees to pay to Agents and Lenders such other fees in the amounts and at the times separately agreed upon in fee letters.

(f) No Revolving Commitment fees shall be payable with respect to any unused portion of the Revolving Commitment to the extent irrevocably cancelled by Borrowers.

-59-	CREDIT AGREEMENT (PATTERN REVOLVER)

2.10 Voluntary Prepayments/Commitment Reductions

(a) Voluntary Prepayments.

(i) At any time and from time to time:

(1) with respect to Base Rate Loans, Borrowers may prepay any such Revolving Loans on any Business Day in whole or in part; and

(2) with respect to Eurodollar Rate Loans, Borrowers may prepay any such Revolving Loans on any Business Day in whole or in part.

(ii) All such prepayments shall be made:

(1) without premium or penalty (except as provided in Section 2.15(c));

(2) together with accrued interest on the principal amount being prepaid; provided, however, with respect to any voluntary prepayment of an Eurodollar Rate Loan, accrued interest shall continue to accrue and instead be payable on the applicable Interest Payment Date.

(3) upon not less than one (1) Business Day’s prior written or telephonic notice in the case of Base Rate Loans; and

(4) upon not less than three (3) Business Days’ prior written or telephonic notice in the case of Eurodollar Rate Loans;

in each case given to Administrative Agent, as the case may be, by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (and Administrative Agent will promptly transmit such telephonic or original notice for Revolving Loans by telefacsimile or telephone to each applicable Lender). Upon the giving of any such notice, the principal amount of the Revolving Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.12(a).

(b) Commitment Reductions.

(i) Borrowers may, upon not less than one (1) Business Day’s prior written or telephonic notice promptly confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction; provided, any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of five million Dollars ($5,000,000) and integral multiples of one million Dollars $1,000,000) in excess of that amount.

(ii) Borrowers’ notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in Borrowers’ notice and shall reduce the Revolving Commitment of each Lender proportionately to its Pro Rata Share thereof.

-60-	CREDIT AGREEMENT (PATTERN REVOLVER)

2.11 Mandatory Prepayments

(a) Asset Sales. No later than the tenth (10th) Business Day following the date of receipt by Borrowers or Restricted Holding Company Subsidiary of any Net Asset Sale Proceeds which exceed the amounts set forth in Section 6.8(e), the applicable Borrower shall prepay the Revolving Loans as set forth in Section 2.12(b) in an aggregate amount equal to such Net Asset Sale Proceeds and the Revolving Commitments shall be permanently reduced as set forth in Section 2.12(b).

(b) Insurance/Condemnation Proceeds. No later than the tenth (10th) Business Day following the date of receipt by Borrowers or any Restricted Holding Company Subsidiary of any Net Insurance/Condemnation Proceeds, (i) the applicable Borrower shall prepay the Revolving Loans as set forth in Section 2.12(b) in an aggregate amount equal to such Net Insurance/Condemnation Proceeds and (ii) the Revolving Commitments shall be permanently reduced as set forth in Section 2.12(b).

(c) Issuance of Debt. No later than the tenth (10th) Business Day following the date of receipt by Borrowers or any Restricted Holding Company Subsidiary of any Net Cash Proceeds from the incurrence of any Indebtedness for borrowed money by Borrowers or any Restricted Holding Company Subsidiary (other than Permitted Indebtedness), Borrowers shall prepay the Revolving Loans as set forth in Section 2.12(b) in an aggregate amount equal to such proceeds and the Revolving Commitments shall be permanently reduced as set forth in Section 2.12(b).

(d) Revolving Loans. Borrowers shall from time to time prepay the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Commitments shall not at any time exceed the Revolving Commitments then in effect (except to the extent permitted under Sections 2.22(b) and 2.22(c)).

(e) Prepayment Certificate. Concurrently with any prepayment of the Revolving Loans pursuant to Sections 2.11(a) through 2.11(d), Borrowers shall deliver to Administrative Agent a certificate of an Authorized Representative demonstrating the calculation of the amount required to be prepaid. In the event that Borrowers shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Borrowers shall promptly make an additional prepayment of the Revolving Loans in an amount equal to such excess, and Borrowers shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Representative demonstrating the derivation of such excess.

(f) No Waiver. The acceptance by any Lender of any prepayment amount shall not constitute a consent or waiver of such Lenders’ rights with respect to any other provision set forth in the Credit Documents, including covenants related to Lenders’ consent rights with respect to Asset Sales and incurrence of Indebtedness.

-61-	CREDIT AGREEMENT (PATTERN REVOLVER)

2.12 Application of Prepayments

(a) Application of Voluntary Prepayments by Type of Loans. Any prepayment of any Revolving Loan pursuant to Section 2.10(a) shall be applied as specified by Borrowers in the applicable notice of prepayment; provided, in the event Borrowers fail to specify the Revolving Loans to which any such prepayment shall be applied, such prepayments shall be applied to repay outstanding Revolving Loans to the full extent thereof, without any permanent reduction of the Revolving Commitments.

(b) Application of Mandatory Prepayments; Commitment Reductions. Subject to the final sentence of Section 2.22(a)(2), any amount required to be paid pursuant to Section 2.11 shall be applied as follows:

first, in the case of US Borrower, to prepay outstanding reimbursement obligations with respect to Letters of Credit;

second, to prepay the Revolving Loans to the full extent thereof and, except in connection with a prepayment under Sections 2.11(d), 2.22(b)(ii) and 2.22(c)(ii), to permanently reduce the Revolving Commitments by the amount of such prepayment; and

third, to provide Cash Collateral for Letters of Credit.

(c) Application of Prepayments of Revolving Loans to Base Rate Loans and Eurodollar Rate Loans. Considering each Type of Loan being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrowers pursuant to Section 2.15(c).

2.13 General Provisions Regarding Payments

(a) All payments by Borrowers of principal, interest, fees and other Obligations shall be made in Dollars (except, in respect of any Canadian Dollar Denominated Letter of Credit, which may be reimbursed with Canadian Dollars) in same day funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered by wire transfer to Administrative Agent not later than 2:00 p.m. (New York City time) on the date due at the Principal Office designated by Administrative Agent for the account of Lenders; for purposes of computing interest and fees, funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrowers on the next succeeding Business Day.

(b) Unless Administrative Agent shall have received notice from a Lender prior to any proposed Credit Date of Eurodollar Rate Loans (or, in the case of any borrowing of Base Rate Loans, prior to 12:00 p.m. (New York City time) on the date of such borrowing) that such Lender will not make available to Administrative Agent such Lender’s share of such

-62-	CREDIT AGREEMENT (PATTERN REVOLVER)

borrowing, Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2 (or, in the case of a borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2) and may, in reliance upon such assumption, make available to Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to Administrative Agent, then the applicable Lender agrees to pay to Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to Borrowers to but excluding the date of payment to Administrative Agent, at the Overnight Rate, plus any administrative, processing or similar fees customarily charged by Administrative Agent in connection with the foregoing. If such Lender pays its share of the applicable borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Revolving Loan included in such borrowing. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Borrowers and Borrowers shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans for such Type of Loan. Nothing in this Section 2.13(b) shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Commitments hereunder or to prejudice any rights that Borrowers may have against any Lender as a result of any default by such Lender hereunder. A notice of Administrative Agent to any Lender or Borrowers with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Unless Administrative Agent shall have received notice from Borrowers prior to the date on which any payment is due to Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that Borrowers will not make such payment, Administrative Agent may assume that Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Banks, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the Overnight Rate.

(d) All payments in respect of the principal amount of any Revolving Loan (other than voluntary prepayments of Revolving Loans that are Base Rate Loans as provided in Section 2.10(a)(ii)(2) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest, fees, costs and expenses then due hereunder, such funds shall be applied (i) first, towards payment of interest, fees costs and expenses then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

-63-	CREDIT AGREEMENT (PATTERN REVOLVER)

(e) Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.

(f) Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(g) Subject to the provisos set forth in the definition of “Interest Period” as they may apply to Revolving Loans, whenever any payment to be made hereunder with respect to any Revolving Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the Revolving Commitment fees hereunder.

(h) Borrowers hereby authorize Administrative Agent to charge Borrowers’ accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(i) Administrative Agent shall deem any payment by or on behalf of Borrowers hereunder that is not made in same day funds prior to 2:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to Borrowers and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.8 from the date such amount was due and payable until the date such amount is paid in full.

(j) If an Event of Default shall have occurred and not otherwise been cured or waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1 or pursuant to any sale of, any collection from, or other realization upon all or any part of the Collateral, all payments or proceeds received by Agents hereunder in respect of any of the Obligations, shall be applied in accordance with the application arrangements described in the US Pledge and Security Agreement.

(k) The obligations of the Lenders hereunder to make Revolving Loans, to fund participations in Letters of Credit are several and not joint. The failure of any Lender to make any Revolving Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Revolving Loan, or to purchase its participation.

-64-	CREDIT AGREEMENT (PATTERN REVOLVER)

2.14 Ratable Sharing. Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Revolving Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as Cash Collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrowers or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Borrowers expressly consent to the foregoing arrangement and agree that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by Borrowers to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this Section 2.14 shall not be construed to apply to (a) any payment made by Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Revolving Loans or other Obligations owed to it or (c) any payment to an Issuing Bank of a reimbursement obligation in accordance with Section 2.2(c)(i).

2.15 Making or Maintaining Eurodollar Rate Loans

(a) Inability to Determine Applicable Interest Rate. In the event that Administrative Agent (upon the written instruction of the Required Lenders) shall have determined in good faith (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that (1) by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Revolving Loans on the basis provided for in the definition of Eurodollar Rate or (2) deposits are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurodollar Rate Loan, Administrative Agent shall on such date give

-65-	CREDIT AGREEMENT (PATTERN REVOLVER)

notice (by telefacsimile or by telephone confirmed in writing) to Borrowers and each Lender of such determination, whereupon (i) no Revolving Loans may be made as, or converted to, Eurodollar Rate Loans and (ii) in the event of a determination with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until Administrative Agent (upon the written instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, Borrowers may revoke any pending Borrowing Notice And Certificate or Conversion/Continuation Notice of Eurodollar Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a borrowing of Base Rate Loans in the amount specified therein.

(b) Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have determined in good faith (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Borrowers and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any Governmental Rule (or would conflict with any Governmental Rule not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the Closing Date which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Borrowers and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter (1) each Affected Lender shall make such Revolving Loan as (or continue such Revolving Loan as or convert such Revolving Loan to, as the case may be) a Base Rate Loan, (2) each Affected Lender’s obligation to maintain its outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the relevant Interest Periods then in effect with respect to the Affected Loans or when required by Governmental Rules and Borrowers shall prepay or convert such Affected Loans together with accrued interest, (3) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination and (4) if such notice asserts the illegality of any Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by Administrative Agent pursuant to such definition without reference to the Eurodollar Rate component of the Base Rate. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Borrowers pursuant to a Borrowing Notice And Certificate or a Conversion/Continuation Notice, Borrowers shall have the option, subject to the provisions of Section 2.15(c), to rescind such Borrowing Notice And Certificate or Conversion/Continuation Notice as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). If Borrowers do not rescind such Borrowing Notice And Certificate or Conversion/Continuation Notice, each Affected Lender’s Pro Rata Share of such Revolving Loan shall constitute a Base Rate Loan. Except as provided in the immediately preceding sentence, nothing in this Section 2.15(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Revolving Loans as, or to convert Revolving Loans to, Eurodollar Rate Loans in accordance with the terms hereof.

-66-	CREDIT AGREEMENT (PATTERN REVOLVER)

(c) Compensation for Breakage or Non-Commencement of Interest Periods. Borrowers shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including (x) the difference between any interest paid by such Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and the Eurodollar Rate such Lender would receive in connection with the liquidation or re-employment of such funds and (y) amounts received by such Lender in connection with the liquidation or re-employment of such funds and any expense or liability incurred in connection therewith) which such Lender may actually sustain: (i) if for any reason (other than a default by any such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Borrowing Notice And Certificate or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment under Sections 2.10 or 2.11 of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Revolving Loan; (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Borrowers; and (iv) if an assignment of any Revolving Loan by a Terminated Lender pursuant to Section 2.15(c) occurs on a date prior to the last day of an Interest Period applicable to that Revolving Loan.

(d) Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e) Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under Section 2.15(c) shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under Section 2.15(c).

2.16 Increased Costs; Capital or Liquidity Adequacy

(a) Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.17 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (which term shall include each Issuing Bank for purposes of this Section 2.16(a)) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any Change in Law: (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than (A) Indemnified Taxes, (B) Excluded Taxes and (C) Connection Income Taxes) with respect to this Agreement or any of the

-67-	CREDIT AGREEMENT (PATTERN REVOLVER)

other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender, or (iii) imposes any other condition, cost or expense (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making, continuing, converting into or maintaining Revolving Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then each Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable by such Borrower hereunder; provided, Borrowers shall not be obligated to pay such Lender any compensation attributable to any period prior to the date that is one hundred eighty (180) days prior to the date on which such Lender gave notice to Borrowers of the circumstances entitling such Lender to compensation. Such Lender shall deliver to Borrowers (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.16(a) and in the calculation thereof, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b) Capital or Liquidity Adequacy Adjustment. In the event that any Lender (which term shall include each Issuing Bank for purposes of this Section 2.16(b)) shall have determined that the adoption, effectiveness, phase-in or change in applicability after the Closing Date of any Governmental Rule (or any provision thereof) regarding required capital adequacy or liquidity, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding required capital adequacy or liquidity (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Revolving Loans, Revolving Commitments or Letters of Credit, or participations therein or other obligations hereunder with respect to the Revolving Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, change in applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to required capital adequacy or liquidity), then from time to time, within five (5) Business Days after receipt by Borrowers from such Lender of the statement referred to in the next sentence, each Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction; provided, Borrowers shall not be obligated to pay such Lender any compensation attributable to any period prior to the date that is two hundred seventy (270) days prior to the

-68-	CREDIT AGREEMENT (PATTERN REVOLVER)

date on which such Lender gave notice to Borrowers of the circumstances entitling such Lender to compensation. Such Lender shall deliver to Borrowers (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.16(b) and in the calculation thereof, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(c) Additional Reserve Requirements. Each Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”, as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors of the Federal Reserve System or other applicable banking regulator, additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Revolving Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive) commencing on and as of the effective date of any change in the applicable reserve requirement, which shall be due and payable on each date on which interest is payable on such Revolving Loan.

2.17 Taxes; Withholding, Etc.

(a) Issuing Bank. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank.

(b) Payments Free of Taxes. Any and all payments by or on account of any Obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable Governmental Rules. If any applicable Governmental Rules (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Governmental Rules and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17(b)) the applicable Beneficiary receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by Borrower. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Governmental Rules, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by Credit Parties. Without duplication of Section 2.17(b), the relevant Credit Party shall indemnify each Beneficiary, within fifteen (15) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17(d)) payable or paid by such Beneficiary or required to be withheld or deducted from a payment to such Beneficiary and any reasonable and documented out-of-pocket expenses arising therefrom or with respect thereto,

-69-	CREDIT AGREEMENT (PATTERN REVOLVER)

whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, the Credit Parties shall have no obligation to indemnify any Beneficiary for any Indemnified Taxes imposed as a result of such Beneficiary’s gross negligence or willful misconduct. A certificate as to the amount of such payment or liability delivered to Borrowers by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of any Credit Party to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(f) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this Section 2.17(e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.17, such Credit Party shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment available and reasonably satisfactory to Administrative Agent.

(g) Status of Lenders.

(i) Any Beneficiary that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to Borrowers and Administrative Agent, at the time or times reasonably requested by Borrowers or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrowers or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Beneficiary, if reasonably requested by Borrowers or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrowers or Administrative Agent as will enable Borrowers or Administrative Agent to determine whether or not such Beneficiary is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(g)(ii)(1), (ii)(2) and (ii)(4) below) shall not be required if in the

-70-	CREDIT AGREEMENT (PATTERN REVOLVER)

Beneficiary’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Beneficiary.

(ii) Without limiting the generality of the foregoing,

(1) any Beneficiary that is a US Person shall deliver to Borrowers and Administrative Agent on or prior to the date on which such Beneficiary becomes a Beneficiary under this Agreement (and from time to time thereafter upon the reasonable request of any Borrower or Administrative Agent), executed originals of IRS Form W-9 certifying that such Beneficiary is exempt from U.S. federal backup withholding tax;

(2) any Non-US Lender or Non-US Agent shall, to the extent it is legally entitled to do so, deliver to Borrowers and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-US Lender or Non-US Agent becomes a Beneficiary under this Agreement (and from time to time thereafter upon the reasonable request of any Borrower or Administrative Agent), whichever of the following is applicable:

a. in the case of a Non-US Lender or Non-US Agent claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

b. executed originals of IRS Form W-8ECI;

c. in the case of a Non-US Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Non-US Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of either Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code and that interest payments on the Revolving Loan(s) are not effectively connected with the conduct of a trade or business within the United States of the Non-US Lender (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

-71-	CREDIT AGREEMENT (PATTERN REVOLVER)

d. to the extent a Non-US Lender or Non-US Agent is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if a Non-US Lender is a partnership and one or more direct or indirect partners of such Non-US Lender are claiming the portfolio interest exemption, such Non-US Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(3) any Non-US Lender or Non-US Agent shall, to the extent it is legally entitled to do so, deliver to Borrowers and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-US Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of any Borrower or Administrative Agent), executed originals of any other form prescribed by applicable Governmental Rules as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Governmental Rules to permit Borrowers or Administrative Agent to determine the withholding or deduction required to be made; and

(4) if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the applicable Borrower and Administrative Agent at the time or times prescribed by Governmental Rules and at such time or times reasonably requested by the applicable Borrower or Administrative Agent such documentation prescribed by applicable Governmental Rules (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the applicable Borrower or Administrative Agent as may be necessary for the applicable Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (4), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the applicable Borrower and Administrative Agent in writing of its legal inability to do so.

-72-	CREDIT AGREEMENT (PATTERN REVOLVER)

(h) Status of Administrative Agent. Royal Bank, as Administrative Agent, and any successor or supplemental Administrative Agent that is not a US Person, shall deliver to Borrowers two duly completed copies of IRS Form W-8IMY certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement with Borrowers to be treated as a US Person with respect to such payments (and Borrowers and Administrative Agent agree to so treat Administrative Agent as a US Person with respect to such payments), with the effect that Borrowers can make payments to Administrative Agent without deduction or withholding of any Taxes imposed by the United States.

(i) Treatment of Certain Refunds. If any party determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made or additional amounts paid under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.17(i) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.17(i), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.17(i) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.17(i) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(j) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

2.18 Obligation to Mitigate. Each Lender (which term shall include each Issuing Bank for purposes of this Section 2.18) agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Revolving Loans or Letters of Credit, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.15, 2.16 or 2.17, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may in good faith deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.15, 2.16 or 2.17 would be reduced and

-73-	CREDIT AGREEMENT (PATTERN REVOLVER)

if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Revolving Commitments, Revolving Loans or Letters of Credit through such other office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such Revolving Commitments, Revolving Loans or Letters of Credit or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.18 unless Borrowers agree to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described in clause (i) above. A certificate as to the amount of any such expenses payable by Borrowers pursuant to this Section 2.18 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrowers (with a copy to Administrative Agent) shall be conclusive absent manifest error.

2.19 Defaulting Lenders. (a) Defaulting Lender Adjustments. Anything contained herein to the contrary notwithstanding, if any Lender becomes a Defaulting Lender, then until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Governmental Rules:

(i) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 10.4 shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; third, to Cash Collateralize each Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.19(c); fourth, as Borrowers may request (so long as no Default or Event of Default shall have occurred and be continuing), to the funding of any Revolving Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fifth, if so determined by Administrative Agent and Borrowers, to be held in a Deposit Account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Revolving Loans under this Agreement and (y) Cash Collateralize each Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.19(c); sixth, to the payment of any amounts owing to the Lenders or Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default shall have occurred and be continuing, to the payment of any amounts owing to Borrowers as a result of any judgment of a court of competent jurisdiction obtained by Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is

-74-	CREDIT AGREEMENT (PATTERN REVOLVER)

a payment of the principal amount of any Revolving Loans or reimbursement obligations with respect to Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Revolving Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Revolving Loans of, and reimbursement obligations with respect to Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolving Loans of, or reimbursement obligations with respect to Letters of Credit owed to, such Defaulting Lender until such time as all Revolving Loans and funded and unfunded participations in Letters of Credit are held by the Lenders pro rata in accordance with the applicable Revolving Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.19(a)(i) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(ii) Certain Fees.

(1) No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.9 for any period during which such Lender is a Defaulting Lender (and Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender); provided that such Defaulting Lender shall be entitled to receive fees for any period during which such Lender is a Defaulting Lender only to extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.19(c).

(2) With respect to any fees not required to be paid to any Defaulting Lender pursuant to clause (1) above, Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that has been reallocated to such Non-Defaulting Lender pursuant to clause (iii) below, (y) pay to each Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to each Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iii) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 3.2 are satisfied at the time of such reallocation (and, unless Borrowers

-75-	CREDIT AGREEMENT (PATTERN REVOLVER)

shall have otherwise notified Administrative Agent at such time, Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(iv) Cash Collateral. If the reallocation described in Section 2.19(a)(iii) cannot, or can only partially, be effected, US Borrower shall, without prejudice to any right or remedy available to it hereunder or under Governmental Rules, Cash Collateralize each Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.19(c); provided that US Borrower’s obligation to Cash Collateralize such Issuing Bank’s Fronting Exposure at any time shall be limited to the amount of excess cash flow available to be distributed under Section 6.4 at such time; provided further that, no subsequent Letter of Credit may be issued under this Agreement at any time that there shall exist a Defaulting Lender, unless US Borrower shall, upon issuance of such subsequent Letter of Credit, Cash Collateralize the applicable Issuing Bank’s Fronting Exposure (determined after giving effect to Section 2.19(a)(iii) and any Cash Collateral provided by such Defaulting Lender).

(b) Defaulting Lender Cure. If Borrowers, Administrative Agent and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Revolving Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

(c) Cash Collateral. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of Administrative Agent or any Issuing Bank (with a copy to Administrative Agent) US Borrower shall Cash Collateralize such Issuing Bank’s Fronting Exposure (determined after giving effect to Section 2.19(a)(iii) and any Cash Collateral provided by such Defaulting Lender); provided that each Borrower’s obligation to Cash Collateralize such Issuing Bank’s Fronting Exposure at any time shall be limited to the amount of excess cash flow available to be distributed under Section 6.4 at such time; provided further that, no subsequent Letter of Credit may be issued under this Agreement at any time that there shall exist a Defaulting Lender, unless US Borrower shall, upon issuance of such

-76-	CREDIT AGREEMENT (PATTERN REVOLVER)

subsequent Letter of Credit, Cash Collateralize the applicable Issuing Bank’s Fronting Exposure (determined after giving effect to Section 2.19(a)(iii) and any Cash Collateral provided by such Defaulting Lender).

(i) Grant of Security Interest. US Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to Administrative Agent, for the benefit of each Issuing Bank, and agrees to maintain, a First Priority Lien in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (ii) below. If at any time Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than Administrative Agent and each Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the Defaulting Lender’s Pro Rata Share of the applicable Letters of Credit, US Borrower will, promptly upon demand by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(ii) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.19 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.19 following (x) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender) or (y) the determination by Administrative Agent and such Issuing Bank that there exists excess Cash Collateral; provided that subject to the other provisions of this Section 2.19, the Person providing Cash Collateral and such Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

2.20 Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to Borrowers that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.15 (other than Section 2.15(c)), 2.16 or 2.17, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five (5) Business Days after Borrowers’ request for such withdrawal; (b) (i) any Lender shall become and continues to be a Defaulting Lender and (ii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender, pursuant to Section 2.19(b), within five (5) Business Days after Borrowers’ request that it cure such default; or (c) any Lender (such Lender a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination requiring the

-77-	CREDIT AGREEMENT (PATTERN REVOLVER)

consent of all of the Lenders requested by Borrowers under or with respect to the Financing Documents, and with respect to which the Required Lenders shall have granted their consent, then, with respect to each such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), Borrowers may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign all or any part of its outstanding Revolving Loans and its Revolving Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and, in such case, (x) the applicable Terminated Lender (except as provided in clause (y) below) shall pay any fees payable thereunder in connection with such assignment from an Increased-Cost Lender or a Defaulting Lender and (y) Borrowers shall pay any fees, costs or expenses thereunder in connection with such assignment from a Non-Consenting Lender; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Revolving Loans of the Terminated Lender, (B) an amount equal to all unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.9; (2) on the date of such assignment, Borrowers shall pay any amounts payable to such Terminated Lender pursuant to Section 2.15(c), 2.16 or 2.17; (3) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.17, such assignment will result in reduction in such compensation or payments thereafter; (4) Administrative Agent shall have been paid the assignment fee (if any) specified in Section 10.6(d)(i); (5) such assignment does not conflict with applicable Governmental Rules and (6) no Default or Event of Default has occurred and is continuing; provided, Borrowers may not make such election with respect to any Terminated Lender that is also an Issuing Bank unless, prior to the effectiveness of such election, Borrowers shall have caused each outstanding Letter of Credit issued thereby to be cancelled, fully Cash Collateralized or supported by a “back-to-back” Letter of Credit reasonably satisfactory to such Terminated Lender. In connection with any such replacement, if the replaced Lender does not execute and deliver to Administrative Agent a duly completed Assignment Agreement reflecting such replacement within a period of time deemed reasonable by Administrative Agent, then such replaced Lender shall be deemed to have executed and delivered such Assignment Agreement. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Revolving Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrowers to require such assignment and delegation cease to apply.

2.21 Increased Commitments

(a) After the Closing Date and subject to any Revolving Commitment reductions provided for in this Agreement, Borrowers may by written notice to Administrative Agent elect to request prior to the Revolving Commitment Termination Date an increase to the existing Revolving Commitments (such increase, the “Additional Revolving Commitments”),

-78-	CREDIT AGREEMENT (PATTERN REVOLVER)

in an amount per increase of at least five million Dollars ($5,000,000) and no more than thirty five million Dollars ($35,000,000) in the aggregate. Each such notice shall specify (A) the date (each, an “Increased Amount Date”) on which Borrowers propose that the Additional Revolving Commitments shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to Lenders and (B) subject to Section 2.21(b), the identity of each Lender or other Person that is an Eligible Additional Lender (each, an “Additional Lender”, as applicable) to whom Borrowers propose any portion of such Additional Revolving Commitments, as applicable, be allocated and the amounts of such allocations (and whether any such Additional Lender or its Affiliates will become an Issuing Bank and, if so, the amount of each such Additional Lender’s or its Affiliates’ Lender Sublimit); provided that any existing Lender approached to provide all or a portion of the Additional Revolving Commitments, as applicable, may elect or decline, in its sole discretion, to provide such commitment.

(b) Such Additional Revolving Commitments shall become effective, as of such Increased Amount Date; provided that (1) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such Additional Revolving Commitments, as applicable; (2) no default or event of default shall exist under the Project Financing Documents on such Increased Amount Date before or after giving effect to such Additional Revolving Commitments, as applicable, (3) the representations and warranties set forth in the Credit Documents shall be true and correct as of such Increased Amount Date (or, to the extent any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), (4) both before and after giving effect to the making of any Additional Revolving Loan, each of the conditions set forth in Section 3.2 shall be satisfied (to the extent not covered in this Section 2.21); (5) the Additional Revolving Commitments will have substantially identical terms and conditions under this Agreement as the Revolving Commitments (it being anticipated that Additional Revolving Commitments will be documented as an increase of the Revolving Commitments); (6) after giving effect to any request for Additional Revolving Commitments, as applicable, Borrowers shall be in compliance on a pro forma basis (taking into account any additional Borrower Debt and Borrower Cash Flow) with the covenants set forth in Section 6.7; (7) the Additional Revolving Commitments, as applicable, shall be effected pursuant to one or more Joinder Agreements executed and delivered by the relevant Additional Lender, each Credit Party and Administrative Agent, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Sections 2.17(e) and (g); (8) Borrowers shall make any payments required pursuant to Section 2.15(c) in connection with the Additional Revolving Commitments, as applicable; (9) the Additional Revolving Commitments shall rank pari passu in right of payment and of security with the Revolving Commitments; (10) the Project Waivers shall be amended to include each Additional Lender in the proviso of subclause (a) of Section 4 therein and (11) Borrowers shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by Administrative Agent in connection with any such transaction, it being acknowledged and agreed that such legal opinions or other documents (including consents, waivers or amendments reasonably requested by the Administrative Agent (acting at the direction of the Required Lenders) for purposes of ensuring that the Lenders’ ability to exercise remedies with respect to any Subsidiary acquired or contributed to the Collateral is consistent with those available to the Lenders with respect to the Credit Parties and the Restricted Operating Company Subsidiaries as of the Closing Date under the Transaction Documents) will be reasonably similar in scope to the legal opinions and documents delivered hereunder on the Closing Date.

-79-	CREDIT AGREEMENT (PATTERN REVOLVER)

(c) In addition to satisfying the conditions precedent set forth in Section 2.21(b), Additional Revolving Commitments shall only be made available concurrently with or after the acquisition or contribution of additional Subsidiaries that are contributed to Borrowers as new Restricted Operating Company Subsidiaries that own wind farms in construction or operation (subject to satisfaction of the criteria set out in the definition of “Permitted Wind Farm Investments” and delivery of an updated financial model delivered to Administrative Agent reflecting credit metrics and incurrence tests on a forward looking basis consistent with the Base Case Model (as determined by Administrative Agent, to its reasonable satisfaction); provided that the updated model assumptions shall only be modified to reflect historical results, permanent reduction in Revolving Commitments due to mandatory prepayment, if any, projected additional Borrower Cash Flows from new Restricted Operating Company Subsidiaries and the Additional Revolving Commitment). Each such contributed Subsidiary shall be designated by the Lenders as either a “Large Restricted Operating Company Subsidiary”, “Medium Restricted Operating Company Subsidiary” or “Small Restricted Operating Company Subsidiary”.

(d) Prior to offering any Person other than the Lenders the opportunity to participate in any Additional Revolving Commitment, Borrowers shall offer the existing Lenders the opportunity to provide any such Additional Revolving Commitment consistent with their Pro Rata Share and each such Lender shall have five (5) Business Days to determine whether it wishes to participate in such Additional Revolving Commitment.

(e) On any Increased Amount Date on which Additional Revolving Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) (A) each of the Lenders shall assign to each of the Additional Lenders, and each of the Additional Lenders shall purchase from each of the Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding on such Increased Amount Date proportionate to their respective Pro Rata Shares as provided in Section 2.3, and (B) each of the Lenders shall assign to each of the Additional Lenders, such interests in the unused Revolving Commitments on such Increased Amount Date, such that, in the case of clauses (A) and (B), after giving effect to all such assignments and purchases, such Revolving Loans and unused Revolving Commitments will be held by the existing Lenders and Additional Lenders ratably in accordance with their Revolving Commitments after giving effect to the addition of such Additional Revolving Commitments to the Revolving Commitments, (ii) each Additional Revolving Commitment shall be deemed for all purposes a Revolving Commitment and each Revolving Loan made thereunder (an “Additional Revolving Loan”) shall be deemed, for all purposes, a Revolving Loan and (iii) each Additional Lender shall become a Lender with respect to the Additional Revolving Commitment and all matters relating thereto.

(f) Administrative Agent shall notify Lenders promptly upon receipt of Borrowers’ notice of each Increased Amount Date and in respect thereof (i) the Additional Revolving Commitments and Additional Lenders, and (ii) in the case of each notice to any Lender, the respective interests in such Lender’s Revolving Loans, in each case subject to the assignments contemplated by this Section 2.21.

-80-	CREDIT AGREEMENT (PATTERN REVOLVER)

(g) Each Joinder Agreement may, without consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of Administrative Agent, to effect the provision of this Section 2.21.

2.22 Revolving Commitment Reductions and Availability Suspensions

(a) Project-Level Events of Default. Without limiting any provision set forth in Section 8.1 (including the potential for a default or event of default with respect to a single Project to directly or indirectly cause a Material Adverse Effect or Event of Default under this Agreement) and whether or not a Project lender exercises any available remedy under any Project Financing Document, if any one or more of the following conditions or events shall occur:

(i) Project-Level Payment Defaults. Failure of any Restricted Operating Company Subsidiary to pay when due any principal of or interest on or regularly occurring fees in respect of one or more items under the Project Financing Documents or any termination payments owing under interest rate hedge agreements entered into in connection with the Project Financing Documents, in each case beyond the grace period, if any, provided therefor in each case, that has not been cured under the applicable Project Financing Documents within five (5) Business Days of such failure and, if applicable, waived under the applicable Project Financing Documents within fifteen (15) Business Days of such failure (each, a “Project-Level Payment Default”); or

(ii) Project-Level Non-Monetary Defaults. Any Restricted Operating Company Subsidiary shall default in the performance of or compliance with any term contained in any Project Financing Document (other than any such term referred to Section 2.22(a)(i)) and such default or noncompliance shall remain unremedied beyond the grace period, if any, provided therefor (each, a “Project-Level Non-Monetary Default”);

THEN,

(1) with respect to Project-Level Payment Defaults, (A) provided that Borrowers are fully compliant with the Minimum Portfolio Standard, upon the occurrence and continuance of a Project-Level Payment Default for any single Project, (x) the applicable Non-Performing Subsidiary shall be treated the same (for purposes of the Commitment reduction described in this Section 2.22 only) as if a Transfer of all of the Capital Stock in such Non-Performing Subsidiary had occurred, (y) the Revolving Commitments shall be immediately, automatically and permanently reduced by the applicable Reduction Amount in accordance with Section 2.22(d) and (z) if applicable, a mandatory prepayment shall be due under Section 2.11(d) to the extent that the Total Utilization of Revolving Commitments exceeds the Revolving Commitments less an

-81-	CREDIT AGREEMENT (PATTERN REVOLVER)

amount equal to the applicable Reduction Amount set forth in Section 2.22(d), and (B) if a Project-Level Payment Default has occurred and is continuing, upon the occurrence of any other Project Level Default related to any other Project, an Event of Default shall be automatically deemed to have occurred for all purposes under this Agreement, regardless of whether an Availability Suspension is in effect or Borrowers are otherwise compliant with the Minimum Portfolio Standard; and

(2) with respect to Project-Level Non-Monetary Defaults, (A) provided that no Project-Level Payment Default has occurred and is continuing and the Borrowers are fully compliant with the Minimum Portfolio Standard, upon the occurrence of any Project-Level Non-Monetary Default, the availability of the Revolving Commitments shall be immediately and automatically suspended with respect to the Non-Performing Subsidiary to the extent required by Section 2.22(b) or 2.22(c) (as applicable) (“Availability Suspension”), and (B) if a Project-Level Non-Monetary Default has occurred and is continuing, upon the occurrence of any subsequent Project Level Payment Default related to any other Project, an Event of Default shall be automatically deemed to have occurred for all purposes under this Agreement, regardless of whether an Availability Suspension is in effect or the Borrowers are otherwise compliant with the Minimum Portfolio Standard. At such time as any Project-Level Non-Monetary Default has been (x) cured by the Borrowers or the applicable Restricted Operating Company Subsidiary, (y) waived by the Required Lenders or (z) if such Project-Level Non-Monetary Default relates to a matter that may be waived by the applicable project lender as permitted under Section 6.11, waived under the applicable Project Financing Documents), the Availability Suspension related to the applicable Project shall be terminated and the full amount of Revolving Commitments with respect to the applicable Project shall again be available.

(b) Effect of an Availability Suspension after a Qualified IPO. If an Availability Suspension occurs and is continuing after the effective date of a Qualified IPO, then the following shall apply:

(i) Upon the effective date of any such Availability Suspension until the earlier of the end of the Availability Suspension and the date upon which all Obligations are satisfied, (x) the availability of the Revolving Commitments shall be temporarily reduced by an amount equal to the applicable Reduction Amount set forth in Section 2.22(d), and (y) the Applicable Margin for all Eurodollar Rate Loans and Base Rate Loans will increase by a rate per annum equal to one and one half percent (1.50%) above the then-applicable rate of interest payable on such Obligation under this Agreement for such period; provided that such increased Applicable Margin shall no longer apply if the applicable Revolving Commitments have been reduced in accordance with clause (iii) below;

(ii) Commencing upon the six (6) month anniversary following the effective date of the Availability Suspension and until the termination thereof, in each case, only to the extent that the Total Utilization of Revolving Commitments exceeds the Revolving Commitments less an amount equal to the applicable Reduction Amount set forth in Section 2.22(d),

-82-	CREDIT AGREEMENT (PATTERN REVOLVER)

(1) all Extraordinary Payments shall, unless prohibited under the Project Financing Documents, be distributed to Borrowers and no such Extraordinary Payments shall be made from Borrowers to any other Person, unless and to the extent that Borrowers are then in compliance with the Leverage Ratio and the Interest Coverage Ratio set forth in Section 6.7 and so long as no Default or Event of Default shall have occurred and be continuing; and

(2) fifty percent (50%) of Cash that would otherwise be permitted to be distributed as a Restricted Payment under Section 6.4 (without giving effect to any permitted Investment or other permitted use of such Cash) shall be applied as a mandatory prepayment in accordance with Section 2.12(b).

(iii) Upon the twelve (12) month anniversary following the effective date of the Availability Suspension,

(1) if Borrowers shall fail to comply with the Leverage Ratio and Interest Coverage Ratio requirements described in Section 6.7 for the immediately preceding Measurement Period, then, provided that Borrowers are fully compliant with the Minimum Portfolio Standard, the applicable Non-Performing Subsidiary shall be treated the same (for purposes of the Commitment reduction described in this Section 2.22(b)(iii)(1) only) as if a Transfer of all of the Capital Stock in such Non-Performing Subsidiary had occurred and the Revolving Commitments shall be immediately, automatically and permanently reduced by the applicable Reduction Amount in accordance with Section 2.22(d),

(2) one hundred percent (100%) of Cash that would otherwise be permitted to be distributed as a Restricted Payment under Section 6.4 shall be applied as a mandatory prepayment in accordance with Section 2.12(b) but only to the extent that the Total Utilization of Revolving Commitments exceeds the Revolving Commitments less an amount equal to the applicable Reduction Amount set forth in Section 2.22(d), and

(3) no further Investments under any of Section 6.6(c), 6.6(e) or 6.6(g) shall be permitted.

(c) Effect of an Availability Suspension prior to a Qualified IPO. If an Availability Suspension occurs and is continuing prior to the effective date of a Qualified IPO, then the following shall apply:

(i) Upon the effective date of any such Availability Suspension until the earlier of the end of the Availability Suspension and the date upon which all Obligations are satisfied, (x) the availability of the Revolving Commitments shall be

-83-	CREDIT AGREEMENT (PATTERN REVOLVER)

temporarily reduced by an amount equal to the applicable Reduction Amount set forth in Section 2.22(d), and (y) the Applicable Margin for all Eurodollar Rate Loans and Base Rate Loans will increase by a rate per annum equal to one and one half percent (1.50%) above the then-applicable rate of interest payable on such Obligation under this Agreement for such period provided that such increased Applicable Margin shall no longer apply if the applicable Revolving Commitments have been reduced in accordance with clause (iii) below;

(ii) Commencing upon the effective date of the Availability Suspension and until the termination thereof, in each case, only to the extent that the Total Utilization of Revolving Commitments exceeds the Revolving Commitments less an amount equal to the applicable Reduction Amount set forth in Section 2.22(d),

(1) no Restricted Payments shall be directly or indirectly made or declared by Borrowers;

(2) all Extraordinary Payments shall, unless prohibited under the Project Financing Documents, be distributed to Borrowers and no such Extraordinary Payments shall be made from Borrowers to any other Person except, so long as no Default or Event of Default shall have occurred and be continuing, Extraordinary Payments received within six (6) months of the Closing Date which are directly attributable to either proceeds from a Cash Grant or disbursements from Project reserve accounts of Cash replaced with Letters of Credit may be distributed upon receipt thereof;

(3) no further Investments under any of Section 6.6(c), 6.6(e) or 6.6(g) shall be permitted; and

(4) one hundred percent (100%) of Cash that would otherwise be permitted to be distributed as a Restricted Payment under Section 6.4 or as an Extraordinary Payment (except as provided in Clause (2) above) shall be applied as a mandatory prepayment in accordance with Section 2.12(b).

(iii) Upon the twelve (12) month anniversary following the effective date of the Availability Suspension, if Borrowers shall fail to comply with the Leverage Ratio and Interest Coverage Ratio requirements described in Section 6.7 for the immediately preceding Measurement Period, then, provided that Borrowers are fully compliant with the Minimum Portfolio Standard, (A) the applicable Non-Performing Subsidiary shall be treated the same (for purposes of the Commitment reduction described in this Section 2.22(b)(iii) only) as if a Transfer of all of the Capital Stock in such Non-Performing Subsidiary had occurred, (B) the Revolving Commitments shall be immediately, automatically and permanently reduced by the applicable Reduction Amount in accordance with Section 2.22(d) and (C) if applicable, a mandatory prepayment shall be due under Section 2.11(d) to the extent that the Total Utilization of Revolving Commitments exceeds the Revolving Commitments less an amount equal to the applicable Reduction Amount set forth in Section 2.22(d).

-84-	CREDIT AGREEMENT (PATTERN REVOLVER)

(d) Revolving Commitment Reductions. As a condition precedent to any Transfer of any Capital Stock in any Restricted Subsidiary as provided in Section 6.18(c) (or deemed Transfer or required availability reduction in accordance with Sections 2.22(b) and 2.22(c)), the Revolving Commitments or availability thereunder, as applicable, shall be automatically reduced as follows (whether such reduction occurs before or after the effectiveness of any Additional Revolving Commitment and whether or not such reduction is permanent) (each, a “Reduction Amount”):

(i) in the case of a Transfer of a Controlling Interest in (or availability reduction in respect thereof) any Large Restricted Operating Company Subsidiary, an immediate and automatic reduction by thirty five million Dollars ($35,000,000);

(ii) in the case of a Transfer of a Controlling Interest in (or availability reduction in respect thereof) any Medium Restricted Operating Company Subsidiary, an immediate and automatic reduction by thirty five million Dollars ($35,000,000);

(iii) in the case of a Transfer of a Controlling Interest in (or availability reduction in respect thereof) any Small Restricted Operating Company Subsidiary, an immediate and automatic reduction by twenty five million Dollars ($25,000,000); and

(iv) in the case of the Transfer of a Non-Controlling Interest in any Restricted Subsidiary, other than a Transfer in respect of Gulf Wind Holdings in accordance with Section 6.18(c)(iv), an immediate and automatic reduction in an amount equal to the product of (A) the percentage of the total interest so Transferred and (B) the applicable Reduction Amount set forth in clauses (i) through (iv) above depending upon whether the applicable Restricted Subsidiary subject to such Transfer or availability reduction is a Large Restricted Operating Company Subsidiary, Medium Restricted Operating Company Subsidiary or Small Restricted Operating Company Subsidiary.

(e) Treatment of an Event of Total Loss. Upon the occurrence of an Event of Total Loss with respect to any Project where the applicable Transaction Documents remain in effect, (i) the availability of the Revolving Commitments shall be immediately and automatically suspended as and to the extent provided for in Section 2.22(d) as if a Transfer of all of the Capital Stock in the applicable Restricted Operating Company Subsidiary had been effected, (ii) such suspension shall remain in effect until such Project is restored in accordance with the terms of the applicable Transaction Documents and such restoration and any certifications required from the applicable Independent Engineer under the applicable Project Financing Documents in connection therewith shall have been provided to and accepted by the applicable secured parties thereunder, and (iii) to the extent the Total Utilization of Revolving Commitments exceeds the Revolving Commitments then in effect, Section 2.11(d) shall apply; provided that if the applicable Project has not been restored, and is not in compliance with the Transaction Documents in accordance with clause (ii) above, within twelve (12) months following the applicable Event of Total Loss, such reduction shall be permanent.

-85-	CREDIT AGREEMENT (PATTERN REVOLVER)

(f) Term Conversion for the Spring Valley Project. Notwithstanding anything in the Credit Documents to the contrary, upon the date that is sixty (60) days after the Closing Date, if Borrowers shall fail to achieve term-conversion under the Project Financing Documents related to the Spring Valley Project, then (a) the availability of the Revolving Commitments shall be immediately and automatically reduced by an amount equal to the applicable Reduction Amount set forth in Section 2.22(d) and treated as an Availability Suspension for all purposes under this Agreement, (b) if applicable, a mandatory prepayment shall be due under Section 2.11(d) to the extent that the Total Utilization of Revolving Commitments exceeds the Revolving Commitments less an amount equal to the applicable Reduction Amount set forth in Section 2.22(d) due to such Availability Suspension and (c) Spring Valley shall be treated as a Non-Performing Subsidiary for all purposes of this Agreement, including Section 5.16. Upon achieving term-conversion under the Project Financing Documents related to the Spring Valley Project (x) the Availability Suspension related to the Spring Valley Project shall be terminated and the full amount of Revolving Commitments with respect to the Spring Valley Project shall again be available and (y) the Spring Valley Project shall no longer be treated as a Non-Performing Subsidiary for purposes of this Agreement.

SECTION 3. CONDITIONS PRECEDENT

3.1 Closing Date. The obligation of any Lender to make a Credit Extension on the Closing Date is subject to the satisfaction of the following conditions on or before the Closing Date (or waiver in accordance with Section 10.5):

(a) Credit Documents. Administrative Agent shall have received a counterpart of the Credit Documents required to be executed as of the Closing Date, in each case, executed and delivered by each Credit Party (including, in each such party’s capacity as a Guarantor), as applicable.

(b) Organizational Documents; Incumbency. Administrative Agent shall have received (i) a copy of each Organizational Document of each Credit Party and Restricted Operating Company Subsidiary, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of each Credit Party executing the Credit Documents to which it is a party; (iii) resolutions of the board of directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment (unless such modification or amendment is otherwise disclosed); and (iv) a good standing certificate or similar certificate from the applicable Governmental Authority of the jurisdiction of incorporation, organization or formation of each Credit Party (or, as applicable, any other jurisdiction in which a Credit Party carries on business) and Restricted Operating Company Subsidiary, each dated a recent date prior to the Closing Date.

(c) Organizational Structure. On or before the Closing Date, (i) each of the US Restricted Operating Company Subsidiaries and US Restricted Holding Company Subsidiaries shall have been contributed to US Borrower, (ii) the Canada Restricted Operating

-86-	CREDIT AGREEMENT (PATTERN REVOLVER)

Company Subsidiaries and the Canada Restricted Holding Company Subsidiaries shall have been contributed to Canada Borrower, and (iii) Hatchet Ridge shall have been contributed to Hatchet Ridge Holdings LLC. The Lenders shall be reasonably satisfied with the management, capitalization, and the corporate or other organizational structure of Borrowers (after giving effect to the Transactions).

(d) Reports and Bringdown Certificates.

(i) Report and Bringdown Certificate of the Independent Engineer. Recent report of the Independent Engineer following site visits on the portfolio of Projects, which report shall be in form and substance reasonably satisfactory to Administrative Agent. Borrowers will also provide previously existing reports generated by each Project’s independent engineers and environmental consultants at consummation of the relevant project financing. In addition, the Independent Engineer shall provide a bringdown certificate, dated the Closing Date, substantially in the form attached as Exhibit M-1 or otherwise in form and substance reasonably acceptable to Administrative Agent.

(ii) Report and Bringdown Certificate of the Wind Consultant. A recent report of the Wind Consultant, in form and substance reasonably satisfactory to the Administrative Agent providing a wind forecast of the portfolio of Projects based upon and limited to the portfolio effect arising from the Project-specific wind analyses as performed by the Project wind consultants in the latest Project financings for each Restricted Operating Company Subsidiary, except in the case of Gulf Wind, which is based on an operational assessment dated July 14, 2011. In addition, the Wind Consultant shall provide a bringdown certificate in respect of such report, dated the Closing Date, substantially in the form attached as Exhibit M-2 or otherwise in form and substance reasonably acceptable to Administrative Agent.

(iii) Report and Bringdown Certificate of Insurance Consultant; Evidence of Insurance.

(1) A recent report of the Insurance Consultant on the Credit Parties, in form and substance satisfactory to Administrative Agent (including verification that the insurance policies for each Project required under the Project Financing Documents are and have been in full force and effect since each Project’s respective closing under the Project Financing Documents). Additionally, the Insurance Consultant shall provide a bringdown certificate, dated the Closing Date, substantially in the form attached as Exhibit M-3 or otherwise in form and substance reasonably acceptable to Administrative Agent.

(2) Collateral Agent shall have received a certificate from Borrowers’ and the Restricted Holding Company Subsidiaries’ insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect.

-87-	CREDIT AGREEMENT (PATTERN REVOLVER)

(e) Collateral. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the Collateral, Collateral Agent shall have received:

(i) each Pledge Agreement and each Control Agreement (except for the Canada Control Agreement), duly executed by the Persons party thereto;

(ii) (A) certificates representing the shares of Capital Stock pledged pursuant to the Pledge Agreements together with an undated stock power for each such certificate executed in blank by an Authorized Representative of the pledgor thereof, and (B) each promissory note (if any) pledged pursuant to the Pledge Agreements endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank satisfactory to Collateral Agent) by the pledgor thereof;

(iii) appropriately completed UCC financing statements (Form UCC-1) or PPSA financing statements, naming each applicable Credit Party as debtor and Collateral Agent as secured party, either (i) in the case of the UCC financing statements, in form appropriate for filing under the UCC of the State of Delaware or such other applicable jurisdiction or (ii) in the case of the PPSA financing statements, as have been filed, and in each case covering the Collateral described in the applicable Pledge Agreement;

(iv) (A) the results of a recent search, by a Person reasonably satisfactory to Collateral Agent, of the UCC or PPSA filing offices in the jurisdictions specified by each Credit Party, together with copies of all such filings disclosed by such search, and (B) UCC termination statements or PPSA discharge statements (or similar documents), if any, duly authorized by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC or PPSA financing statements (or equivalent filings) disclosed in such search and set forth on Schedule 3.1(e) attached hereto (other than any such financing statements or discharge statements in respect of Permitted Liens); and

(v) evidence that each Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Collateral Agent to create or perfect a First Priority Lien on the Collateral.

(f) Financial Statements; Projections. Administrative Agent shall have received (i) the Historical Financial Statements, (ii) pro forma consolidated balance sheets of Borrowers as at the most recently ended Fiscal Quarter, reflecting the consummation of the Transactions which pro forma financial statements shall be in form and substance reasonably satisfactory to the Lenders, and (iii) the Base Case Model and Projections.

(g) Opinions of Counsel to Credit Parties. Administrative Agent shall have received executed copies of the favorable written opinions of (i) Latham & Watkins LLP, New York counsel for Credit Parties, (ii) Blake, Cassels & Graydon LLP, Canadian counsel for Credit

-88-	CREDIT AGREEMENT (PATTERN REVOLVER)

Parties, and (iii) McInnes Cooper, LLP, Nova Scotia counsel for Credit Parties, in the form of Exhibits D-1, D-2 and D-3, respectively, each dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Administrative Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to Administrative Agent).

(h) Fees. Borrowers shall have paid to the Joint Lead Arrangers, Administrative Agent, Collateral Agent, Syndication Agent, Documentation Agent and Lenders, all fees and expenses due and owing pursuant to the Credit Documents and payable on the Closing Date.

(i) Solvency Certificate. Administrative Agent shall have received a Solvency Certificate dated as of the Closing Date and addressed to Administrative Agent and Lenders, and substantially in the form of Exhibit G hereto.

(j) Progress Report. Administrative Agent shall have received a Progress Report for Santa Isabel Project.

(k) No Litigation. There shall not exist any Adverse Proceeding, individually or in the aggregate, that could reasonably be expected to result in a Material Adverse Effect.

(l) Closing Date Certificate. Administrative Agent shall have received a Closing Date Certificate dated as of the Closing Date.

(m) Patriot Act. Administrative Agent shall have received all documentation and other information about the Credit Parties at least fifteen (15) Business Days prior to the Closing Date as shall have been requested by Administrative Agent (either on its behalf or on behalf of any Lender) that Administrative Agent or any Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

(n) Project Waivers. Credit Parties shall have delivered to the Administrative Agent each Project Waiver duly executed and delivered.

Each Lender, by delivering its signature page to this Agreement and funding a Revolving Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Required Lenders or Lenders, as applicable on the Closing Date unless Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

3.2 Conditions to Each Credit Extension

(a) Conditions Precedent. The obligation of each Lender to make any Revolving Loan on any Credit Date (including the Closing Date), any Issuing Bank to issue any Letter of Credit on any Credit Date (including the Closing Date) or the extension of each Additional Revolving Commitment on any Increased Amount Date, are subject to the satisfaction of the following conditions precedent (or waiver in accordance with Section 10.5):

(i) Administrative Agent shall have received a fully executed and delivered Borrowing Notice And Certificate or Issuance Notice And Certificate, as the case may be, which shall include certifications that Borrowers have satisfied the conditions precedent in clauses (ii) through (viii) below as of the applicable Credit Date or Increased Amount Date;

-89-	CREDIT AGREEMENT (PATTERN REVOLVER)

(ii) after making the Credit Extensions requested on such Credit Date, the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect;

(iii) as of such Credit Date, the representations and warranties of the Credit Parties (on behalf of themselves, and, where applicable, on behalf of the Restricted Operating Company Subsidiaries) contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date;

(iv) as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute either a Default or an Event of Default under this Agreement;

(v) on or before the date of issuance of any Letter of Credit, Administrative Agent shall have received all other information required under Section 2.2;

(vi) as of such Credit Date, Borrowers shall be in compliance with the Leverage Ratio and Interest Coverage Ratio requirements described in Section 6.7 for the immediately preceding Measurement Period;

(vii) since December 31, 2011, no event, circumstance or change has occurred that has caused or could reasonably be expected to result in a Material Adverse Effect; and

(viii) neither Administrative Agent nor any Lender shall have received any order or demand in respect of a Borrower under Section 224(1.1) of the ITA or Section 317 of the Excise Tax Act (Canada) or any similar federal, state, provincial or local legislation.

(b) Notices. Any Notice shall be executed by an Authorized Representative in a writing delivered to Administrative Agent. In lieu of delivering a Notice, Borrowers may give Administrative Agent telephonic notice by the required time of any proposed borrowing, conversion/continuation or issuance of a Letter of Credit, as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Administrative Agent on or before the applicable date of borrowing, continuation/conversion or issuance. Neither Administrative Agent nor any Lender shall incur any liability to Borrowers in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly Authorized Representative or other person authorized on behalf of Borrowers or for otherwise acting in good faith.

-90-	CREDIT AGREEMENT (PATTERN REVOLVER)

(c) Request and Acceptance of Proceeds. The request and acceptance, respectively, by the Borrowers of the proceeds of any Revolving Loan or the incurrence of any L/C Obligations shall be deemed to constitute, as of the respective date thereof, a representation and warranty by the Borrowers that the conditions in this Section 3.2 have been satisfied.

SECTION 4. REPRESENTATIONS AND WARRANTIES

In order to induce Lenders and Issuing Banks to enter into this Agreement and to make each Credit Extension to be made thereby, the Credit Parties, on behalf of themselves, and, where applicable, on behalf of the Restricted Operating Company Subsidiaries, each represent and warrant to each Lender and each Issuing Bank, on the Closing Date and on each Credit Date, that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with the consummation of the Transactions contemplated hereby):

4.1 Organization; Requisite Power and Authority; Qualification. Each Credit Party (a) is duly organized, validly existing and in good standing under the Governmental Rules of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents, if any, to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and would not be reasonably expected to have, a Material Adverse Effect. Each Credit Party represents and warrants that the foregoing is true with respect to each Restricted Operating Company Subsidiary.

4.2 Subsidiaries; Capital Stock and Ownership. Schedule 4.2 sets forth as of the Closing Date the name and jurisdiction of incorporation of each Subsidiary of each Credit Party and the ownership interest of the Credit Parties and their respective Subsidiaries as of the Closing Date. The Capital Stock of each of Borrowers and the Holding Companies the shares of which are pledged under the Pledge Agreements has been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which, Borrowers or any of the Restricted Holding Company Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of Borrowers or any of the Restricted Holding Company Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Borrowers or any of the Restricted Holding Company Subsidiaries of any Capital Stock of Borrowers or any of the Restricted Holding Company Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase Capital Stock of Borrowers or any of the Restricted Holding Company Subsidiaries.

-91-	CREDIT AGREEMENT (PATTERN REVOLVER)

4.3 Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

4.4 No Conflict.

(a) The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (i) violate any provision of Governmental Rules applicable to the Credit Parties, any of the Organizational Documents of the Credit Parties or any order, judgment or decree of any court or other Governmental Authority binding on the Credit Parties; (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material Contractual Obligation of the Credit Parties; (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Credit Parties (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, on behalf of Secured Parties); or (iv) require any approval of stockholders, members or partners or any approval or material consent of any Person under the applicable Organizational Documents of the Credit Parties, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed to Administrative Agent.

(b) The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (i) violate any provision of any Governmental Rule applicable to the Restricted Operating Company Subsidiaries or any order, judgment or decree of any court or other Governmental Authority binding on the Restricted Operating Company Subsidiaries except where such violation would not reasonably be expected to have a Material Adverse Effect; (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of the Restricted Operating Company Subsidiaries (including the Project Financing Documents) except where such conflict, breach or default would not reasonably be expected to have a Material Adverse Effect; (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Restricted Operating Company Subsidiaries (except for Permitted Liens); or (iv) require any approval of stockholders, members or partners or any approval or material consent of any Person under the applicable Organizational Documents of the Restricted Operating Company Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed to Administrative Agent.

4.5 Governmental Authorizations.

(a) The execution, delivery and performance by the Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for (i) the registrations, consents, approvals, notices or other actions which have been duly obtained, taken, given or made and, are in full force and effect, (ii) registrations, consents, approvals, notices or other actions required by Governmental Rules in connection with an exercise of remedies, and (iii) such registrations, consents, approvals, notices or other actions that if not obtained and maintained in full force and effect would not reasonably be expected to have a Material Adverse Effect.

-92-	CREDIT AGREEMENT (PATTERN REVOLVER)

(b) As of the Closing Date, no Governmental Authorization, and no notice to, filing with, or consent or approval of any Governmental Authority is required in connection with the operation of the Projects in accordance with applicable law and as otherwise contemplated by this Agreement, except for Governmental Authorizations required to be obtained as of the date hereof by the terms of the applicable Project Financing Documents and that (i) have been duly obtained, taken, given or made and are in full force and effect or (ii) the failure of which to obtain and maintain would not reasonably be expected to result in a Material Adverse Effect. Each Credit Party and Restricted Operating Company Subsidiary is in compliance with each Governmental Authorization applicable to it in respect of this Agreement, the other Credit Documents and the Project Financing Documents (as the case may be), the conduct of its business and the ownership of its property, and the construction, operation or maintenance of the Projects, except, in the case of a Restricted Operating Company Subsidiary, where failure of such compliance would not reasonably be expected to have a Material Adverse Effect.

4.6 Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Governmental Rules relating to or limiting creditors’ rights generally or by equitable principles (whether enforcement is sought in equity or at law).

4.7 Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments and the absence of footnotes. As of the Closing Date, none of the Credit Parties nor any Restricted Operating Company Subsidiary has Indebtedness other than Indebtedness established under the Credit Documents or permitted by the Project Financing Documents, as the case may be. Since the respective date of each such Historical Financial Statement, as of the Closing Date, there has been no change in the business, results of operations or condition (financial or otherwise) of the Credit Parties or the Restricted Operating Company Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.8 Projections. As of the Closing Date, the projections of Borrowers and their Restricted Subsidiaries for the period Fiscal Year 2012 through and including Fiscal Year 2016 (the “Projections”) set forth in the base case model in the form attached hereto as Schedule 4.8 (the “Base Case Model”) are based on good faith estimates and assumptions made by the management of Borrowers believed by management to have been reasonable at the time made; provided, the Projections are not to be viewed as facts and actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material.

-93-	CREDIT AGREEMENT (PATTERN REVOLVER)

4.9 Adverse Proceedings, Etc. There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. No Credit Party nor any Restricted Operating Company Subsidiary is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.10 Payment of Taxes. As of the Closing Date, except as otherwise permitted under Section 5.3 and except as would not reasonably be expected to have a Material Adverse Effect, all material tax returns and reports of each Credit Party and Restricted Operating Company Subsidiary required to be filed by any of them have been timely filed, and all material taxes and all material assessments, fees and other governmental charges upon such parties and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. No Credit Party knows of any material tax assessment that has not been disclosed to Administrative Agent that has been assessed in writing against it or any Restricted Operating Company Subsidiary as of the Closing Date which is not being actively contested by such party in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.11 Properties. Each Borrower and its Restricted Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in real property), (b) valid leasehold interests in (in the case of leased property), and (c) good title to or rights in (in the case of all other personal property), all of their respective material properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.7 and in the most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed as permitted under Section 6.8. Each Borrower and its Restricted Subsidiaries has good title to the Capital Stock of its Subsidiaries. Except for Permitted Liens and Permitted Project Liens, all such properties and assets are free and clear of Liens.

4.12 Environmental Matters. No Credit Party nor any Restricted Operating Company Subsidiary nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, Environmental Liability or any Release or threatened Release of Hazardous Materials that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Each Project is in compliance with all Environmental Laws, and any past noncompliance has been fully resolved without any pending, on-going or future obligation or cost, except to the extent that any such failure to comply or past non-compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Each Credit Party and each Restricted Operating Company Subsidiary has obtained, maintained and complied with all Governmental Authorizations necessary under any Environmental Law to own, construct, operate or maintain the Projects, and such Governmental Authorizations are in full force and effect and not subject to any pending or, to each Credit Party’s knowledge, threatened appeal or Environmental Claim, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No Credit Party nor any Restricted Operating Company Subsidiary has received

-94-	CREDIT AGREEMENT (PATTERN REVOLVER)

any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable Environmental Law, except, with respect to matters that would not reasonably be expected to have a Material Adverse Effect. To each Credit Party’s knowledge, there are and have been, no conditions or occurrences, including any Release, threatened Release, use, generation, storage, treatment, transportation, processing, disposal, removal or remediation of, or exposure to, Hazardous Materials, which could reasonably be expected to form the basis of any Environmental Claim against, or any Environmental Liability with respect to, any Credit Party or any Restricted Operating Company Subsidiary that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No Credit Party nor any Restricted Operating Company Subsidiary has been issued or required to obtain a permit for the treatment, storage or disposal of hazardous waste for any of its currently owned or operated Facilities, pursuant to the federal Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et. seq. and its implementing regulations (“RCRA”), or any comparable Environmental Law, nor are any such Facilities regulated as “interim status” facilities required to undergo corrective action pursuant to RCRA, except in either case to the extent that such Facilities’ obligations pursuant to RCRA, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Compliance with all requirements of Environmental Law or, to each Credit Party’s knowledge, reasonably likely future requirements arising from existing Environmental Laws would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.13 No Defaults. No Default or Event of Default has occurred and is continuing. As of the Closing Date, no Credit Party nor any Restricted Operating Company Subsidiary is in default in the performance, observance or fulfillment of any of its material obligations, covenants or conditions contained in any other Transaction Document to which it is a party, which with the giving of notice or the lapse of time or both, could constitute an event of default under such other Transaction Document.

4.14 Liens. Each Lien created and perfected under the Credit Documents in favor of Collateral Agent constitutes a valid and enforceable First Priority Lien on the Collateral that is subject to such Lien.

4.15 Compliance with Laws. No Credit Party nor any Restricted Operating Company Subsidiary is in violation of, or has failed to comply with, the requirements of any applicable Governmental Rules, the violation of, or the failure to comply with, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.16 Governmental Regulation. No Credit Party nor any Restricted Operating Company Subsidiary is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal, state or provincial statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Credit Party or any Restricted Operating Company Subsidiary is a “registered investment company” or a company “controlled” by a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

-95-	CREDIT AGREEMENT (PATTERN REVOLVER)

4.17 Margin Stock. No Credit Party or any Restricted Operating Company Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Revolving Loans made to Borrowers will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation U or X of said Board of Governors.

4.18 Employee Matters. Neither Borrowers nor any of their Restricted Subsidiaries (a) has, nor has it ever had, any employees and it has never directly contracted with individuals who are not independent contractors, (b) maintains, contributes to or has any direct obligation to maintain or contribute to, any Employee Benefit Plan; and (c) has any actual or potential liabilities with respect to any Pension Plan, including as a result of its affiliation with any of its ERISA Affiliates or as a result of the occurrence of an ERISA Event. No Person treated as an independent contractor by either Borrower or any of their Restricted Subsidiaries shall have been classified as an employee under any Governmental Rule.

4.19 Solvency. The Credit Parties and the Restricted Operating Company Subsidiaries are each Solvent on the Closing Date.

4.20 Disclosure. No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to Lenders by or on behalf of any Credit Party for use in connection with the transactions contemplated hereby contains, when taken as a whole with other such representations and warranties, any untrue statement of a material fact or omits to state a material fact (known to the Credit Parties, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Credit Parties to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and that such differences may be material.

4.21 Patriot Act. To the extent applicable, each Credit Party and Restricted Operating Company Subsidiary is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Act”). No part of the proceeds of the Revolving Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

-96-	CREDIT AGREEMENT (PATTERN REVOLVER)

4.22 OFAC. No Credit Party or Restricted Operating Company Subsidiary (a) is currently the subject of any Sanctions, (b) is located, organized or residing in any Designated Jurisdiction, or (c) is or has been (within the previous five (5) years) engaged in any transaction with any Person who is now or was then the subject of Sanctions or who is located, organized or residing in any Designated Jurisdiction. No Revolving Loan, nor the proceeds from any Revolving Loan, has been used, directly or indirectly, by any Credit Party to lend, contribute, provide or has otherwise made available to fund any activity or business in any Designated Jurisdiction or, to the knowledge of any Credit Party, to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including any Lender, Administrative Agent or Issuing Bank) of Sanctions.

4.23 Canadian Pension and Benefit Plans. There are no Canadian Pension Plans or Canadian Multiemployer Pension Plans presently in force. The Canadian Benefit Plans have been administered in all material respects in accordance with their terms, applicable collective bargaining agreements, and administrative guidelines and applicable Governmental Rules. No Borrower or Subsidiary of a Borrower has breached any fiduciary duty owed to beneficiaries of any Canadian Benefit Plan. There are no outstanding disputes, investigations, examinations or legal proceedings concerning the assets of any Canadian Benefit Plans (other than routine claims for benefits). No contributions or premium payments required to be made or paid by any Borrower or any Subsidiary of a Borrower to the Canadian Benefit Plans have been missed. There are no outstanding material liabilities in connection with any Canadian Benefit Plan relating to the employees, former employees (or their beneficiaries) of any Borrower or Subsidiary of a Borrower that has been terminated, and each such terminated Canadian Benefit Plan has been terminated in accordance with its terms and applicable Governmental Rules. There are no current pending actions, suits, claims, or investigations in respect of any Canadian Benefit Plan (other than routine claims for benefits).

4.24 Project Completion. As of the Closing Date, (i) each of the Projects (other than Santa Isabel Project) has (a) achieved its commercial operation date under its applicable Project PPA or Gulf Wind Hedge, as the case may be, and (b) achieved the project commissioning date under the applicable turbine supply agreements and (ii) each of the Projects (other than Santa Isabel Project and Spring Valley Project) has achieved term-conversion under its respective Project Financing Documents.

SECTION 5. AFFIRMATIVE COVENANTS

The Credit Parties covenant and agree that until the Termination Date, each Credit Party shall perform, and where applicable shall cause the Restricted Operating Company Subsidiaries to perform, all covenants in this Section 5 unless a written consent or waiver is obtained in accordance with Section 10.5.

-97-	CREDIT AGREEMENT (PATTERN REVOLVER)

5.1 Financial Statements and Other Reports. Borrowers will deliver to Administrative Agent and Lenders (which delivery to Lenders may be satisfied by the posting of relevant documents to IntraLinks):

(a) Quarterly Financial Statements. As soon as available, and in any event within sixty (60) days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year (commencing with the end of the first Fiscal Quarter following the Closing Date), (i) the unaudited balance sheets of Borrowers (on a consolidated basis for each Borrower and on a combined basis for Borrowers) and, to the extent required to be delivered under the Project Financing Documents, the Restricted Operating Company Subsidiaries (in the form required under such Project Financing Documents), as at the end of such Fiscal Quarter, (ii) the related unaudited statements of income and cash flows for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, (in each case, without footnotes) setting forth in each case, in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year all in reasonable detail and in accordance with GAAP, and (iii) with respect to any Fiscal Quarter during which a Subject Transaction is made, calculations of the unaudited balance sheets and related unaudited statements of income and cash flows pursuant to clauses (i) and (ii) of this Section 5.1(a) with respect to such Fiscal Quarter made on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the SEC) using the historical financial statements of any business so acquired or to be acquired or sold or to be sold and the financial statements of Borrowers and the Restricted Subsidiaries, which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such Fiscal Quarter (and assuming that such Indebtedness bears interest during any portion of the applicable Fiscal Quarter prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period);

(b) Annual Audited Financial Statements. As soon as available, and in any event within one hundred twenty (120) days after the end of each Fiscal Year (and in the case of the Restricted Subsidiaries in the form required under the Project Financing Documents), (i) the audited balance sheets of Borrowers (on a consolidated basis for each Borrower and on a combined basis for Borrowers) and, to the extent required to be delivered under the Project Financing Documents, the Restricted Operating Company Subsidiaries (in the form required under such Project Financing Documents) as at the end of such Fiscal Year, (ii) the related audited statements of income and cash flows for such Fiscal Year setting forth in each case, in comparative form the corresponding figures for the previous Fiscal Year in reasonable detail and in accordance with GAAP, and (iii) with respect to any Fiscal Quarter during which a Subject Transaction is made, calculations of the audited balance sheets and related audited statements of income and cash flows pursuant to clauses (i) and (ii) of this Section 5.1(b) with respect to such Fiscal Quarter made on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the SEC) using the historical financial statements of any business so acquired or to be acquired or sold or to be sold and the financial statements of Borrowers and the Restricted Subsidiaries, which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such Fiscal Year (and assuming that such Indebtedness bears interest during any portion of the applicable Fiscal Year prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period);

-98-	CREDIT AGREEMENT (PATTERN REVOLVER)

(c) Compliance Certificate and Other Information. together with each delivery of financial statements pursuant to Sections 5.1(a), and 5.1(b), a duly executed and completed Compliance Certificate which shall include (A) calculations in reasonable detail of Borrower Cash Flow, Borrower Debt, the Leverage Ratio and Interest Coverage Ratio as of the date of each such financial statement, (B) a description of each event, condition or circumstance during the last Fiscal Quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.11(a), 2.11(b) or 2.11(c), and (C) a list of each Restricted Subsidiary as of the date of delivery of such Compliance Certificate;

(d) Statements of Reconciliation. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the financial statements delivered pursuant to Section 5.1(a) or 5.1(b) will differ in any material respect from the financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then together with the first delivery of such financial statement after such change, (i) one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to Administrative Agent, and (ii) statements of reconciliation taking into account any adjustments made to calculations of Borrower Cash Flow and Borrower Debt for all prior Compliance Certificates delivered in connection with all such prior financial statements.

(e) Notice of Default, Etc. Promptly upon any Authorized Representative of Borrowers obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Borrowers or any of their Affiliates with respect thereto; (ii) of any (A) condition or event that constitutes a default, an event of default or enforcement action by lenders under the Project Financing Documents, (B) condition or event that constitutes or causes a material force majeure, casualty loss or condemnation or other similar event, (C) notice that has been given to Credit Parties, Restricted Operating Company Subsidiaries or any of their other Affiliates with respect to the items set forth in clauses (A) and (B); and (D) any remedial plan that is developed and prepared if and to the extent delivered to the lenders under the Project Financing Documents, (iii) that any Person has given any notice to any Credit Party or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iv) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, in each case, a certificate of its Authorized Representatives specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action any Credit Party has taken, is taking and proposes to take with respect thereto;

(f) Notice of Litigation. Promptly upon any Authorized Representative of Borrowers obtaining knowledge of (i) the institution of, or non-frivolous written threat of, any material Adverse Proceeding with respect to any Credit Party, Restricted Operating Company Subsidiary, or Project not previously disclosed in writing by Borrowers to Lenders under the Transaction Documents, or (ii) any material development in any such Adverse Proceeding, or that seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or

-99-	CREDIT AGREEMENT (PATTERN REVOLVER)

obtain relief as a result of any borrowing or use of proceeds under the Credit Documents, in each case written notice thereof containing sufficient information to enable Lenders and their counsel to evaluate such matters;

(g) Operations Report; Annual Credit Parties Budget. As soon as available, and in any event (i) within sixty (60) days after the end of each Fiscal Quarter of each Fiscal Year (commencing with the end of the first Fiscal Quarter following the Closing Date), an operations report for such Fiscal Quarter for (A) the Credit Parties substantially in the form attached hereto as Schedule 5.1(g) and (B) to the extent required under the Project Financing Documents, each Restricted Operating Company Subsidiary in the form so required, and (ii) within fifteen (15) days prior to the commencement of any Fiscal Year, an annual budget for the Credit Parties for such Fiscal Year, prepared on a quarterly basis, including a reasonable estimate of the management fees and expenses expected to be incurred during such period. Each such operations report shall include (x) until the Completion of Santa Isabel Project, a Progress Report for Santa Isabel Project, and (y) for Borrowers individually and on a combined basis, an analysis describing the variance between the operating budget for such period, Borrower Cash Flow received and expenditures incurred by Borrowers during such period, a description of expected uses of the facility during the next succeeding quarter and a discussion of the reasons for any material budgetary variances. Each such annual budget for the Credit Parties shall include, for the following year, estimated Borrower Cash Flow, projected usage of the Revolving Commitments, and an explanation of the assumptions on which such forecasts are based. The foregoing shall be accompanied by a certificate of the Credit Parties certifying that (1) such operations report and annual budget is accurate and complete in all material respects and (2) each such other document is based upon Borrowers’ good faith reasonable estimates of information contained therein;

(h) Other Information.

(i) Promptly after a Credit Party, Restricted Operating Company Subsidiary or any of their Affiliates has knowledge that any Government Authorization material to any Project has been or may be cancelled, suspended, terminated or impaired, including a description of such event or circumstance and the action such party proposes to take with respect thereto;

(ii) Promptly upon their becoming available, copies of all financial statements, operating and budget reports, other material reports or material notices sent or made available by the Credit Parties or Restricted Operating Company Subsidiaries or received by the Credit Parties or Restricted Operating Company Subsidiaries pursuant to the Transaction Documents;

(iii) Promptly upon their becoming available, copies of all amendments, restatements, supplements or other modifications to, or waivers of, any Transaction Document;

(iv) Promptly upon receipt of the Cash Grant for Santa Isabel Project and Spring Valley Project, as applicable, written notice of such receipt, copies of all material documents and all other material information relating to such Cash Grant; and

(v) In the case of the Santa Isabel Project, prompt notice of the satisfaction of each requirement specified in the definition of Completion and, in the case of the Santa Isabel Project and the Spring Valley Project, prompt notice of term-conversion under its respective Project Financing Documents.

-100-	CREDIT AGREEMENT (PATTERN REVOLVER)

5.2 Existence. Except as otherwise permitted under Section 6.8, each Credit Party will at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business, and obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or will be necessary to protect the validity and enforceability of its Organizational Documents and each other instrument or agreement necessary or appropriate to properly administer its Organizational Documents.

5.3 Payment of Indebtedness, Taxes and Claims. Without limiting the provisions set forth in Section 6.1, each Credit Party shall duly and punctually pay and discharge all material obligations in respect of their Indebtedness howsoever arising. Each Credit Party will pay all income and other material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for material sums that have become due and payable and that by law have or may become a Lien (other than a Permitted Lien) upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto except, in each case, where such Tax or claim is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as adequate reserve or other appropriate provision, as shall be required in conformity with GAAP, shall have been made therefor, or where the failure to make such payment would not reasonably be expected to have a Material Adverse Effect. No Credit Party will file or consent to the filing of any consolidated income tax return with any Person other than any other Credit Party, any Qualifying IPO Vehicle (including a corporation described in clause (a)(ii) of the definition of Qualifying IPO) or any of their respective Subsidiaries.

5.4 Maintenance of Properties and Assets. Each Credit Party will maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in their business and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof. Each Credit Party will preserve or renew all of its registered patents, trademarks, trade names, domain names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

5.5 Insurance. Each Credit Party will (i) maintain, with financially sound and reputable insurers, insurance as of the type and providing such coverage as is customarily carried by businesses of substantially similar size and character (including a general commercial liability policy and directors and officers insurance), and (ii) will cause its Restricted Operating Company Subsidiaries to maintain, with financially sound and reputable insurers, such insurances as may be required under the Project Financing Documents.

5.6 Books and Records; Inspections. Each Credit Party will, and Borrowers and Restricted Holding Company Subsidiaries will cause Restricted Operating Company Subsidiaries to, at all times, keep proper books and records and accounts, which accurately reflect in all

-101-	CREDIT AGREEMENT (PATTERN REVOLVER)

material respects all of its business affairs and transactions. At any reasonable time and from time to time upon reasonable prior notice, each Credit Party will, and Borrowers and Restricted Holding Company Subsidiaries will cause Restricted Operating Company Subsidiaries to, permit any authorized representatives designated by (i) Administrative Agent (prior to an Event of Default at Administrative Agent’s expense to the extent Administrative Agent visits more than once per year) or (ii) any Lender coordinated through Administrative Agent (at such Lender’s expense) to visit and inspect any of the properties of any such party to inspect, copy and take extracts from their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their Representatives (provided that Borrowers may, if they so choose, be present and participate in any such discussion), in each case all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested and, with respect to any Lender, provided that it coordinates its efforts with Administrative Agent and so long as no Event of Default has occurred and is continuing, such visit by such Lender shall be limited to once per year.

5.7 Compliance with Laws. Each Credit Party will comply, and shall use reasonable efforts to cause each of its Restricted Operating Company Subsidiaries to comply with the requirements of all applicable Governmental Rules, noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Credit Party shall preserve and maintain all of their Government Authorizations necessary for the Projects or otherwise, except where failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.8 Reserved

5.9 Environmental

(a) Hazardous Materials Activities, Etc. Each Credit Party shall promptly take any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or any Restricted Operating Company Subsidiary that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against any Credit Party or any Restricted Operating Company Subsidiary and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Environmental Disclosure. Each Credit Party will deliver to Administrative Agent on behalf of each Lender, promptly upon such Credit Party or any Restricted Operating Company Subsidiary thereof obtaining knowledge of the occurrence thereof, written notice describing in reasonable detail (i) any Release that individually or in the aggregate could reasonably be expected to require a Remedial Action or give rise to Environmental Claims or Environmental Liabilities resulting in any Credit Party or any Restricted Operating Company Subsidiary incurring liability or expenses in excess of five million Dollars ($5,000,000) or that any Credit Party or any Restricted Operating Company Subsidiary have reasonably determined would, in aggregate with all other Releases, reasonably be expected to result in a Material Adverse Effect, (ii) any Remedial Action taken by any Credit Party or any Restricted Operating Company Subsidiary or any other Person in response to any

-102-	CREDIT AGREEMENT (PATTERN REVOLVER)

Release or threatened Release of Hazardous Materials that could reasonably be expected to result in liability of any Credit Party or any Restricted Operating Company Subsidiary in excess of ten million Dollars ($10,000,000) individually or fifteen million Dollars ($15,000,000) in the aggregate or that any Credit Party or any Restricted Operating Company Subsidiary has determined would, in aggregate with all other Remedial Actions, reasonably be expected to result in a Material Adverse Effect, (iii) any Environmental Claim (including any request for information by a Governmental Authority) or any Environmental Liability that could reasonably be expected to result in liability of any Credit Party or any Restricted Operating Company Subsidiary in excess of ten million Dollars ($10,000,000) individually or fifteen million Dollars ($15,000,000) in the aggregate or that any Credit Party or any Restricted Operating Company Subsidiary has determined would, in aggregate with all other Environmental Claims, reasonably be expected to result in a Material Adverse Effect, (iv) any Credit Party’s or any Restricted Operating Company Subsidiary’s discovery of any occurrence or condition at or related to any Project that could reasonably be expected to cause such Project or any part thereof to be subject to any material restrictions on the ownership, occupancy or use thereof under any Environmental Laws, and (v) any proposed action to be taken by any Credit Party or any Restricted Operating Company Subsidiary to modify current operations in a manner that could reasonably be expected to subject any Credit Party or any Restricted Operating Company Subsidiary to any additional obligations or requirements under Environmental Laws or Environmental Liabilities that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.10 Subsidiaries.

(a) In the event that any Person becomes a Restricted Subsidiary, then in each case, the applicable Borrower shall, within ten (10) days (i) cause the applicable Restricted Holding Company Subsidiary to become a Guarantor hereunder and a Grantor under the US Pledge and Security Agreement or the Canada Pledge and Security Agreement, as applicable, by executing and delivering to Administrative Agent and Collateral Agent a Counterpart Agreement, (ii) take all reasonable and customary actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Section 3.1 (provided that in no event shall any opinions of local counsel be required) and (iii) deliver an amended Exhibit K to reflect the new Restricted Subsidiary.

(b) In the event that any Person is removed or substituted as a Restricted Subsidiary pursuant to Section 6.18(b), then in each case, upon request by the applicable Borrower, Administrative Agent or Collateral Agent shall, within ten (10) days (a) release the applicable Restricted Holding Company Subsidiary as a Guarantor hereunder and as a Grantor under the US Pledge and Security Agreement or the Canada Pledge and Security Agreement, as applicable, by executing and delivering, or causing to be executed and delivered, all such documents, instruments, agreements, and certificates reasonably necessary to effect such release and taking all necessary actions in connection therewith, and (b) amend Exhibit K to reflect the removal or substitution of the Restricted Holding Company Subsidiary.

5.11 Gulf Wind Holdings. US Borrower and Pattern Gulf Wind Equity LLC hereby make on behalf of Gulf Wind Holdings all representations and warranties in Section 4 made by (or on behalf of) the Restricted Holding Company Subsidiaries. With the exception of Section 7,

-103-	CREDIT AGREEMENT (PATTERN REVOLVER)

US Borrower and Pattern Gulf Wind Equity LLC shall cause Gulf Wind Holdings to comply with all terms and conditions of this Agreement applicable to the Restricted Holding Company Subsidiaries; provided that nothing in this Section 5.11 shall cause Gulf Wind Holdings to be in violation of the following provisions under its Organizational Documents (as the terms and conditions of such Project Financing Document are in effect on the date hereof without giving effect to any amendment, waiver or consent thereunder after the date hereof or unless a consent or waiver is also obtained in accordance with Section 10.5) Sections 6.06(a)(iv) and 6.06(q) of the Amended and Restated Limited Liability Company Agreement of Pattern Gulf Wind Holdings, dated as of September 3, 2010.

5.12 Maintenance of Liens; Further Assurances. Each Credit Party shall take all action reasonably required to maintain and preserve the Liens created by the Credit Documents to which it is a party and to maintain and preserve the priority of such Liens. At any time or from time to time at the request of Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts, as Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents that do not involve material expansion of any Credit Party’s obligations or duties under the Credit Documents from those originally mutually intended or contemplated. In furtherance and not in limitation of the foregoing, (i) each Credit Party shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by the Collateral (subject to limitations contained in the Credit Documents); and (ii) in respect of any amalgamation of a Credit Party pursuant to any Governmental Rule of Canada, the resulting entity shall deliver to the Administrative Agent and the Collateral Agent such confirmations, evidence of registrations and opinions as may be reasonably requested by the Administrative Agent and Collateral Agent.

5.13 Separateness. The Credit Parties shall comply at all times with, and shall cause the Restricted Operating Company Subsidiaries to comply at all times with, the separateness provisions set forth on Schedule 5.13.

5.14 Distributable Cash; Deposit Accounts.

(a) Except to the extent restricted or prohibited under the Project Financing Documents, the Credit Parties shall promptly cause all Distributable Cash (i) held by each Restricted Operating Company Subsidiary to be distributed and paid directly to Deposit Accounts established by and held in the name of the applicable Restricted Holding Company Subsidiary and (ii) held by each Restricted Holding Company Subsidiary to be distributed and paid directly to Deposit Accounts established by and held in the name of the applicable Borrower.

(b) The Deposit Accounts held in the name of US Borrower and any US Restricted Holding Company Subsidiary shall at all times be subject to control agreements (i) substantially in the form of Exhibit L as of the Closing Date or (ii) in form and substance reasonably satisfactory to the Administrative Agent (acting on behalf of the Lenders) if another Deposit Account is established with Union Bank, N.A. or with another Acceptable Bank after the Closing Date in accordance with Section 5.14(c) (the “US Control Agreements”, and each such

-104-	CREDIT AGREEMENT (PATTERN REVOLVER)

individual agreement, a “US Control Agreement”). Subject to Section 5.17, the Deposit Accounts held in the name of Canada Borrower and, if required by the Administrative Agent, any Canada Restricted Holding Company Subsidiary shall at all times be subject to control agreements in form and substance reasonably satisfactory to the Administrative Agent (acting on behalf of the Lenders) (the “Canada Control Agreements”, and each such individual agreement, a “Canada Control Agreement”, and, together with the US Control Agreements, the “Control Agreements”).

(c) In the event that Union Bank, N.A., HSBC Bank Canada or any other Acceptable Bank fails to meet the criteria set forth in the definition of “Acceptable Bank” at any time after the Closing Date, Borrowers shall have thirty (30) days, from the date an Authorized Representative of the Borrowers becomes aware of such failure, to transfer funds or to cause funds to be transferred from such bank to a Deposit Account with an Acceptable Bank; provided that the applicable Borrower shall provide to the Collateral Agent, at least five (5) days prior to such transfer, written notice of such transfer and shall certify in such notice as to the identity of such Acceptable Bank, the information of such new Deposit Account and the amount to be transferred.

5.15 Commodity Hedge for Gulf Wind. US Borrower shall cause the applicable Restricted Subsidiaries to maintain the Gulf Wind Hedge with (i) contracted volume at least equivalent to those under its commodity hedge as of the Closing Date, and (ii) a termination date no earlier than the termination date of its commodity hedge as of the Closing Date.

5.16 Minimum Portfolio Standard

(a) For purposes of counting Restricted Operating Company Subsidiaries in accordance with Section 5.16(b), (i) Non-Performing Subsidiaries shall not be taken into account and shall be treated as if a Transfer of all of the Capital Stock in such Non-Performing Subsidiary had occurred in accordance with Section 2.22(d), and (ii) only Restricted Operating Company Subsidiaries that were Restricted Operating Company Subsidiaries as of the Closing Date and any Replacement Collateral shall be taken into account.

(b) At all times prior to the Termination Date, the Credit Parties shall collectively own a minimum of three Restricted Operating Company Subsidiaries that are Wholly Owned Subsidiaries of Borrowers, at least one of which must be a Large Restricted Operating Company Subsidiary and no more than one of which may be a Small Operating Subsidiary. At all times after any Additional Revolving Commitments have been made available after the Closing Date pursuant to Section 2.21, Borrowers shall own a minimum of four Restricted Operating Company Subsidiaries that are Wholly Owned Subsidiaries of Borrowers, at least two of which must be Large Restricted Operating Company Subsidiaries. The ownership requirements set forth in this Section 5.16 shall be referred to herein as a “Minimum Portfolio Standard”.

5.17 Canada Control Agreement. On or prior to the date that is sixty (60) days after the Closing Date, Canada Borrower shall enter into, and deliver to the Administrative Agent, a Canada Control Agreement with HSBC Bank Canada (or another Acceptable Bank in accordance with Section 5.14(c)) with respect to the Deposit Account of Canada Borrower held

-105-	CREDIT AGREEMENT (PATTERN REVOLVER)

with HSBC Bank Canada. If Canada Borrower fails to comply with the first sentence of this Section 5.17, Canada Borrower shall immediately transfer such Deposit Account from HSBC Bank Canada to an Acceptable Bank that is not HSBC Bank Canada and shall promptly enter into, and deliver to the Administrative Agent a Canada Control Agreement. Until Canada Borrower delivers to Administrative Agent the Canada Control Agreement pursuant to this Section 5.17, Canada Borrower (or any Person acting on behalf of Canada Borrower) shall not give instructions to HSBC Bank Canada (or, if applicable, another Acceptable Bank) with respect to such Deposit Account without prior written consent of the Collateral Agent (acting at the direction of the Required Lenders) with the exception of Permitted Instructions.

SECTION 6. NEGATIVE COVENANTS

The Credit Parties covenant and agree that, until the Termination Date, each Credit Party shall perform, and where applicable shall cause the Restricted Operating Company Subsidiaries to perform, all covenants in this Section 6 unless a consent or waiver is obtained in accordance with Section 10.5.

6.1 Indebtedness. No Credit Party shall, and shall not permit any of its Restricted Operating Company Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except the following Indebtedness (“Permitted Indebtedness”):

(a) the Obligations (including the Indebtedness incurred pursuant to Section 2.21);

(b) Permitted Project Debt and any Permitted Refinancing thereof;

(c) to the extent constituting Indebtedness, contingent obligations under or in respect of performance bonds, bid bonds, appeal bonds, surety bonds, financial assurances and completion guarantees, indemnification obligations, obligations to pay insurance premiums, take or pay obligations and similar obligations in each case incurred by a Restricted Operating Company Subsidiary in the ordinary course of business and not in connection with debt for borrowed money;

(d) Permitted Subordinated Indebtedness owed by (i) (a) US Borrower to Sponsor (or its permitted successor that owns one hundred percent (100%) of the Capital Stock of US Borrower) or (b) Canada Borrower to PRHC (or its permitted successor that owns one hundred percent (100%) of the Capital Stock of Canada Borrower), (ii) (a) any US Restricted Holding Company Subsidiary to US Borrower or (b) any Canada Restricted Holding Company Subsidiary to Canada Borrower, or (iii) subject to clause (C) below, (x) any US Restricted Operating Company Subsidiary directly or indirectly wholly owned by US Borrower to its respective US Restricted Holding Company Subsidiary, or (y) any Canada Restricted Operating Company Subsidiary directly or indirectly wholly owned by Canada Borrower to its respective Canada Restricted Holding Company Subsidiary; provided that in the case of Permitted Subordinated Indebtedness of the type described in clause (iii) above, such Permitted Subordinated Indebtedness shall be subject to the Subordination Agreement and pledged as part of the Collateral if and only to the extent permitted under the terms of each applicable Project

-106-	CREDIT AGREEMENT (PATTERN REVOLVER)

Financing Document, provided, further, that in no event shall any Credit Party or Restricted Operating Company Subsidiary incur Permitted Subordinated Indebtedness unless such Permitted Subordinated Indebtedness is permitted under Section 6.6; and

(e) other unsecured third-party Indebtedness of either US Borrower or any US Restricted Holding Company Subsidiary in an aggregate amount not to exceed two million five hundred thousand ($2,500,000) at any time outstanding.

Except for Borrowers and Restricted Subsidiaries, nothing in this Section 6.1 shall be construed to limit the ability of Affiliates of Borrowers from directly or indirectly, creating, incurring, assuming or guaranteeing, or otherwise becoming or remaining directly or indirectly liable with respect to any Indebtedness, provided that such Indebtedness is Non-Recourse Debt to Borrowers, their Restricted Subsidiaries and the Collateral.

6.2 Liens. No Credit Party shall, and shall not permit any of its Restricted Operating Company Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including (i) any document or instrument in respect of goods or accounts receivable) of any such party, whether now owned or hereafter acquired, or any income or profits therefrom, except for the following Liens (the “Permitted Liens”):

(a) Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document;

(b) Liens for Taxes not yet delinquent or Taxes if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and adequate reserves for such Taxes have been established and are being maintained by the applicable Person in accordance with GAAP;

(c) Liens arising by virtue of any Governmental Rules or market custom relating to banker’s liens, rights of set-off (in respect of deposits maintained by a financial institution or otherwise) or similar rights;

(d) Liens securing judgments for the payment of money not constituting a Default under Section 8.1(h) or securing appeal or other surety bonds related to such judgments;

(e) Liens or pledges of deposits of Cash or Cash Equivalents securing deductibles, self-insurance, co-payment, co-insurance, retentions or similar obligations to providers or liability insurance in the ordinary course of business;

(f) Permitted Project Liens; and

(g) Liens securing Indebtedness related to a Permitted Refinancing, provided that in each case the Liens securing any such Permitted Refinancing shall attach only to the assets that were subject to Liens securing the Indebtedness so refinanced.

6.3 No Negative Pledges. No Credit Party shall enter into any other agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets to secure

-107-	CREDIT AGREEMENT (PATTERN REVOLVER)

its obligations in favor of the Secured Parties under the Credit Documents to which it is a party, whether now owned or hereafter acquired, except for restrictions contained in the Transaction Documents (as the terms and conditions of such Transaction Documents are in effect on the date hereof unless a consent or waiver is obtained in accordance with Section 10.5). Notwithstanding anything to the contrary set forth in this Agreement, sixty five percent (65%) of the Capital Stock of each of the Canada Borrower and the Canada Restricted Holding Company Subsidiaries shall at all times be subject to an effective and continuing Lien in favor of Collateral Agent, and neither PRHC nor Canada Borrower shall pledge for any purpose their ownership interest in the remaining thirty five percent (35%) of the Capital Stock of the Canada Borrower and the Canada Restricted Holding Company Subsidiaries, respectively.

6.4 Restricted Payments. Except as expressly provided in Section 5.14, neither Borrowers nor any Restricted Holding Company Subsidiary shall, directly or indirectly, declare or make any Restricted Payment except that US Borrower and Pattern Gulf Wind Equity LLC may make the Transfers described in Section 6.18(c)(iv) to the extent permitted thereby and that:

(a) so long as no Default or Event of Default shall have occurred and be continuing or would be caused by such Restricted Payment;

(b) so long as, after giving effect to such Restricted Payment, an amount equal to at least seven and one half percent (7.5%) of the Revolving Commitment remains available and undrawn; and

(c) so long as Borrowers shall have complied, before and after giving effect to such declaration or payment of such Restricted Payment, with the Leverage Ratio and Interest Coverage Ratio requirements described in Section 6.7;

THEN, Borrowers may make Restricted Payments within ten (10) days after date of declaration of any such Restricted Payment if such Restricted Payment is permitted pursuant to this Section 6.4 on the date upon which such Restricted Payment is made.

6.5 Restrictions on Subsidiary Distributions. Except as provided herein, in the Project Financing Documents (as the terms and conditions of such Project Financing Document are in effect on the date hereof or, if later, as of the date that the applicable Restricted Operating Company Subsidiary became a Restricted Operating Company Subsidiary, without giving effect to any amendment, waiver or consent thereunder after the date hereof or such later date, as applicable, unless a consent or waiver is also obtained in accordance with Section 10.5) or in any other document, instrument or agreement entered into in connection with a replacement or refinancing of any of the foregoing permitted hereunder or thereunder, no Credit Party shall, nor shall they permit their Restricted Operating Company Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Credit Party or Restricted Operating Company Subsidiary to (a) pay dividends or make any other distributions on any of such Credit Party’s or Restricted Operating Company Subsidiary’s Capital Stock owned directly or indirectly by Borrowers (except as provided in Section 5.14) (including by way of modifying amortization schedules contemplated in the Project Financing Documents in a manner less favorable to the Lenders, agreeing to modifications to provisions in the Project Financing Documents requiring cash sweeps, reserves

-108-	CREDIT AGREEMENT (PATTERN REVOLVER)

or other prepayments, even on a contingent basis) except to the extent constituting an Investment permitted under Sections 6.6(c) and 6.6(g), (b) repay or prepay any Indebtedness owed by such Credit Party or Restricted Operating Company Subsidiary, (c) make loans or advances to Borrowers or any other Credit Party or Restricted Operating Company Subsidiary, or (d) Transfer any of its property or assets to any Credit Party or Restricted Operating Company Subsidiary (each of the foregoing clauses (a) – (d), a “Subsidiary Distribution Restriction”).

6.6 Investments. No Credit Party shall, nor shall it permit any of its Restricted Operating Company Subsidiaries to, directly or indirectly, make or own any Investment in any Person except:

(a) Investments in Permitted Investments or, with respect to Restricted Operating Company Subsidiaries, Investments permitted under the relevant Project Financing Documents;

(b) equity Investments in effect as of the Closing Date in (A) any Restricted Holding Company Subsidiary (solely for the purpose of making an Investment pursuant to clause (B) of this Section 6.6(b) in such Restricted Holding Company Subsidiary’s Restricted Operating Company Subsidiary) or (B) any Restricted Operating Company Subsidiary (and any modification, renewal, reinvestment or extension thereof; provided that the amount of the original Investment is not increased except pursuant to the terms of such original Investment);

(c) subject to Section 2.22, additional Investments made after the Closing Date in (A) any Restricted Holding Company Subsidiary (solely for the purpose of making an Investment pursuant to clause (B) of this Section 6.6(c) in such Restricted Holding Company Subsidiary’s Restricted Operating Company Subsidiary) or (B) any Restricted Operating Company Subsidiary (including if such Investment is in the form of Permitted Subordinated Indebtedness); provided that, on the date of such Investment (i) Borrowers shall be in compliance with the Leverage Ratio and Interest Coverage Ratio requirements set out in Section 6.7; and (ii) no Project-Level Default by the Restricted Operating Company Subsidiary in which such additional Investment is made or to be made shall have occurred and be continuing or would be caused by such Investment, and (iii) no Default or Event of Default shall have occurred and be continuing or would be caused by such Investment;

(d) demand or deposit accounts with banks or other financial institutions;

(e) subject to Section 2.22, Permitted Wind Farm Investments;

(f) Investments made after the Closing Date using proceeds of Permitted Subordinated Indebtedness owed to, or proceeds of equity contributions from, the Sponsor, PRHC or any of their respective Affiliates that are not Credit Parties or Restricted Subsidiaries thereof; or

(g) subject to Section 2.22, Investments made using proceeds of Cash permitted to be distributed in accordance with Section 6.4.

-109-	CREDIT AGREEMENT (PATTERN REVOLVER)

6.7 Financial Covenants

(a) Leverage Ratio. As of each Credit Date and the date upon which each Transfer pursuant to clause (ii) of Section 6.18(c), Restricted Payment or Investment pursuant to Section 6.6(c) is made, Borrowers shall not have a Leverage Ratio (after giving effect to such Transfer, Restricted Payment or Investment) that exceeds (i) 4.75:1.00 for any Measurement Period ending on or before June 30, 2013, (ii) 4.50:1.00 for any Measurement Period ending on or before June 30, 2014 and (iii) 4.00:1.00 for any Measurement Period ending after June 30, 2014.

(b) Interest Coverage Ratio. As of each Credit Date and the date upon which each Transfer pursuant to clause (ii) of Section 6.18(c), Restricted Payment or Investment pursuant to Section 6.6(c) is made, Borrowers shall not have an Interest Coverage Ratio (after giving effect to such Transfer, Restricted Payment or Investment) that is less than 3.00:1.00.

(c) Certain Calculations. With respect to any period during which a Credit Extension, a Transfer pursuant to clause (ii) of Section 6.18(c), a Restricted Payment or an Investment pursuant to Section 6.6(c) is made (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenants set forth in this Section 6.7, Borrower Cash Flow shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the SEC, which pro forma adjustments shall be certified by the chief financial officer of Borrowers) using the historical financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Borrowers and the Restricted Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Revolving Loans incurred during such period).

6.8 Disposition of Assets. No Credit Party shall, nor shall it permit any of its Restricted Operating Company Subsidiaries to, Transfer all or any part of its business, assets or property of any kind whatsoever (including Capital Stock), whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, except:

(a) subject to Section 6.9 (if applicable), any Transfer of physical assets or properties that are certified by the applicable Credit Party or Restricted Operating Company Subsidiary to be obsolete, worn-out or damaged;

(b) the liquidation, sale or use of Permitted Investments;

(c) subject to Section 6.9 (if applicable) and Section 6.8(e), any Transfer of physical assets or properties by any Restricted Operating Company Subsidiary, to the extent permitted under the Project Financing Documents (as the terms and conditions of such Project Financing Documents are in effect on the date hereof or, if later, as of the date that the applicable Restricted Operating Company Subsidiary became a Restricted Operating Company Subsidiary,

-110-	CREDIT AGREEMENT (PATTERN REVOLVER)

without giving effect to any amendment, waiver or consent thereunder after the date hereof or such later date, as applicable, unless a consent or waiver is also obtained in accordance with Section 10.5);

(d) any Transfer made in compliance with Section 6.18(c); and

(e) any other Transfer of physical assets or properties to the extent that the aggregate amount of Net Asset Sale Proceeds received by such Credit Party or (without duplication) Restricted Operating Company Subsidiary under this Section 6.8(e) and Section 6.8(b) does not exceed one hundred million Dollars ($100,000,000) in the aggregate during the term of this Agreement; provided that (i) such aggregate amount in excess of ten million Dollars ($10,000,000) in any Fiscal Year or twenty five million Dollars ($25,000,000) in the aggregate during the term of this Agreement, shall be applied as a mandatory prepayment in accordance with Section 2.11(a) and(ii) such aggregate amount in excess of one hundred million Dollars ($100,000,000) shall be applied as a mandatory prepayment in accordance with Section 2.11(a) and shall be an Event of Default under Section 8.1(c).

6.9 Transactions with Shareholders and Affiliates. No Credit Party shall, nor shall it permit any of its Restricted Operating Company Subsidiaries to (except as required or permitted under the Project Financing Document), directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate, on terms that are less favorable to Borrowers or any Restricted Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not an Affiliate; provided that the foregoing restriction shall not apply to (a) reasonable and customary fees paid to and reasonable and customary indemnifications and insurance arrangements for the benefit of, members of the board of directors (or similar governing body), officers, directors, employees or consultants of Borrowers or their Restricted Subsidiaries, whether such Persons are current or former members, officers or directors at the time such indemnifications or arrangements are entered into; provided that such indemnifications and arrangements are entered into at arms’ length or on terms that are no less favorable to Borrowers and their Restricted Subsidiaries, as the case may be, than those that would have been obtained at the relevant time from Persons who are not Affiliates, (b) transactions contemplated by the agreements listed in Schedule 6.9, (c) Restricted Payments made in accordance with the terms of this Agreement, (d) any transactions permitted or otherwise provided for in Section 6.18 and (e) any Permitted Restructuring Transaction.

6.10 Conduct of Business. From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Restricted Operating Company Subsidiaries to, engage in any business other than (i) the businesses engaged in by such parties on the Closing Date and similar, related, incidental, ancillary or complimentary businesses (including the establishment, construction, acquisition and operation of projects substantially equivalent to the Projects) and (ii) such other lines of business as may be consented to by Required Lenders. Other than the Capital Stock of their respective Restricted Operating Company Subsidiaries, Cash distributed from their Restricted Operating Subsidiaries, Permitted Investments or as expressly permitted under the Credit Documents, Restricted Holding Company Subsidiaries shall not hold, purchase or acquire any other assets.

-111-	CREDIT AGREEMENT (PATTERN REVOLVER)

6.11 Amendments or Waivers of Certain Agreements.

(a) The Credit Parties shall not (except to the extent permitted under or required by the Project Financing Documents (as the terms and conditions of such Project Financing Documents are in effect on the date hereof or, if later, as of the date that the applicable Restricted Subsidiary became a Restricted Subsidiary, without giving effect to any amendment, waiver or consent thereunder after the date hereof or such later date, as applicable, unless a consent or waiver is also obtained in accordance with Section 10.5)) permit their Restricted Subsidiaries to suspend, replace, cancel or terminate any Project PPA or the Gulf Wind Hedge or consent to, allow to subsist, or accept any suspension, replacement, cancellation or termination thereof, or agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its material rights under the applicable Project PPAs or the Gulf Wind Hedge.

(b) Subject to Section 6.11(c), the Credit Parties shall not (except to the extent permitted under or required by the Project Financing Documents (as the terms and conditions of such Project Financing Documents are in effect on the date hereof or, if later, as of the date that the applicable Restricted Subsidiary became a Restricted Subsidiary, without giving effect to any amendment, waiver or consent thereunder after the date hereof or such later date, as applicable unless a consent or waiver is also obtained in accordance with Section 10.5)) permit their Restricted Operating Company Subsidiaries to agree to any amendment, restatement, supplement or other modification to, or waiver of, or any suspension, replacement, cancellation or termination of any of their rights under the Project Financing Documents if such amendment, restatement, modification, waiver, suspension, replacement, cancellation or termination, together with all other amendments, restatements, modifications, waivers, suspensions, replacements, cancellations or terminations, would reasonably be expected to reduce, in any given year, the Available Cash to be distributed by any Restricted Operating Company Subsidiary to the applicable Restricted Holding Company Subsidiary by twenty percent (20%) or more as compared to the applicable Projections for such Restricted Operating Subsidiary in the Base Case Model for such period or otherwise have a Material Adverse Effect; provided, that the foregoing shall not be construed to limit any of the Credit Parties’ express obligations set forth in the Credit Documents with respect to the Restricted Operating Company Subsidiaries and the Projects.

(c) The Credit Parties shall not permit their Restricted Operating Company Subsidiaries to agree to any amendment, restatement, supplement or other modification to, or waiver of, or any suspension, replacement, cancellation of the Project Financing Documents with respect to (i) Permitted Project Debt (other than in accordance with Section 6.1), (ii) Permitted Project Liens (other than in accordance with Section 6.2), (iii) Subsidiary Distribution Restrictions (other than in accordance with Section 6.5 and this Section 6.11), (iv) Project Asset Sales (other than in accordance with Section 6.8), and (v) any Project PPA or the Gulf Wind Hedge (other than in accordance with this Section 6.11) that, in any such case, would result in the corresponding provisions in such Project Financing Document becoming in any manner less restrictive with respect to the applicable Restricted Operating Company Subsidiary than as are in effect on the date hereof or, if later, as of the date that the applicable Restricted Operating Company Subsidiary became a Restricted Operating Company Subsidiary.

-112-	CREDIT AGREEMENT (PATTERN REVOLVER)

(d) Without limiting anything in this Agreement or any other Credit Document to the contrary, in no event shall any Project Financing Documents be amended, restated, supplemented, or modified such that any Permitted Project Debt associated with a specified Project shall have recourse to any other Project or the Secured Parties.

6.12 Fundamental Changes; Acquisitions.

(a) No Credit Party shall change its legal forms, amend its Organizational Documents in any material respect, file for protection under any Debtor Relief Laws, enter into any transaction of merger, amalgamation or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or acquire by purchase or otherwise the business, or stock or other evidence of beneficial ownership of, any Person or business unit of any Person, except:

(i) pursuant to a transaction permitted by Section 6.8 or Section 6.18;

(ii) Permitted Investments; or

(iii) in connection with any Permitted Restructuring Transaction.

(b) No Credit Party shall permit any of its Restricted Operating Company Subsidiaries to: (i) change their respective legal forms, (ii) amend their Organizational Documents in any material respect, (iii) file for protection under any Debtor Relief Laws, (iv) enter into any transaction of merger, amalgamation or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or (v) acquire by purchase or otherwise the business, or stock or other evidence of beneficial ownership of, any Person or business unit of any Person (each of the foregoing clauses (i) – (v), a “Project Fundamental Changes and Acquisitions”).

(c) The Credit Parties shall not, and shall not permit any Restricted Operating Company Subsidiary to, issue any Capital Stock to any Person except in each case as contemplated by this Agreement as of the Closing Date.

6.13 Hedge Agreements. No Credit Party shall enter into any Hedge Agreement.

6.14 Sanctions. No Credit Party shall, nor shall it permit any of its Restricted Operating Company Subsidiaries to, permit any Revolving Loan or the proceeds of any Revolving Loan, directly or indirectly, (a) to be knowingly lent, contributed or otherwise made available to fund any activity or business in any Designated Jurisdiction that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (b) to knowingly fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or (c) in any other manner that, to the knowledge of such Credit Party, will result in any violation by any Person (including any Lender, Lead Arranger, Administrative Agent or Issuing Bank) of any Sanctions that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

-113-	CREDIT AGREEMENT (PATTERN REVOLVER)

6.15 No Employees. No Credit Party shall, nor shall it permit any of its Restricted Operating Company Subsidiaries to, hire any employees nor enter into any contractual or other arrangements with any Person that would require any such Credit Party or Restricted Operating Company Subsidiary to be subject to or to comply with any applicable Governmental Rules concerning labor, employment, wages or worker benefits. No Credit Party nor any Restricted Operating Company Subsidiaries shall maintain or contribute to, or have any obligation to maintain or contribute to, any Employee Benefit Plan, Canadian Pension Plan or Canadian Multiemployer Pension Plan.

6.16 Settlement of Claims. No Credit Party shall, nor shall it permit any of its Restricted Operating Company Subsidiaries to, settle claims or confess judgments that could bind any Credit Party or any Restricted Operating Company Subsidiary and could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

6.17 Disqualified Stock. Other than to the extent contemplated by Section 6.18(c)(iii), the Credit Parties shall not, and shall not permit the Restricted Operating Company Subsidiaries to, issue any Disqualified Stock.

6.18 Project Transfers.

(a) General. Except as expressly set forth in Section 6.18(b) and (c), the Credit Parties shall not, directly or indirectly, Transfer any interests (including Capital Stock) in any Restricted Operating Company Subsidiary (or Transfer or permit any Restricted Holding Company Subsidiary to Transfer all or substantially of the assets of any Restricted Operating Company Subsidiary), in each case, without the prior written consent of the Lenders.

(b) Replacement Collateral; Incremental Collateral.

(i) Replacement Collateral. Notwithstanding the foregoing and subject to this Section 6.18(b), Borrowers may propose to the Lenders a Transfer, or a series of Transfers, of the Capital Stock of Affiliates of PRHC or Sponsor to either Borrower which are not then part of the Collateral (“Replacement Collateral”) as substitutes for any existing Restricted Operating Company Subsidiary, and the Restricted Holding Company Subsidiary which directly owns the Capital Stock thereof (“Replaced Collateral”). If Borrowers propose any such substitution, the Lenders shall consider whether the Replacement Collateral is satisfactory to serve as a substitute for the Replaced Collateral. If the Lenders, in their sole discretion, accept the contribution of any Replacement Collateral as a new Restricted Operating Company Subsidiary and new Restricted Holding Company Subsidiary (as applicable), the Lenders and Collateral Agent shall release the Replaced Collateral from inclusion in the Collateral and the Restricted Subsidiaries constituting such Replaced Collateral from their respective obligations under the Credit Documents and, upon the effectiveness of any such contribution and release, there shall be no further limitation on the direct or indirect Transfer of the Replaced Collateral. Upon the contribution of any Replacement Collateral pursuant to this Section 6.18(b), (i) the newly designated Restricted Operating Company Subsidiary shall be designated by the Lenders as a “Large Restricted Operating Company Subsidiary”, “Medium Restricted Operating Company Subsidiary” or “Small

-114-	CREDIT AGREEMENT (PATTERN REVOLVER)

Restricted Operating Company Subsidiary” (at their sole discretion and based on a relative comparison of the cash flow profile and credit characteristics of the Subsidiaries included in the Collateral at the time of such substitution (including the Replaced Collateral)) and (ii) each Affiliate forming the Replacement Collateral shall be treated in all respects as a Restricted Operating Company Subsidiary and Restricted Holding Company Subsidiary (as applicable) under the Credit Documents.

(ii) Incremental Collateral. Borrowers may propose to the Lenders a Transfer, or a series of Transfers, of the Capital Stock of Affiliates of PRHC or Sponsor to either Borrower which are not then part of the Collateral (“Incremental Collateral”), but not for purposes of replacing any portion of the then existing Collateral as described in Section 6.18(b)(i). If the Lenders, in their sole discretion, accept any such Incremental Collateral, each such Subsidiary shall be designated a Restricted Operating Company Subsidiary and included in the Collateral and treated as Restricted Operating Company Subsidiary for purposes of this Agreement or any other Credit Document (including being subject to the representations, covenants and Events of Default hereunder and thereunder) except to the extent provided in Section 5.16(a)(ii). No such newly designated Restricted Operating Company Subsidiary shall be designated as Replacement Collateral unless approved by the Lenders as such in accordance with Section 6.18(b)(i). For the avoidance of doubt, Borrowers will be permitted to dispose of any such Subsidiary that has been designated a Restricted Operating Company Subsidiary in accordance with this clause (b)(ii) (and not approved as Replacement Collateral) so long as (A) no Default or Event of Default shall have occurred and be continuing and (2) Borrowers shall be in compliance with the Leverage Ratio and Interest Coverage Ratio requirements in Section 6.7.

(c) Transfer Limitations.

(i) Transfers of Controlling Interests in the Restricted Operating Company Subsidiaries.

(1) Without the consent of the Lenders, subject to Section 5.16, and without limiting any other rights of Borrowers to effect a Permitted Restructuring Transaction in accordance with this Agreement, Borrowers may cause the Transfer of a Controlling Interest in one or more Restricted Operating Company Subsidiaries (together with its applicable Restricted Holding Company Subsidiary), subject to Section 6.18(c)(i)(2), and only so long as (A) no Default or Event of Default shall have occurred and be continuing or shall occur as a result of any such Transfer, (B) no Material Adverse Effect shall have occurred or could reasonably be expected to occur with the passage of time, as a result of such Transfer, (C) such Transfer complies with the terms and conditions of the Transaction Documents (including the requirement to reduce the Revolving Commitments pursuant to Section 2.22(d)), (D) both before and after giving effect to such Transfer and any related reduction to the Revolving Commitments required under this Agreement, Borrowers shall be in compliance with the Leverage Ratio and Interest Coverage Ratio

-115-	CREDIT AGREEMENT (PATTERN REVOLVER)

requirements pursuant to Section 6.7, and (E) Sponsor or a Qualified Operator will continue to provide operations and maintenance services to Borrowers and their Restricted Subsidiaries (either directly or through contract). Any Transfer of a Controlling Interest pursuant to this Section 6.18(c) (to the extent representing all of the applicable Credit Party’s interest in the applicable Restricted Operating Company Subsidiary), may be effected through a sale of Capital Stock in, or the sale of all or substantially all of the assets of, such Restricted Operating Company Subsidiary.

(2) The Transfer of a Controlling Interest in any Restricted Operating Company Subsidiary shall be treated the same as the Transfer of all of the Capital Stock in such Restricted Operating Company Subsidiary (even if a Borrower retains a direct or indirect minority interest in such Restricted Operating Company Subsidiary).

(ii) Transfers of Non-Controlling Interests in the Restricted Operating Company Subsidiaries. Without the consent of the Lenders, subject to Section 5.16 and without limiting any other rights of Borrowers to effect a Permitted Restructuring Transaction in accordance with this Agreement, Borrowers may cause the Transfer of a Non-Controlling Interest in any Restricted Operating Company Subsidiary (together with its applicable Restricted Holding Company Subsidiary); provided that (A) the conditions set forth in Section 6.18(c)(i)(1) shall have been satisfied, (B) any such Transfer shall be limited to Capital Stock that is not Disqualified Stock, and (C) the Organizational Documents of such Restricted Operating Company Subsidiary shall not contain any Adverse Clauses and such Organizational Documents shall have been delivered to the Administrative Agent at least twenty (20) Business Days prior to the date of such Transfer (and if the Administrative Agent shall not (at the direction of any Lender) have notified the Borrowers within such (20) Business Days that such Organizational Documents contain Adverse Clauses, then such Organizational Documents shall be deemed (with respect to, and at the time of, such Transfer only) not to contain any Adverse Clauses); provided, further, that, if Borrowers elect to Transfer a Non-Controlling Interest in a Restricted Operating Company Subsidiary and fail to comply with the proviso above, then such Transfer shall be treated in accordance with Section 6.18(c)(i) as if the Transfer of a Controlling Interest had occurred.

(iii) Transfer of Tax Equity. With the consent of the Lenders as to the effective economic and voting interest to be sold (such consent not to be unreasonably withheld or delayed), subject to Section 5.16 and without limiting any other rights of Borrowers to effect a Permitted Restructuring Transaction in accordance with this Agreement, Borrowers may cause any Restricted Operating Company Subsidiary to enter into a transaction or a series of transactions pursuant to which its Capital Stock is treated as tax equity interests or any other interest pursuant to which equity holders receive a disproportionate economic benefit relative to their ownership interests; provided that the conditions set forth in Section 6.18(c)(ii) shall have been satisfied; provided, further, that, if Borrowers fail to comply with the proviso above, then such Transfer shall be treated in accordance with Section 6.18(c)(i) as if the Transfer of a Controlling Interest had occurred.

-116-	CREDIT AGREEMENT (PATTERN REVOLVER)

(iv) Gulf Wind Permitted Transfer. Without the consent of the Lenders, US Borrower may in connection with a Qualifying IPO, directly or indirectly, Transfer up to forty percent (40%) of its indirect ownership interests in Class B Units of Gulf Wind Holdings to an Affiliate of the Sponsor and such Transfer shall not constitute a Transfer of Non-Controlling Interests under Section 6.18(c)(ii) and no Revolving Commitment reduction shall be required under Section 2.22(d)(iv) so long as, (A) from the Closing Date until such time as the ownership interests in the portion of Class B Units of Gulf Wind Holdings transferred to an Affiliate pursuant to this section are transferred back to Pattern Gulf Wind Equity LLC as described below, no Credit Party shall have, directly or indirectly, Transferred any interests in any Restricted Operating Company Subsidiary that is a Project covered by this Agreement as of the Closing Date, (B) the conditions set forth in Section 6.18(c)(i)(1) shall have been satisfied at the time of such Transfer, (C) the indirect ownership interests in Gulf Wind Holdings transferred to an Affiliate pursuant to this section shall be subject to the same Organizational Documents governing the portion of the ownership interest in Gulf Wind Holdings that was retained by US Borrower, and (D) as soon as commercially practicable but in no event later than the date that is one (1) year and ninety (90) days following such Transfer, the ownership interests in Gulf Wind Holdings that have been transferred to an Affiliate pursuant to this section shall have been transferred back to Pattern Gulf Wind Equity LLC such that Pattern Gulf Wind Equity LLC shall own all of the Class B Units issued and outstanding after such transfer; provided that no Project-Level Default shall exist with respect to Gulf Wind at the time of such re-contribution. Otherwise, such Transfer shall be treated in accordance with Section 6.18(c)(ii) as if a Transfer of Non-Controlling Interests had occurred as of the first date on which any condition set forth in subclauses (A) – (D) of this section has not been satisfied.

(v) No Consideration from the Credit Parties. To effect any Transfer described in this Section 6.18, no Credit Party shall (i) make to such transferee any payment, distribution or dividend unless using proceeds of Cash permitted to be distributed in accordance with Section 6.4 or (ii) deliver any other form of consideration that would result in a breach or violation of the terms of this Agreement.

(d) Permitted Subordinated Debt. Notwithstanding anything in this Section 6.18 to the contrary, if as of the date of a proposed Transfer described in this Section 6.18, the applicable Restricted Operating Company Subsidiary is the obligee under any Permitted Subordinated Indebtedness, then the applicable transferee (even if an Affiliate of the Borrowers) must (i) assume in writing the applicable Intercompany Note and (ii) execute and deliver a Subordination Agreement for the benefit of the Secured Parties.

SECTION 7. GUARANTY

7.1 Guaranty of the Obligations. Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the

-117-	CREDIT AGREEMENT (PATTERN REVOLVER)

Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of an automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a) or any other Debtor Relief Laws) (collectively, the “Guaranteed Obligations”).

7.2 Payment by Guarantors. Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrowers to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrowers’ becoming the subject of a case under the Bankruptcy Code or any Debtor Relief Laws, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrowers for such interest in the related bankruptcy or insolvency case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.3 Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability. For the Guarantors organized in the United States, this Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b) Administrative Agent may enforce this Guaranty upon the occurrence and during the continuance of an Event of Default notwithstanding the existence of any dispute between Borrowers and any Beneficiary with respect to the existence of such Event of Default;

(c) the obligations of each Guarantor hereunder are independent of the obligations of Borrowers and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrowers, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrowers or any of such other guarantors and whether or not Borrowers have joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall

-118-	CREDIT AGREEMENT (PATTERN REVOLVER)

not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Borrowers or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents; and

(f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the Credit Documents or from the proceeds of

-119-	CREDIT AGREEMENT (PATTERN REVOLVER)

any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for Indebtedness other than the Guaranteed Obligations) to the payment of Indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of a Borrower or any of its Restricted Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Borrowers may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.4 Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrowers, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrowers, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of Borrowers or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrowers or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrowers or any other Guarantor from any cause other than full and final payment of the Guaranteed Obligations; (c) any defense based upon any Governmental Rule which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any Governmental Rules, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) to the extent permitted by Governmental Rules, the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any Credit Extension to Borrowers and notices of any of the matters referred to in Section 7.3 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

-120-	CREDIT AGREEMENT (PATTERN REVOLVER)

7.5 Guarantors’ Rights of Subrogation, Contribution, etc. Until the Termination Date, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrowers or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by Governmental Rule or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrowers with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Borrowers, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrowers or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Borrowers, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.6 Subordination of Other Obligations. Any Indebtedness of Borrowers or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after receipt of notice of an Event of Default (which has occurred and is continuing) by Administrative Agent shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7.7 Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until the Termination Date. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.8 Authority of Guarantors or Borrowers. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Borrowers or the Representatives acting or purporting to act on behalf of any of them.

-121-	CREDIT AGREEMENT (PATTERN REVOLVER)

7.9 Financial Condition of Borrowers. Any Credit Extension may be made to Borrowers or continued from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrowers at the time of any such grant or continuation. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrowers. Each Guarantor has adequate means to obtain information from Borrowers on a continuing basis concerning the financial condition of Borrowers and its ability to perform its obligations under the Credit Documents and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrowers and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Borrowers now known or hereafter known by any Beneficiary.

7.10 Bankruptcy, Etc.

(a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Required Lenders, commence or join with any other Person in commencing any involuntary bankruptcy, reorganization or insolvency case or proceeding of or against Borrowers or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrowers or any other Guarantor or by any defense which Borrowers or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above against Borrowers (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrowers of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by Borrowers, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

-122-	CREDIT AGREEMENT (PATTERN REVOLVER)

7.11 Guarantors, Defined; Discharge of Guaranty

(a) “Guarantor” means each of (a) US Borrower, as guarantor of the Obligations of Canada Borrower; (b) US Restricted Holding Company Subsidiaries, jointly and severally, as guarantors of the Obligations of US Borrower and Canada Borrower; and (c) Canada Borrower, as guarantor of the Obligations of US Borrower but with recourse limited solely to and secured by any Collateral owned by Canada Borrower (the “Limited Recourse Collateral”); provided that, notwithstanding anything to the contrary in this Agreement or any other Credit Document, the Limited Recourse Collateral shall exclude thirty five percent (35%) of the ownership of the Capital Stock of each of the Canada Restricted Holding Company Subsidiaries. If additional Affiliates of Sponsor are included as part of the Collateral, then subject to the remaining terms and conditions of this Agreement, the applicable Subsidiaries associated with such additional projects shall also be deemed Guarantors for purposes of this Agreement consistent with the scope of guarantees described above.

(b) Whenever Canada Borrower is referred to as a Guarantor for purposes of this Agreement, such reference shall be to its status as a Guarantor of the Obligations of US Borrower with recourse solely limited to the Limited Recourse Collateral. Notwithstanding any other provision in this Agreement or any other Credit Document, the only remedies that the Administrative Agent shall have against Canada Borrower in the event of non-payment by Canada Borrower of the Obligations of US Borrower shall be to enforce its rights in respect of the Limited Recourse Collateral. No judgment in the nature of a deficiency judgment shall be enforced against Canada Borrower, in its capacity as a Guarantor of the Obligations of the US Borrower, out of any of its property, assets or undertaking other than the Limited Recourse Collateral. In the event of any conflict or inconsistency between this Section 7.11(b) and any other provision in this Agreement or any other Credit Document, this Section 7.11(b) shall prevail to the extent of such conflict or inconsistency.

(c) If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger, amalgamation or consolidation, other than an amalgamation that results in the surviving or successor entity being a Canadian entity) to a Person that is not a Borrower or a Subsidiary of a Borrower in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such sale or disposition.

SECTION 8. EVENTS OF DEFAULT

8.1 Events of Default. If any one or more of the following conditions or events shall occur:

(a) Failure to Make Payments When Due. Failure by Borrowers to pay (i) when due any installment of principal of any Revolving Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment (including mandatory prepayments described in Section 2.22) or otherwise; (ii) when due any amount payable to an Issuing Bank in reimbursement of any drawing under a Letter of Credit; (iii) any

-123-	CREDIT AGREEMENT (PATTERN REVOLVER)

interest on any Revolving Loan within one (1) Business Day after the date such interest becomes due; (iv) any fee or any other amount due hereunder within five (5) days after the date such fee or amount becomes due; or

(b) Default in Other Agreements.

(i) Other than in connection with any Project Level Payment Default (but without limiting clause (iii) of this Section 8.1(b)), failure of any Credit Party to pay when due any principal of or interest on or any other amount payable in respect of Permitted Indebtedness of such Credit Party then outstanding (other than Permitted Indebtedness referred to in Section 8.1(a), beyond the grace period, if any, provided therefor, and the aggregate outstanding interest, principal and other amounts due and payable with respect to such Permitted Indebtedness equals or exceeds seven million Dollars ($7,000,000);

(ii) Other than in connection with any Project Level Default (but without limiting clause (iii) of this Section 8.1(b)), any other event or condition occurs with respect to any Credit Party that would permit the holder or holders of Permitted Indebtedness of such Credit Party (other than Permitted Indebtedness referred to in Section 8.1(a) and Section 8.1(b)(iii)) in the aggregate outstanding interest, principal and other amounts equal or exceeding seven million Dollars ($7,000,000) to accelerate the maturity thereof prior to its scheduled maturity or that results in the holder or holders of such Permitted Indebtedness or any trustee or agent on its or their behalf to cause such Permitted Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided that this clause (ii) shall not apply to secured Permitted Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Permitted Indebtedness if such sale or transfer is permitted under the Credit Documents and under the documents providing for such Permitted Indebtedness; or

(iii) as provided in and subject to Section 2.22(a) with respect to Project-Level Payment Defaults, if a Project-Level Payment Default has occurred and is continuing, upon the occurrence of any other Project Level Default related to any other Project; or

(c) Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition applicable to such Credit Party contained in Section 2.4, Section 5.2, Section 5.11 (but only to the extent Sections 5.2 and 6 are applicable to Gulf Wind Holdings through the application of Section 5.11), Section 5.16 or Section 6 (except for Section 6.8(e)(i)); or

(d) Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party in writing pursuant hereto or thereto or in connection herewith or therewith shall be incorrect in any material respect as of the date made or deemed made; provided, however, that if the effect of any such misrepresentation

-124-	CREDIT AGREEMENT (PATTERN REVOLVER)

or misstatement (1) has not caused a Material Adverse Effect, (2) has not caused or is not related to any other Event of Default, Default or Project Level Default, and (3) is capable of being remedied, Borrowers may remedy the effect of such misrepresentation or misstatement (and no Event of Default shall be deemed to have occurred solely as a result thereof) by delivering a written representation and warranty to Administrative Agent, in form and substance satisfactory to Administrative Agent, evidencing that the circumstances giving rise to such misrepresentation or misstatement have been corrected and by otherwise remedying in all material respects the effect of such misrepresentation or misstatement within thirty (30) days of the date that Borrowers have knowledge, or should have had knowledge, of such misrepresentation or misstatement; or

(e) Other Defaults.

(i) Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other provision of this Section 8.1, and such default or noncompliance shall remain unremedied until the earlier of (x) thirty (30) days after the earlier of (i) the date on which an Authorized Representative of such Credit Party becomes aware of such default or noncompliance, and (ii) the date on which written notice thereof shall have been received by the Borrowers from the Administrative Agent or any Lender; provided that, (A) if such failure, default or noncompliance does not involve the payment of money to any Person and is not susceptible to cure within such thirty (30) day period, (B) such Person is proceeding with diligence and good faith to cure such failure, default or noncompliance and such failure, default or noncompliance is susceptible to cure within ninety (90) days and (C) the existence of such failure has not resulted in a Material Adverse Effect, such thirty (30) day period shall be extended as may be necessary to cure such failure, default or noncompliance, such extended period not to exceed ninety (90) days in the aggregate (inclusive of the original thirty (30) day period), and (y) ninety (90) days after the occurrence of such default or noncompliance; and

(ii) As provided in Section 2.22(a) with respect to Project-Level Non-Monetary Defaults, if a Project-Level Non-Monetary Default shall have occurred and is continuing, upon the occurrence of any other Project Level Payment Default related to any other Project; or

(f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of any Credit Party or Restricted Operating Company Subsidiary in an involuntary case under any Debtor Relief Laws now or hereafter in effect (including pursuant to which Canada Borrower has been declared bankrupt or insolvent under Canadian Insolvency Legislation) which decree or order for relief is not immediately stayed; or any other similar relief shall be granted under any applicable federal, state or provincial Governmental Rule, and such relief is not immediately stayed; or (ii) an involuntary case shall be commenced against any Credit Party or Restricted Operating Company Subsidiary under any Debtor Relief Laws now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, receiver-manager, administrator, liquidator, sequestrator, trustee, custodian or other officer having similar powers

-125-	CREDIT AGREEMENT (PATTERN REVOLVER)

over such Credit Party or Restricted Operating Company Subsidiary, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, receiver, receiver-manager, administrator, trustee or other custodian of any Credit Party or Restricted Operating Company Subsidiary for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Credit Party or Restricted Operating Company Subsidiary, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged (provided, that in either (i) or (ii) above, no default shall occur hereunder, in the case of the Restricted Operating Company Subsidiary unless such failure or event could reasonably be expected to result in a Material Adverse Effect); or

(g) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Any Credit Party or Restricted Operating Company Subsidiary shall have an order for relief entered with respect to it, or shall give notice of intention to file a proposal, or file a proposal, or shall commence a voluntary case, in each case under any Debtor Relief Laws now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such Governmental Rule, or shall consent to the appointment of or taking possession by a receiver, receiver-manager, administrator, trustee or other custodian for all or a substantial part of its property; or any Credit Party or Restricted Operating Company Subsidiary shall make any assignment for the benefit of creditors; or (ii) any Credit Party or Restricted Operating Company Subsidiary shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body of any Credit Party or Restricted Operating Company Subsidiary (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f) (provided, that in either (i) or (ii) above, no default shall occur hereunder, in the case of the Restricted Operating Company Subsidiary unless such failure or event could reasonably be expected to result in a Material Adverse Effect); or

(h) Judgments and Attachments. Any money judgment, writ or warrant of attachment, execution, distress or similar process involving in any individual case or in the aggregate at any time an amount in excess of seven million Dollars ($7,000,000) (in either case to the extent not adequately covered by insurance) shall be entered or filed against (i) any Credit Party or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder); or (ii) any Restricted Operating Company Subsidiary or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder); provided, that in the case of clause (ii) only, no default shall occur hereunder unless such process could reasonably be expected to result in a Material Adverse Effect; or

(i) Dissolution. Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such any Credit Party and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days; or

-126-	CREDIT AGREEMENT (PATTERN REVOLVER)

(j) Employee Benefit Plans. There (i) shall occur one or more ERISA Events which individually or in the aggregate results in or could reasonably be expected to result in a Material Adverse Effect during the term hereof or (ii) there is a negative change in the funded status of any Canadian Benefit Plan that could reasonably be expected to have a Material Adverse Effect;

(k) Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) any Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any other Credit Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any portion of the Collateral purported to be covered and to the extent required by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party; or

(l) Change of Control. A Change of Control of either or both Borrowers shall have occurred;

THEN, (1) upon the occurrence of any Event of Default described in Sections 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence and continuance of any other Event of Default, at the request of (or with the consent of) the Required Lenders, upon notice to Borrowers by Administrative Agent, (A) the Revolving Commitments, if any, of each Lender having such Revolving Commitments and the obligation of an Issuing Bank to issue any Letter of Credit shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Revolving Loans, (II) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), and (III) all other Obligations; (C) Administrative Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents; and (D) Administrative Agent shall direct Borrowers to pay (and Borrowers hereby agrees upon receipt of such notice, or upon the occurrence and continuance of any Event of Default specified in Section 8.1(f) or (g) to pay) to Administrative Agent such additional amounts of cash, to be held as security for Borrowers’ reimbursement obligations in respect of Letters of Credit then outstanding, equal to the L/C Obligation at such time;

-127-	CREDIT AGREEMENT (PATTERN REVOLVER)

8.2 Recapture Liability

(a) Following the foreclosure or other exercise of remedies in accordance with the Credit Documents during the Recapture Period with respect to the Santa Isabel Project or the Spring Valley Project, as applicable, and so long as the Cash Grant indemnity agreements entered into by PEG for the benefit of the Restricted Operating Company Subsidiary related to the Santa Isabel Project or the Spring Valley Project, as applicable, as in effect on the Closing Date (each, a “Recapture Liability Indemnity”) remain in full force and effect, if the Lenders (or their designee or agent) Transfer the interests in the Borrowers or Restricted Subsidiaries (or the related Project assets) related to the Santa Isabel Project or Spring Valley Project, as applicable, to any Person (the “Buyer”) then in connection with such Transfer the Lenders may (but shall not be obligated to) obtain from the Buyer for the benefit of such Restricted Operating Company Subsidiary (with copies to the Agents, Lenders, PEG and the collateral agent or other designee or agent under the relevant Project Financing Documents) representations and warranties from the Buyer as well as a legal opinion from the Buyer’s external legal counsel (in the case of such legal opinion, if required under the Project Financing Documents for such Project (as the terms and conditions of such Project Financing Documents are in effect on the date hereof without giving effect to any amendment, waiver or consent thereunder after the date hereof unless a consent or waiver is also obtained in accordance with Section 10.5)) confirming that such Buyer is not a Disqualified Person and permitting reliance thereon by the Lenders and PEG; provided that following such Transfer to the Buyer), PEG may not, in any event, rely on such representations and warranties and legal opinion to bring a claim against the Lenders.

(b) To the extent the Lenders elect not to obtain from the Buyer the representations and warranties and legal opinion contemplated in Section 8.2(a), then:

(i) In connection with such Transfer following the foreclosure or other exercise of remedies in accordance with the Credit Documents during the Recapture Period with respect to the Santa Isabel Project or Spring Valley Project, subject to Section 8.2(e), the Lenders shall reimburse PEG for fifty percent (50%) of the Recapture Liability actually paid by PEG under the Recapture Liability Indemnity for either or both of the Santa Isabel Project or the Spring Valley Project, as applicable, within thirty (30) days of receipt by the Lenders of written evidence that (A) such Recapture Liability was required to be paid, and was actually paid, to (or at the direction of) the relevant Restricted Operating Company Subsidiary by PEG under its Recapture Liability Indemnity with respect to the Santa Isabel Project or Spring Valley Project, as applicable, and (B) such Recapture Liability resulted solely from the Buyer being a Disqualified Person at the time of such Transfer.

(ii) Any Recapture Liability shared by PEG and the Lenders under this Section 8.2(b) shall be net of any set-offs, reductions or other mitigation received or realized by PEG, any Credit Party or the relevant Restricted Operating Company Subsidiary in respect of such Recapture Liability at the time of payment thereof. The Lender’s Recapture Liability may be further reduced by and setoff against the amount, if any, of any deficiency in the Lenders’ recovery from the sale of any Collateral.

-128-	CREDIT AGREEMENT (PATTERN REVOLVER)

(iii) To the extent, if any, that, under the Recapture Liability Indemnity for either the Santa Isabel Project or the Spring Valley Project, PEG (or any of its successors, assigns or Affiliates) receives any refund, reimbursement or rebate of any amounts paid in respect of any Recapture Liability for which the Lenders have shared liability under this Section 8.2(b), PEG (and such successors, assigns and Affiliates) shall repay to the Lenders on a pro rata basis the amounts paid under this Section 8.2(b) in respect of the shared Recapture Liability.

(c) Except to the extent, if any, that PEG is entitled under Section 8.2(b) to receive partial reimbursement from the Lenders of the Recapture Liability PEG has actually paid to the relevant Restricted Operating Company Subsidiary under its Recapture Liability Indemnity with respect to either or both of the Santa Isabel Project or Spring Valley Project, as applicable, the Lenders shall have no liability, obligation or exposure whatsoever with respect to any Recapture Liability, and no Credit Party, no Restricted Operating Company Subsidiary, and none of PEG, the Sponsor, any Successor Sponsor or any of their Affiliates shall have any claim on or right against any Lender for such liability, obligation or exposure or in respect of any Recapture Liability. Without limiting the generality of the foregoing, the Lenders shall have no liability, obligation or exposure whatsoever with respect to any Recapture Liability, other than as expressly provided in Section 8.2(b), including under any of the following circumstances:

(i) if there is any Transfer of the interests in or assets of the Santa Isabel Project or Spring Valley Project, as applicable, without Lender consent;

(ii) if there is any Transfer of the interests in or assets of the Santa Isabel Project or Spring Valley Project, as applicable, as a result of a sale directed or imposed by any Governmental Authority or other Person having jurisdiction or authority to direct or impose such Transfer (except where such a Transfer is directed or imposed by such Governmental Authority or other entity at the request of the Lenders);

(iii) if the Buyer breaches any representation or warranty notwithstanding that the representations and warranties and legal opinion have been obtained as contemplated in Section 8.2(a), and such misrepresentation directly or indirectly results in any Recapture Liability in respect of the applicable Project;

(iv) if the Buyer in fact is not a Disqualified Person at the time of such Transfer of the interests in, or assets of, the Santa Isabel Project or Spring Valley Project, as applicable, so that no Recapture Liability results from the Transfer, regardless of whether the Lenders obtain from the Buyer the representations and warranties contemplated in Section 8.2(a);

(v) if, in connection with a foreclosure or other exercise of remedies by the Lenders, the interests in the Borrowers or Restricted Subsidiaries (or the Project assets) with respect to the Santa Isabel Project or Spring Valley Project, as applicable, are Transferred to PEG or a PEG Affiliate (or to any Buyer owned or managed by any members of Management), or to any Sponsor, Successor Sponsor or Credit Party.

(d) Nothing in this Section 8.2 shall be read or construed as constituting a restriction or condition on the Secured Parties’ right to Transfer any Collateral to any Person at any time in connection with a foreclosure or other exercise of remedies in accordance with the Credit Documents.

-129-	CREDIT AGREEMENT (PATTERN REVOLVER)

(e) Any Lender liability with respect to shared Recapture Liability expressly provided in Section 8.2(b) shall be several and not joint in accordance with the Lenders’ respective Pro Rata Share.

(f) Notwithstanding anything in the Credit Documents to the contrary, for each of Santa Isabel Project and Spring Valley Project, the liability of the Agent and each Lender set forth in Section 8.2 with respect to such Project shall terminate (except for any unpaid liability of the Agent or Lenders under this Section 8.2 that arose as result of actions taken by the Agent or Lenders on or before the termination date) upon the earliest to occur of (i) the Santa Isabel Project or Spring Valley Project, as applicable, no longer being a Restricted Operating Company Subsidiary under the Credit Documents, (ii) the Transfer, expiration or termination of any Recapture Liability Indemnity provided by PEG, (iii) any act or omission (other than a default under this Agreement that in itself does not directly result in Recapture Liability) ) by any Credit Party or any of its Affiliates which causes the applicable Project’s Recapture Liability to become payable by PEG, (iv) the commencement of any bankruptcy or insolvency proceeding or similar event with respect to PEG, and (v) the occurrence of the date specified in clause (a) of the definition of Revolving Commitment Termination Date.

SECTION 9. AGENTS

9.1 Appointment of Agents

(a) Each of the Lenders and the Issuing Banks and, by their acceptance of the benefits hereof and the other Credit Documents, the other Secured Parties, hereby irrevocably appoints Royal Bank to act on its behalf as Administrative Agent and Royal Bank to act on its behalf as Collateral Agent hereunder and under the other Credit Documents and authorizes Administrative Agent and Collateral Agent, as applicable, to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent and Collateral Agent, as applicable by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 9 are solely for the benefit of Administrative Agent, Collateral Agent, the Lenders and the Issuing Banks, and neither Borrowers nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to Administrative Agent or Collateral Agent, as applicable, is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Governmental Rule. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) BMO is hereby appointed as Syndication Agent, and each Lender and Issuing Bank hereby authorizes the Syndication Agent to act as its agent in accordance with the terms hereof and the other Credit Documents. The Syndication Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. As of the Closing Date, BMO, in its capacity as Syndication Agent shall not have any obligations but shall be entitled to all benefits of this Section 9.

-130-	CREDIT AGREEMENT (PATTERN REVOLVER)

(c) Morgan Stanley Senior Funding, Inc. is hereby appointed as Documentation Agent, and each Lender and Issuing Bank hereby authorizes the Documentation Agent to act as its agent in accordance with the terms hereof and the other Credit Documents. The Documentation Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. As of the Closing Date, Morgan Stanley Senior Funding, Inc., in its capacity as Documentation Agent shall not have any obligations but shall be entitled to all benefits of this Section 9.

9.2 Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein regardless of whether a Default or Event of Default has occurred and is continuing.

9.3 General Immunity

(a) Reliance by Agents. Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Agents also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Revolving Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Banks, Agents may presume that such condition is satisfactory to such Lender or the Issuing Banks unless Agents shall have received notice to the contrary from such Lender or the Issuing Banks prior to the making of such Revolving Loan or the issuance of such Letter of Credit. Agents may consult with legal counsel (who may be counsel for Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(b) Exculpatory Provisions. No Agent nor any of its Representatives shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct as determined by final and nonappealable judgment of a court of competent jurisdiction. Each Agent shall be entitled to refrain from any act or the taking of any action

-131-	CREDIT AGREEMENT (PATTERN REVOLVER)

(including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent, in the case of any Agent other than Collateral Agent, shall have received instructions in respect thereof from Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) or, in the case of Collateral Agent, in accordance with the Pledge Agreements or other applicable Collateral Documents, and, upon receipt of such instructions from Required Lenders (or such other Lenders, as the case may be); provided that no Agent shall be required to take any action that in its opinion or the opinion of its counsel, may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law. Without prejudice to the generality of the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents, in the case of any Agent other than Collateral Agent, in accordance with the instructions of Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) or, in the case of Collateral Agent, in accordance with the Pledge Agreements or other applicable Collateral Document. No Agent shall, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose and shall not be liable for the failure to disclose, any information relating to Borrowers or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.

The Agents shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

(c) Delegation of Duties. Each of Administrative Agent and Collateral Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by it. Each of Administrative Agent, Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory, indemnification and other provisions of this Section 9.3 shall apply to any of the Related Parties of Administrative Agent or Collateral Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Collateral Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent or Collateral Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including

-132-	CREDIT AGREEMENT (PATTERN REVOLVER)

exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent or Collateral Agent, as the case maybe, and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

9.4 Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Revolving Loans and the Letters of Credit, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with the Credit Parties or any of their Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrowers for services in connection herewith and otherwise without having to account for the same to Lenders.

9.5 Lenders’ Representations, Warranties and Acknowledgment. Each Lender represents and warrants that, without reliance upon Administrative Agent or any other Lender or any of their Related Parties, it has made its own independent investigation of the financial condition and affairs of the Credit Parties in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Credit Parties. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Revolving Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

9.6 Resignation of Administrative Agent

(a) Administrative Agent or Collateral Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of Borrowers (such consent not to be unreasonably withheld, conditioned or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent or Collateral Agent, as applicable, gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders and Borrowers) (the “Resignation

-133-	CREDIT AGREEMENT (PATTERN REVOLVER)

Effective Date”), then the retiring Administrative Agent or Collateral Agent, as applicable, may (but shall not be obligated to) on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent or Collateral Agent, as applicable, meeting the qualifications set forth above and accepting such appointment. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent or Collateral Agent, as applicable, is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Governmental Rules, by notice in writing to Borrowers and such Person remove such Person as Administrative Agent or Collateral Agent, as applicable, and, with the consent of Borrowers (such consent not to be unreasonably withheld, conditioned or delayed), appoint a successor. The Person serving as Administrative Agent or Collateral Agent, as applicable, may be removed involuntarily for a material breach of its duties hereunder or under the other Credit Documents or for gross negligence or willful misconduct in connection with the performance of its duties hereunder or under the other Credit Documents, and then only upon an affirmative vote of the Required Lenders (excluding Administrative Agent or Collateral Agent, as applicable, from such vote and the Revolving Exposure attributable to the Administrative Agent or Collateral Agent from the amounts used to determine the portion of the Revolving Exposure necessary to constitute the required aggregate Revolving Exposure of the remaining Lenders), and, with the consent of Borrowers (such consent not to be unreasonably withheld, conditioned or delayed), appoint a successor. If in each case, no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders and Borrowers) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent or Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by Administrative Agent or Collateral Agent, as applicable, on behalf of the Lenders or the Issuing Banks under any of the Credit Documents, the retiring or removed Administrative Agent or Collateral Agent, as applicable, shall continue to hold such collateral security until such time as a successor Administrative Agent or Collateral Agent, as applicable, is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent or Collateral Agent, as applicable, all payments, communications and determinations provided to be made by, to or through Administrative Agent or Collateral Agent, as applicable, shall instead be made by or to each Lender and Issuing Banks directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent or Collateral Agent, as applicable, as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent, as applicable, hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent or Collateral Agent, as applicable (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent or Collateral Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent or Collateral Agent shall be

-134-	CREDIT AGREEMENT (PATTERN REVOLVER)

discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section 9.6). After the retiring or removed Administrative Agent or Collateral Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Sections 9, and Sections 10.2 and 10.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent or Collateral Agent, as applicable, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent or Collateral Agent was acting as Administrative Agent or Collateral Agent, as applicable.

9.7 Collateral Documents and Guaranty

(a) Agents under Collateral Documents and Guaranty. Each Lender hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect to the Guaranty, the Collateral and the Collateral Documents. Subject to Section 10.5, without further written consent or authorization from Lenders, Administrative Agent or Collateral Agent, as applicable may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral (x) that is the subject of a sale or other disposition of assets permitted hereby, (y) to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented or (z) upon termination of the Revolving Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to Administrative Agent and the Issuing Bank shall have been made) or (ii) release any Guarantor from the Guaranty pursuant to Section 7.11 or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented.

(b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, Borrowers, Administrative Agent, Collateral Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale, Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale.

9.8 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers and Bookrunners, the Syndication Agent or the Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as Administrative Agent, Collateral Agent, Lender or Issuing Bank hereunder.

-135-	CREDIT AGREEMENT (PATTERN REVOLVER)

SECTION 10. MISCELLANEOUS

10.1 Notices

(a) Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Credit Party, Administrative Agent, Collateral Agent, or the Issuing Banks, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Appendix B; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its administrative questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its administrative questionnaire then in effect for the delivery of notices that may contain material non-public information relating to Borrowers).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or five (5) Business Days after depositing it in the United States mail with postage prepaid and properly addressed; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent and the Issuing Banks, provided that the foregoing shall not apply to notices to any Lender or the Issuing Banks pursuant to Section 2 if such Lender or the Issuing Banks, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Administrative Agent or Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet

-136-	CREDIT AGREEMENT (PATTERN REVOLVER)

website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) Change of Address, Etc. Each of Borrowers, Administrative Agent, and the Issuing Bank may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to Borrowers, Administrative Agent, and the Issuing Bank. In addition, each Lender agrees to notify Administrative Agent from time to time to ensure that Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(d) Reliance by Administrative Agent, Issuing Bank and Lenders. Administrative Agent, the Issuing Bank and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Borrowing Notice And Certificates or Letter of Credit Applications) purportedly given by or on behalf of Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to and other telephonic communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.2 Expenses. Whether or not the transactions contemplated hereby shall be consummated, Borrowers agree to pay promptly upon demand (a) all the actual and reasonable costs and expenses incurred by Administrative Agent and Collateral Agent of preparation of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the costs of furnishing all opinions by counsel for the Credit Parties; (c) all reasonable costs incurred (including, US, Canadian and other attorneys’ fees and any other legal expenses) and reasonable out-of-pocket expenses of Lenders, Administrative Agent and Collateral Agent, in connection with the negotiation, preparation, syndication, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrowers; (d) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of Collateral Agent, for the benefit of Secured Parties, including, without duplication of amounts paid pursuant to Section 2.17, filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of one counsel to Administrative Agent and Collateral Agent; (e) all the actual costs and reasonable fees, expenses and disbursements of any Representatives (prior to any Default or Event of Default subject to the consent of Borrowers); (f) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (g) after the occurrence of an Event of Default and during its continuance, all costs and out-of-pocket expenses, including reasonable attorneys’ fees of

-137-	CREDIT AGREEMENT (PATTERN REVOLVER)

counsel to the Agents and the Lenders, and costs of settlement, incurred by Administrative Agent and Collateral Agent and any Lender in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any negotiations, refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings. The agreements in this Section 10.2 shall survive repayment of the Revolving Loans and all other amounts payable hereunder. All fees and disbursements payable to US or Canadian counsel in connection with this Agreement and the other Credit Documents shall be paid on a full indemnity basis.

10.3 Indemnity

(a) In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend, indemnify, pay promptly upon demand and hold harmless, each Agent, Lender and Issuing Bank and their respective Related Parties (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent (i) such Indemnified Liabilities are found by a final and nonappealable judgment of a court of competent jurisdiction to arise from the gross negligence or willful misconduct of that Indemnitee, (ii) such Indemnified Liabilities are found by a final and nonappealable judgment of a court of competent jurisdiction to arise out of a breach of any obligation of such Indemnitee due to its gross negligence or willful misconduct under this Agreement and the other Credit Documents, including to the wrongful dishonor by an Issuing Bank of a proper demand for payment made under any Letter of Credit issued by it or (iii) such Indemnified Liabilities arise out of any dispute solely among Indemnitees (other than claims against any Indemnitee in its capacity or in fulfilling its role as Agent and the other Credit Documents and other than any claims involving any act or omission on the part of Borrowers, their Restricted Subsidiaries or any other Affiliates). To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any Governmental Rule or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable Governmental Rules to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them. Without limiting the provisions of Section 2.17(d), this Section 10.3(a) shall not apply with respect to Taxes other than Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b) To the extent that Borrowers for any reason fail to indefeasibly pay any amount required under Sections 10.2 and 10.3(a) to be paid by it to any Agent (or any sub-agent thereof), the Issuing Banks, or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Agent (or any such sub-agent), the Issuing Banks, or such Related Party, as the case may be, such Lender’s Pro Rata Share of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or any such sub-agent) or the Issuing Banks in its

-138-	CREDIT AGREEMENT (PATTERN REVOLVER)

respective capacity as such, or against any Related Party of any of the foregoing acting for such Agent (or any such sub-agent) or the Issuing Banks in connection with such capacity. The obligations of the Lenders under this subsection (b) are subject to the provisions of Section 2.13.

(c) To the extent permitted by applicable Governmental Rules, no Credit Party shall assert, and each Credit Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Revolving Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Credit Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. No Indemnitee above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(d) To the extent permitted by applicable Governmental Rules, no Indemnitee shall assert, and each Indemnitee hereby waives, any claim against the Credit Parties and their respective Subsidiaries and Affiliates, or Representatives, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Revolving Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Indemnitee hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided that nothing contained in this sentence shall limit the Credit Parties’ indemnity obligations under the Credit Documents to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such Indemnitee is entitled to indemnification hereunder.

The agreements in this Section 10.3 shall survive the resignation of Administrative Agent, the Issuing Bank, the replacement of any Lender, the termination of the Revolving Commitments and the repayment of the Revolving Loans and all other amounts payable hereunder.

10.4 Set-Off. In addition to any rights now or hereafter granted under applicable Governmental Rules and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default each Lender, each Issuing Bank and each of their

-139-	CREDIT AGREEMENT (PATTERN REVOLVER)

respective Affiliates is hereby authorized by each Credit Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender, Issuing Bank or Affiliate of such Lender or Issuing Bank to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender, Issuing Bank or Affiliate of such Lender or Issuing Bank hereunder, the Letters of Credit and participations therein and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, the Letters of Credit and participations therein or with any other Credit Document, irrespective of whether or not (a) such Lender, Issuing Bank or Affiliate of such Lender or Issuing Bank shall have made any demand hereunder or (b) the principal of or the interest on the Revolving Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Sections 2.14 and 2.19 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent, Issuing Banks, Lenders and their respective Affiliates, and (y) Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Bank and each of their respective Affiliates under this Section 10.4 are in addition to other rights and remedies (including other rights of setoff) that such Lender, Issuing Bank or Affiliate of such Lender or Issuing Bank may have.

10.5 Amendments and Waivers

(a) Required Lenders’ Consent. Subject to Section 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Required Lenders; provided that any term of the Credit Documents may be amended or waived by Borrowers and Administrative Agent (or if applicable, Collateral Agent) without the consent of any other party if that amendment or waiver is to cure defects or omissions, resolve ambiguities or inconsistencies or reflect changes of a minor, technical or administrative nature, or otherwise for the benefit of all or any of the Secured Parties.

(b) Affected Lenders’ Consent. Without the written consent of each Lender (other than a Defaulting Lender) that would be directly affected thereby, no amendment, modification, termination, or consent (including amendments or modifications to any relevant definitions in Section 1) shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Revolving Loan or Note of such Lender;

-140-	CREDIT AGREEMENT (PATTERN REVOLVER)

(ii) increase any Revolving Commitment of any Lender over the amount thereof then in effect without the consent of such Lender;

(iii) reduce the rate of interest on any Revolving Loan of such Lender (other than any waiver of any increase in the interest rate applicable to any Revolving Loan pursuant to Section 2.8) or any fee or other payment obligations payable hereunder to such Lender; provided that any amendment or other modification of any financial covenant definition in this Agreement shall not constitute a reduction in the rate of interest for the purpose of this clause (iii);

(iv) extend the time for payment of any such interest or fees payable to a Lender under this Agreement without the written consent of the Lender to which such interest or fee is payable (including the waiver of any mandatory prepayment);

(v) reduce the principal amount of any Revolving Loan or any reimbursement obligation in respect of any Letter of Credit due to such Lender;

(vi) solely in the event there are less than five (5) Lenders at the time such consent is requested, amend, modify, terminate or waive any provision of Sections 2.3, 2.14, 2.21, 2.22, 3.1, 5.16, 6.1 (but only to the extent that the requested amendment, modification or waiver results in Indebtedness of the Credit Parties and the Restricted Operating Company Subsidiaries on an aggregate basis that is greater than such Indebtedness as of the Closing Date), 6.2 (except with respect to Section 6.2(f)), 6.3, 6.7, 6.8, 6.11 (a), 6.12, 6.18, 10.5(b) or 10.5(c);

(vii) amend the definition of “Required Lenders” or “Pro Rata Share”; provided, with the consent of Required Lenders additional extensions of credit pursuant hereto may be included in the determination of “Required Lenders” or “Pro Rata Share” on substantially the same basis as the Revolving Commitments and the Revolving Loans are included on the Closing Date;

(viii) amend the definition of “Completion”;

(ix) release or otherwise Transfer (x) any portion of the Collateral (other than any release or Transfer of Collateral pursuant to and in compliance with Sections 6.8 and 6.18), or (y) any Guarantor from its Guaranty except as expressly provided in the Credit Documents;

(x) waive any Event of Default described in Sections 8.1(f) or 8.1(g);

(xi) consent to the Transfer by any Credit Party of any of its rights and obligations under any Credit Document; and

(xii) amend, modify, terminate or waive any provision of Section 8.2 or the Project Waivers.

-141-	CREDIT AGREEMENT (PATTERN REVOLVER)

(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

(i) amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent; or

(ii) amend, modify, terminate or waive any provision hereof relating to the Letters of Credit without the consent of each Issuing Bank; provided, that Borrowers may amend, modify, terminate or waive any Letter of Credit or any Issuer Document issued or to be issued by an Issuing Bank with only the consent of such Issuing Bank.

(d) Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) in accordance with Section 2.21.

10.6 Successors and Assigns; Participations; Sale and Transfer Limitations

(a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of Administrative Agent and all Lenders, other than in connection with a Permitted Restructuring Transaction or a Permitted Transfer. No Lender may Transfer or participate any of its rights under the Credit Documents except as set forth in this Section 10.6 and the penultimate sentence of Section 2.20. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, participants to the extent provided in Section 10.6(f), sub-agents to the Agents to the extent provided in Section 9.3(c), PEG with respect to Lenders’ reimbursement obligations with respect to Recapture Liability (if any) provided in Section 8.2(b), and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register. Administrative Agent, acting solely for this purpose as an agent of Borrowers (and such agency being solely for tax purposes), shall maintain at Administrative Agent’s Principal Office a copy of each Assignment Agreement delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the

-142-	CREDIT AGREEMENT (PATTERN REVOLVER)

Lenders, and the Commitments of, and principal amounts (and stated interest) of the Revolving Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrowers, Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(c) Right to Assign. Each Lender shall have the right at any time to Transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Revolving Commitment or Revolving Loans (including participations in L/C Obligations) or other Obligation owing to it, to any Person meeting the criteria of “Eligible Assignee” (subject to Section 10.6(g)) consented to by Borrowers (not to be unreasonably withheld, conditioned or delayed); provided that no consent of Borrowers shall be required (x) in the case of a Transfer to an Affiliate of a Lender, (y) if an Event of Default has occurred and is continuing or (z) in the case of any Lender, for a Transfer of any Revolving Loan and any Revolving Commitment to a Lender; provided that, Borrowers shall be deemed to have consented to such Transfer unless it shall object thereto by written notice to Administrative Agent within five (5) Business Days after having received written notice thereof.

(d) Mechanics.

(i) Assignments and assumptions of Revolving Loans and Revolving Commitments shall only be effected by execution and delivery to Administrative Agent of an Assignment Agreement together with a processing and recordation fee in the amount of three thousand five hundred Dollars ($3,500); provided, however, that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. Assignments made pursuant to the foregoing provision shall be effective as of the effective date specified in each Assignment Agreement (the “Assignment Effective Date”). Any assignee of any Lender under Section 10.6(c) (an “Assignee”) shall, if not already a Lender, deliver to Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about Borrowers and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable Governmental Rules, including Federal, state and provincial securities laws. In connection with all assignments there shall also be delivered to Administrative Agent and Borrowers such forms, certificates or other evidence, if any, with respect to United States federal tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.17(g).

(ii) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment,

-143-	CREDIT AGREEMENT (PATTERN REVOLVER)

purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrowers and Administrative Agent, the applicable Pro Rata Share of Revolving Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent, Issuing Banks, and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Revolving Loans and participations in Letters of Credit. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Governmental Rules without compliance with the provisions of this Section 10.6(d)(ii), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(e) Effect of Assignment. Subject to the terms and conditions of this Section 10.6 (including recordation of the assignment in the Register pursuant to Section 10.6(b)), as of the “Assignment Effective Date” (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Revolving Loans and Revolving Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, (y) an assigning Issuing Bank shall continue to have all rights and obligations thereof with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder and (z) such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder to the extent provided hereunder); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender; (iii) the Revolving Commitments shall be modified to reflect the Revolving Commitment of such assignee; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Borrowers, at its expense, shall issue and deliver new Notes, if so requested by the assignee or assigning Lender, to such assignee or to such assigning Lender, with appropriate insertions, to reflect the new Revolving Commitments or outstanding Revolving Loans of the assignee or the assigning Lender. Any Transfer by a Lender of rights or obligations under this Agreement that does not comply with Section 10.6(c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.6(f).

(f) Participations. Each Lender shall have the right at any time to sell one or more participations to any Eligible Assignee (subject to Section 10.6(g)) in all or any part of its

-144-	CREDIT AGREEMENT (PATTERN REVOLVER)

Revolving Commitments, Revolving Loans (including such Lender’s participations in L/C Obligations) or in any other Obligation. The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except as set forth in any agreement between the applicable Lender and the holder of any such participation. Borrowers agree that each participant shall be entitled to the benefits of Sections 2.15(c), 2.16 and 2.17 (it being understood that the documentation required under Section 2.17(g) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.6(c); provided, (1) a participant shall not be entitled to receive any greater payment under Sections 2.15(c), 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Borrowers’ prior written consent, (2) a participant shall not be entitled to the benefits of Section 2.17 unless such participant complies with Section 2.17 as though it were a Lender and (3) a participant agrees to be subject to the provisions of Sections 2.18 and 2.20 as if it were an assignee under Section 10.6(c). Each Lender that sells a participation agrees, at Borrowers’ request and expense, to use reasonable efforts to cooperate with Borrowers to effectuate the provisions of Section 2.18 with respect to any participant. To the extent permitted by Governmental Rules, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided, such participant agrees to be subject to Section 2.14 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrowers, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Revolving Loans or other Obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Revolving Commitments, Revolving Loans, Letters of Credit or other Obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such Revolving Commitment, Revolving Loan, Letter of Credit or other Obligation is in registered form under Treasury Regulations section 5f.103-1(c). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(g) Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 10.6, any Lender may assign or pledge all or any portion of its Revolving Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including any Federal Reserve Bank or any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender as collateral security for such obligations or securities, or to any trustee for, or any other representative of, such holders as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, no Lender, as between Borrowers and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

-145-	CREDIT AGREEMENT (PATTERN REVOLVER)

(h) Resignation as Issuing Bank after Assignment. Notwithstanding anything to the contrary contained herein, if at any time an Issuing Bank assigns all of its Revolving Commitment and Revolving Loans pursuant to Section 10.6(c) above, such Issuing Bank may, upon sixty (60) days’ notice to Borrowers and the Lenders, resign as Issuing Bank. In the event of any such resignation as Issuing Bank, Borrowers shall be entitled to appoint among the Lenders a successor Issuing Bank which accepts such appointment hereunder; provided, however, that no failure by Borrowers to appoint any such successor shall affect the resignation of such Issuing Bank. The retiring Issuing Bank shall retain all the rights, powers, privileges and duties of the Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations with respect to L/C Borrowings pursuant to Section 2.2(c)). Upon the appointment of and acceptance by a successor Issuing Bank, (x) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and (y) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of such retiring Issuing Bank with respect to such Letters of Credit.

10.7 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8 Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and the making of any Credit Extension. Such representations and warranties have been or will be relied upon by Administrative Agent and each Lender, regardless of any investigation made by Administrative Agent or any Lender or on their behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Revolving Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.15, 2.16, 2.17, 2.18, 2.19, 10.1, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in Sections 2.14, 2.17, 10.1 and 10.10 and Article 9 shall survive the payment of the Revolving Loans, the cancellation or expiration of the Letters of Credit, the reimbursement of any amounts drawn thereunder, and the termination hereof.

10.9 No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of

-146-	CREDIT AGREEMENT (PATTERN REVOLVER)

any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any Governmental Rule or in any of the other Credit Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

Notwithstanding anything to the contrary contained herein or in any other Credit Document, the authority to enforce rights and remedies hereunder and under the other Credit Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Administrative Agent in accordance with Section 8.1 for the benefit of all the Lenders and the Issuing Banks; provided, however, that the foregoing shall not prohibit (a) Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Credit Documents, (b) any Issuing Bank from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank, as the case may be) hereunder and under the other Credit Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.4 (subject to the terms of Section 2.14), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Credit Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to Administrative Agent pursuant to Section 8.1 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.14, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.10 Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or Administrative Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, any other state, provincial or federal Governmental Rule or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred. Each Lender and Issuing Bank severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and Issuing Banks under the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

-147-	CREDIT AGREEMENT (PATTERN REVOLVER)

10.11 Severability. In case any provision in or obligation hereunder or any Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12 Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and not joint and no Lender shall be responsible for the obligations or Revolving Commitment of any other Lender hereunder or to make payments pursuant to Section 10.3(b). Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The failure of any Lender to make any Revolving Loan, to fund any such participation or to make any payment under Section 10.3(b) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for failure of any other Lender to so make its Revolving Loan, to purchase its participation or to make its payment under Section 10.3(b). The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, subject to Section 9.7(b), each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), Borrowers and each other Credit Party acknowledges and agrees that: (i) (A) the services regarding this Agreement provided by Agents, Lead Arrangers, Issuing Banks and the Lenders are arm’s-length commercial transactions between Borrowers, each other Credit Party and their respective Affiliates, on the one hand, and Agents, Lead Arrangers, Issuing Banks and the Lenders, on the other hand, (B) Borrowers and each other Credit Party have consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) Borrowers and each other Credit Party are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the Credit Documents; (ii) (A) each Agent, Lead Arranger, Issuing Banks and Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrowers, any other Credit Party or any of their respective Affiliates, or any other Person and (B) neither any Agent, any Lead Arranger any Issuing Bank nor any Lender has any obligation to Borrowers, any other Credit Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) Agents, Lead Arrangers, Issuing Banks and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrowers, the other Credit Parties and their respective Affiliates, and neither any Agent, any Lead Arranger any Issuing Bank nor any Lender has any obligation to disclose any of such interests to Borrowers, any other Credit Party or any of their respective Affiliates. To the fullest extent permitted by law, each of Borrowers and each other Credit Party hereby waives and releases any claims that it may have

-148-	CREDIT AGREEMENT (PATTERN REVOLVER)

against Agents, Lead Arrangers, Issuing Banks or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.14 Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.15 APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

10.16 CONSENT TO JURISDICTION. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY CREDIT PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (a) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NON-EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY ANY AGENT IN RESPECT OF RIGHTS UNDER ANY COLLATERAL DOCUMENT GOVERNED BY THE GOVERNMENTAL RULES OTHER THAN THE GOVERNMENTAL RULES OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO); (b) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (c) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (d) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (c) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (e) AGREES AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY GOVERNMENTAL RULES OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

10.17 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY HEREBY AGREES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE GOVERNMENTAL RULES, ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR DIRECTLY OR INDIRECTLY ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED

-149-	CREDIT AGREEMENT (PATTERN REVOLVER)

(WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.17 AND EXECUTED BY THE PARTY AGAINST WHICH ENFORCEMENT IS SOUGHT), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT. EACH PARTY HERETO CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OR ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER.

10.18 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable Governmental Rules shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Revolving Loans made hereunder shall bear interest at the Highest Lawful Rate until, to the extent permitted by Governmental Rules, the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Revolving Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by Governmental Rules, Borrowers shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Borrowers to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be deemed to be adjusted to the Highest Lawful

-150-	CREDIT AGREEMENT (PATTERN REVOLVER)

Rate as if such excess had never existed, cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Revolving Loans made hereunder or be refunded to Borrowers.

10.19 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (i.e., “pdf” or “tif” shall be effective as delivery of an original executed counterpart of this Agreement.

10.20 Effectiveness. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrowers and Administrative Agent of written, electronic or telephonic notification of such execution and authorization of delivery thereof.

10.21 Patriot Act. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Borrowers, which information includes the name and address of Borrowers and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrowers in accordance with the Act.

10.22 Canadian AML Legislation. Each Borrower acknowledges that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable Canadian anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws (collectively, including any guidelines or orders thereunder and all as amended from time to time or any successors thereto, “Canadian AML Legislation”), Administrative Agent and Lenders may be required to obtain, verify and record information regarding Borrowers and their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of Borrowers, and the transactions contemplated hereby and in that regard, without limiting the generality of the foregoing, may require that the authorized signing officers who will be signing this Agreement, and other Credit Documents (each, a “signatory”) shall have made themselves available to Administrative Agent or Lender in person, and shall have produced to Administrative Agent or Lender a minimum of two unexpired identification documents (at least one of which must be a birth certificate, driver’s license, passport, provincial health insurance card, if permitted by the applicable provincial Governmental Rules, or other government-issued document) and permitted examination and the making of copies of same with a view to Administrative Agent or Lender gathering the full names of, and the dates of birth of each such signatory, the type of identification document examined, the reference numbers of each of the identification documents examined (collectively, the “Personal Information”) and such Personal Information (together with photocopies of each identification document examined) shall have been provided to Lender on or prior to the date hereof. Each Borrower shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by Administrative Agent or Lender, or any prospective assignee or participant of a Lender, in order to comply with the Canadian AML Legislation.

-151-	CREDIT AGREEMENT (PATTERN REVOLVER)

10.23 Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Governmental Rules, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Governmental Rules based on the Uniform Electronic Transactions Act.

10.24 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of Borrowers in respect of any such sum due from it to Administrative Agent, any Issuing Bank or any Lender hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by Administrative Agent, such Issuing Bank or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, Administrative Agent, such Issuing Bank or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to Administrative Agent, any Issuing Bank or any Lender from Borrowers in the Agreement Currency, Borrowers agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Administrative Agent, such Issuing Bank or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to Administrative Agent, any Issuing Bank or any Lender in such currency, Administrative Agent, such Issuing Bank or such Lender, as the case may be, agrees to return the amount of any excess to Borrowers (or to any other Person who may be entitled thereto under applicable Governmental Rules).

10.25 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

10.26 No Recourse to Sponsor or PRHC. Anything herein to the contrary notwithstanding, the obligations of the Credit Parties under this Agreement and the other Credit Documents, and any certificate, notice, instrument or document delivered pursuant hereto or thereto are obligations of the Credit Parties, as applicable, and do not constitute a debt or obligation of (and no recourse shall be had with respect thereto to) the Sponsor or PRHC or any of their Affiliates, or any shareholder, partner, member, officer, director or employee of the Sponsor, PRHC or such Affiliates, other than the Credit Parties (collectively, the “Non-Recourse Parties”), except to the extent of the obligations of any such Non-Recourse Party expressly provided for in any of the Credit Documents. Except for actions under or in respect of

-152-	CREDIT AGREEMENT (PATTERN REVOLVER)

the Credit Documents to which they are a party, no action shall be brought against the Non-Recourse Parties, and no judgment for any deficiency upon the obligations hereunder or under the other Credit Documents, shall be obtainable by any Secured Party against the Non-Recourse Parties; provided that nothing contained in this Section 10.26 shall be deemed to release any Non-Recourse Party from liability for its own fraudulent actions or willful misconduct.

10.27 Disclaimer NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY AND WITHOUT LIMITING SECTION 10.3(C), TO THE EXTENT PERMITTED BY APPLICABLE GOVERNMENT RULES, NO CLAIM MAY BE MADE BY ANY CREDIT PARTY OR ANY OF ITS AFFILIATES AGAINST ANY INDEMNITEE OR ANY OF THEIR RESPECTIVE AFFILIATES FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATING TO, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION WITH THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS, AND EACH CREDIT PARTY (ON BEHALF OF ITSELF AND ITS AFFILIATES) HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY CLAIM FOR ANY SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

[Signature pages follow]

-153-	CREDIT AGREEMENT (PATTERN REVOLVER)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

PATTERN US FINANCE COMPANY LLC, as US Borrower

By:	/s/ Daniel M. Elkort
	Name:	Daniel M. Elkort
	Title:	Vice President

PATTERN CANADA FINANCE COMPANY ULC, as Canada Borrower

By:	/s/ Daniel M. Elkort
	Name:	Daniel M. Elkort
	Title:	Vice President

PATTERN GULF WIND EQUITY LLC, as Guarantor and US Restricted Holding Company Subsidiary

By:	/s/ Daniel M. Elkort
	Name:	Daniel M. Elkort
	Title:	Vice President

CREDIT AGREEMENT (PATTERN REVOLVER)

HATCHET RIDGE HOLDINGS LLC,
as Guarantor and US Restricted Holding Company Subsidiary

By:	/s/ Daniel M. Elkort
	Name:	Daniel M. Elkort
	Title:	Vice President

NEVADA WIND HOLDINGS LLC, as Guarantor and US Restricted Holding Company Subsidiary

By:	/s/ Daniel M. Elkort
	Name:	Daniel M. Elkort
	Title:	Vice President

SANTA ISABEL HOLDINGS LLC, as Guarantor and US Restricted Holding Company Subsidiary

By:	/s/ Daniel M. Elkort
	Name:	Daniel M. Elkort
	Title:	Vice President

PATTERN ST. JOSEPH HOLDINGS INC., as Canada Restricted Holding Company Subsidiary

By:	/s/ Daniel M. Elkort
	Name:	Daniel M. Elkort
	Title:	Vice President

CREDIT AGREEMENT (PATTERN REVOLVER)

ROYAL BANK OF CANADA,
as Administrative Agent

By:	/s/ Yvonne Brazier
	Name:	Yvonne Brazier
	Title:	Manager, Agency

CREDIT AGREEMENT (PATTERN REVOLVER)

ROYAL BANK OF CANADA,
as Lender and Issuing Bank

By:	/s/ Frank Lambrinos
	Name:	Frank Lambrinos
	Title:	Authorized Signatory

CREDIT AGREEMENT (PATTERN REVOLVER)

BANK OF MONTREAL, CHICAGO BRANCH
as Lender and Issuing Bank

By:	/s/ Yacouba Kane
	Name:	Yacouba Kane
	Title:	Vice President

CREDIT AGREEMENT (PATTERN REVOLVER)

BANK OF MONTREAL
as Syndication Agent

By:	/s/ Guy Amato
	Name:	Guy Amato
	Title:	Managing Director

By:	/s/ Damien Duprey
	Name:	Damien Duprey
	Title:	Vice President

CREDIT AGREEMENT (PATTERN REVOLVER)

MORGAN STANLEY BANK, N.A.,
as Lender and Issuing Bank

By:	/s/ Michael King
	Name:	Michael King
	Title:	Authorized Signatory

CREDIT AGREEMENT (PATTERN REVOLVER)

ROYAL BANK OF CANADA,
as Collateral Agent

By:	/s/ Yvonne Brazier
	Name:	Yvonne Brazier
	Title:	Manager, Agency

CREDIT AGREEMENT (PATTERN REVOLVER)

APPENDIX A

TO CREDIT AND GUARANTY AGREEMENT

Revolving Commitments

Lender	Revolving Commitment	Pro Rata Share
Royal Bank of Canada, acting through its New York Branch	$40,000,000.00	33.33%
Bank of Montreal, Chicago Branch	$40,000,000.00	33.33%
Morgan Stanley Bank, N.A.	$40,000,000.00	33.33%

Annex A-1	CREDIT AGREEMENT (PATTERN REVOLVER)